   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 2000
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                   MCMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                DELAWARE                                     3679
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            83 GREAT OAKS BOULEVARD
                           SAN JOSE, CALIFORNIA 95119
                                 (408) 284-3500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ANGELO M. NINIVAGGI
                                   MCMS, INC.
                              16399 FRANKLIN ROAD
                               NAMPA, IDAHO 83687
                                 (208) 898-2600

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                 FREDERICK TANNE                                  WILLIAM J. GRANT, JR.
                 ANDREW E. NAGEL                                 WILLKIE FARR & GALLAGHER
                 KIRKLAND & ELLIS                                   787 SEVENTH AVENUE
                 CITIGROUP CENTER                                   NEW YORK, NY 10019
               153 EAST 53RD STREET                                   (212) 728-8000
             NEW YORK, NEW YORK 10022
                  (212) 446-4800

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                   TITLE OF EACH CLASS OF                        MAXIMUM AGGREGATE       AMOUNT OF REGISTRATION
                SECURITIES TO BE REGISTERED                        OFFERING PRICE               FEE (1)
----------------------------------------------------------------------------------------------------------------
Common shares, $.01 par value...............................        $115,000,000                $30,360
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus (Not Complete)
Issued                 , 2000

                                                   SHARES

                                     [LOGO]

                                   MCMS, INC.
                              CLASS A COMMON STOCK

                         ------------------------------

     MCMS is offering shares of Class A common stock in an initial public offering. No public market currently exists for our common stock. We anticipate that the initial public offering price for our shares will be between $
and $        per share.

                         ------------------------------

     We have applied to have our Class A common stock approved for quotation on the Nasdaq National Market under the symbol "MCMS."

                         ------------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                         ------------------------------

                                                              Per Share     Total
                                                              ---------     -----
Offering Price..............................................  $            $
Underwriting Discounts and Commissions......................  $            $
Offering Proceeds to MCMS, before expenses..................  $            $

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     MCMS has granted the underwriters the right to purchase up to an additional shares of Class A common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering. Banc of America Securities LLC expects to deliver the shares of Class
A common stock to investors on                 , 2000.

                         BANC OF AMERICA SECURITIES LLC
                         ------------------------------
              The date of this prospectus is                , 2000

Inside the front cover will be eight pictures depicting the following:


1.   Picture of the Nampa, Idaho facility.

2.   Picture of technician performing computer aided design work.

3.   Picture of production floor.

4.   Picture of printed circuit board manufacturing process.

5.   Picture of worker on assembly line.

6.   Picture of printed circuit board assembly.

7.   Picture of integrated circuit test equipment and fixture.

8.   Picture of system assembly operation.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     8
Use of Proceeds.......................    16
Dividend Policy.......................    16
The Reclassification..................    16
Capitalization........................    17
Dilution..............................    18
Selected Financial Data...............    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    22
Business..............................    31

                                        PAGE
                                        ----
Management............................    44
Related Party Transactions............    51
Principal Stockholders................    52
Description of Indebtedness...........    54
Description of Capital Stock..........    56
Shares Eligible for Future Sale.......    59
Underwriting..........................    60
Legal Matters.........................    62
Experts...............................    62
Where You Can Find Additional
  Information.........................    62
Index to Financial Statements.........   F-1

                             ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     This preliminary prospectus is subject to completion prior to this offering.

     Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are forward-looking statements and are being provided in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "seek," "should," or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including the factors discussed under "Risk Factors."

     We own a registered trademark in the United Stated in "MCMS" and the MCMS logo. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

     Industry statistical data presented in this prospectus have been compiled from reports, publications and materials issued by a number of organizations, consulting firms and industry experts including: Ryan, Hankin & Kent, Strategis Group, International Data Corporation, KMI Market Research, Dataquest and Technology Forecasters, Inc. Although we have not independently verified the data, we believe that the information compiled by these organizations, consulting firms and industry experts which is referred to or presented in this prospectus is reliable. In addition, statistical data relating to us presented in this prospectus have been compiled from our internal surveys and schedules, which, while believed by us to be reliable, have not been verified by any independent sources.

                               PROSPECTUS SUMMARY

     This summary highlights information we present in greater detail elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of factors described under "Risk Factors" and elsewhere in this prospectus.

                                   MCMS, INC.

     We are a global leading provider of advanced electronics manufacturing services to original equipment manufacturers who primarily serve the data communications, telecommunications, and computer/memory module industries. We target customers that are technology leaders in rapidly growing markets, such as Internet infrastructure, wireless communications and optical networking, that have complex manufacturing services requirements and that seek to form long-term relationships with their electronics manufacturing services providers. We offer a broad array of electronics manufacturing services ranging from pre-production engineering to manufacturing, end-order fulfillment and after-sales product support.

     We deliver this broad range of services through six strategically located facilities in the United States, Mexico, Asia and Europe. We have long-standing relationships with networking and telecommunications industry leaders such as Cisco Systems, Inc., Extreme Networks, Inc., Alcatel Internetworking, Inc. and Nokia Corp. and have recently established relationships with several companies in the emerging areas of wireless communications and optical networking, including AT&T Wireless Services, Inc., JDS Uniphase Corporation, Alidian Networks, Inc., Digital Lightwave, Inc. and Tachion Networks, Inc. According to Technology Forecasters, Inc., a market research and consulting firm, we are among the 20 largest electronics manufacturing services companies worldwide. We believe that our competitive advantages in the areas of engineering, advanced manufacturing capabilities and operational flexibility position us to capitalize on the accelerating trend among original equipment manufacturers to outsource a broad range of manufacturing and related services for technologically advanced products.

     The electronics manufacturing services industry is expected to continue its strong growth as original equipment manufacturers, particularly those in the Internet infrastructure, wireless communications and optical networking markets, continue to expand rapidly and further utilize the value-added offerings delivered by electronics manufacturing services providers such as MCMS. According to Technology Forecasters, the global electronics manufacturing services industry is expected to grow at a compounded annual growth rate of 27%, from $78 billion in revenues in 1999 to $260 billion in 2004. Technology Forecasters estimates that the percentage of the total cost of goods sold that is outsourced for manufacture by original equipment manufacturers in the electronics industry will increase from 11% in 1999 to 26% in 2004. Technology Forecasters also projects that the larger electronics manufacturing services providers, those with annual revenues in excess of $500 million, will grow at a compounded annual growth rate of 35% over the same period. In addition, we believe that electronics manufacturing services companies who focus on the Internet infrastructure, wireless communications and optical networking markets will experience a higher rate of growth than the industry average. Established original equipment manufacturers in these markets are increasingly outsourcing a broadening array of complex design and manufacturing functions to electronics manufacturing service providers. In addition, emerging companies in these markets typically maintain little or no internal manufacturing capability, relying instead from their inception on the manufacturing resources of their sophisticated electronics manufacturing services providers.

                           OUR COMPETITIVE STRENGTHS

     The strength of our customer relationships has been built by our ability to consistently provide our customers with:

     Advanced Engineering Capabilities. We have developed advanced technical capabilities that enable us to support the complex manufacturing requirements of our existing customer base and to attract new customers. We support and develop these advanced technical capabilities with our staff of over 360 engineers and technicians and a patent portfolio consisting of 36 patents and 29 patent applications.

     Expertise in Internet Infrastructure, Wireless Communications and Optical Networking Markets. We believe that our experience and our early entry into the Internet infrastructure, wireless communications and optical networking markets makes us one of the few electronics manufacturing services providers capable of offering original equipment manufacturers advanced wireless and optical design and manufacturing services.

     Memory Module Expertise. We have been a leading provider of memory modules since 1984 and we are one of a limited number of electronics manufacturing services providers with significant memory module design, assembly and test capabilities.

     A Broad Range of Advanced Manufacturing and Fulfillment Services. Our ability to deliver a comprehensive manufacturing solution from design through end-order fulfillment and after-sales support reduces our customers' time to market and time to volume.

     Global Scale and Infrastructure. Our global presence allows us to shift manufacturing resources to the areas where our customers and their end-markets are located, reduce the time and cost required to bring our customers' products to market and simultaneously introduce our customers' products in major global markets. All of our locations utilize the same or functionally similar assembly and test equipment, information systems and quality procedures, which allow for a smooth transfer of production from one facility to another.

                                  OUR STRATEGY

     Our objective is to be a leading global provider of advanced electronics manufacturing services to a diverse group of leading and emerging original equipment manufacturers operating in the data communications, telecommunications and computer/memory module industries. To achieve this objective, we intend to continue to pursue the following strategies:

     - target long-term relationships with original equipment manufacturers in high growth markets;

     - provide a comprehensive set of advanced flexible manufacturing services;

     - maintain our position as a manufacturing technology leader;

     - provide advanced supply chain management; and

     - expand our global presence.

                            ------------------------

     Until September 2000, our company was incorporated in Idaho. In September 2000, we merged with a wholly-owned Delaware subsidiary, effectively becoming a Delaware corporation as further discussed in the section entitled "The Reclassification." We maintain our principal executive offices at 83 Great Oaks Boulevard, San Jose, California 95119. Our telephone number is (408) 284-3500. Our web site is www.mcms.com. This reference to our website is not an active hyperlink. The information contained in our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

                                  THE OFFERING

Class A common stock offered by
MCMS..................................            shares

Common stock to be outstanding after
this offering.........................            shares Class A common stock
                                                  shares Class B common stock*

Use of proceeds.......................     We intend to use substantially all of
                                           the net proceeds from this offering
                                           to redeem our outstanding redeemable
                                           preferred stock, repay notes held by
                                           some of our stockholders and pay down
                                           our revolving senior credit facility.

Proposed Nasdaq National Market
symbol................................     "MCMS"
------------
* Holders of our Class B common stock are entitled to the same rights, privileges, benefits and notices as the holders of Class A common stock, except that they are not entitled to vote, other than as required by law.

                            ------------------------

     The number of shares of Class A common stock that will be outstanding after the offering is based on the number of shares outstanding as of September 15, 2000. This number excludes:

     -                shares of Class A common stock issuable upon exercise of
       stock options outstanding as of September   , 2000, with a weighted
       average exercise price of $     per share;

     - additional shares of Class A common stock reserved for issuance under our option plans; and

     -                shares of Class A common stock issuable upon exercise of
       warrants at an average exercise price of $     .
                            ------------------------

     Please also note that, except where otherwise indicated:

     - the terms "we," "us," "our," "MCMS" and the "company" refer to MCMS, Inc., a Delaware corporation, and its predecessors and subsidiaries;

     - MCMS' fiscal year ends on the Thursday closest to August 31 and fiscal years are identified in this prospectus according to the calendar year in which they end;

     - the information in this prospectus assumes no exercise of the underwriters' over-allotment option; and

     - the information in this prospectus gives effect to our reincorporation in Delaware and the reclassification of all classes and series of our capital stock into two classes of common stock, which is discussed in greater detail elsewhere in this prospectus.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus. As adjusted information is provided for the balance sheet data as of June 1, 2000 to reflect the application of the net
proceeds from the sale of the                shares of Class A common stock
offered by MCMS after deducting estimated offering expenses, underwriting discounts and commissions.

                                                             FISCAL YEARS ENDED                 NINE MONTHS ENDED
                                                 ------------------------------------------   ---------------------
                                                 AUGUST 28,   SEPTEMBER 3,    SEPTEMBER 2,     JUNE 3,     JUNE 1,
                                                    1997          1998            1999          1999        2000
                                                 ----------   -------------   -------------   ---------   ---------
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales......................................   $292,379      $ 333,920       $ 432,715     $ 317,896   $ 312,546
Cost of goods sold.............................    258,982        303,251         407,354       300,310     298,000
                                                  --------      ---------       ---------     ---------   ---------
Gross profit...................................     33,397         30,669          25,361        17,586      14,546
Selling, general and administrative expenses...     12,560         15,798          22,491        16,855      18,126
                                                  --------      ---------       ---------     ---------   ---------
Income from operations.........................     20,837         14,871           2,870           731      (3,580)
Interest expense (income), net.................       (380)         9,212          19,652        14,669      16,340
Income tax provision (benefit).................      8,465           (930)         (3,497)       (3,497)         94
                                                  --------      ---------       ---------     ---------   ---------
Net income (loss)..............................     12,752         (1,809)        (13,947)      (11,103)    (20,014)
                                                  ========      =========       =========     =========   =========
Net income (loss) to common stockholders.......   $ 12,752      $  (3,459)      $ (17,539)    $ (13,781)  $ (22,990)
                                                  ========      =========       =========     =========   =========
Net income (loss) to common stockholders per
  share before extraordinary item -- basic and
  diluted......................................   $ 12,752      $   (1.36)      $   (3.38)    $   (2.63)  $   (4.57)
                                                  ========      =========       =========     =========   =========
Weighted average common shares
  outstanding -- basic and diluted.............      1,000      2,534,183       5,008,598     5,014,711   5,035,369

OTHER FINANCIAL DATA:
EBITDA(1)......................................   $ 29,656      $  27,263       $  17,943     $  11,640   $   9,135
Adjusted EBITDA(1).............................     29,656         27,463          19,420        13,063      10,305
Cash flow provided by (used in)
  Operating activities.........................     20,723          1,363         (11,004)       (8,728)      3,600
  Investing activities.........................    (23,969)       (19,752)        (17,085)      (13,902)     (5,247)
  Financing activities.........................        592         12,508          20,502        16,612       1,578
Capital expenditures...........................     24,120         20,164          17,111        13,913       5,305
Depreciation and amortization(2)...............      8,819         12,392          15,073        10,909      12,714

                                                                      THREE MONTHS ENDED
                                                              -----------------------------------
                                                              DECEMBER 2,    MARCH 2,    JUNE 1,
                                                                 1999          2000        2000
                                                              -----------    --------    --------
                                                                        (IN THOUSANDS)
QUARTERLY FINANCIAL DATA:
Net sales...................................................   $100,016      $99,055     $113,474
Gross profit................................................      6,104        3,062        5,379
EBITDA(1)...................................................      4,485          640        4,010
Adjusted EBITDA(1)..........................................   $  5,052      $ 1,008     $  4,246

                                                                  AS OF JUNE 1, 2000
                                                              ---------------------------
                                                                             PRO FORMA
                                                               ACTUAL      AS ADJUSTED(3)
                                                              ---------    --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $      --
Working capital.............................................     24,881
Total assets................................................    172,903
Long term debt, net of current portion......................    208,490
Redeemable preferred stock..................................     32,242
Total stockholders' deficit.................................   (153,723)

------------
(1) EBITDA is defined as income from operations plus depreciation and amortization. EBITDA is presented because we believe it is frequently used by investors in the evaluation of companies. Adjusted EBITDA is defined as EBITDA adjusted for management fees and other charges described in the following table. Neither EBITDA nor adjusted EBITDA should be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with United States GAAP. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

                                                      FISCAL YEARS ENDED                    NINE MONTHS ENDED
                                        -----------------------------------------------    --------------------
                                        AUGUST 28,      SEPTEMBER 3,      SEPTEMBER 2,     JUNE 3,     JUNE 1,
                                           1997             1998              1999           1999        2000
                                        -----------    --------------    --------------    --------    --------
EBITDA................................   $ 29,656         $ 27,263          $ 17,943       $ 11,640    $  9,135
Extraordinary management
  expenses(a).........................         --              231               395            325         491
Consulting/management fees(b).........         --              125               263            188         351
Non-capitalized BaaN expenses(c)......         --               --               272            195         113
Non-cash foreign exchange
  (gain)/loss.........................         --             (156)              547            715         215
                                         --------         --------          --------       --------    --------
  Total adjustments...................         --              200             1,477          1,423       1,170
                                         --------         --------          --------       --------    --------
Adjusted EBITDA.......................   $ 29,656         $ 27,463          $ 19,420       $ 13,063    $ 10,305
                                         ========         ========          ========       ========    ========

                                                                             QUARTER ENDED
                                                             ----------------------------------------------
                                                             DECEMBER 2,          MARCH 2,          JUNE 1,
                                                                1999                2000             2000
                                                             -----------          --------          -------
EBITDA.....................................................    $4,485              $  640           $4,010
Extraordinary management expenses(a).......................       290                 109               92
Consulting/management fees(b)..............................       123                 166               62
Non-capitalized BaaN expenses(c)...........................        76                  25               12
Non-cash foreign exchange (gain)/loss......................        78                  68               69
                                                               ------              ------           ------
  Total adjustments........................................       567                 368              235
                                                               ------              ------           ------
Adjusted EBITDA............................................    $5,052              $1,008           $4,245
                                                               ======              ======           ======

    --------------------
    (a) Includes recruiting fees and severance costs incurred for several of our senior managers.

    (b) Includes fees incurred for the use of outside consultants as well as the management fees paid to Cornerstone Equity Investors.

    (c) Represents the costs related to the implementation of our enterprise resource planning system.

(2) In the fiscal years ended September 3, 1998, and September 2, 1999, and the nine months ended June 3, 1999 and June 1, 2000, depreciation and amortization excludes $526,000, $943,000, $700,000 and $712,000, respectively, of deferred loan cost amortization that was included in interest expense.

(3) As adjusted data reflects the sale of the       shares of Class A common
    stock in this offering and the receipt and use of the proceeds, after deducting underwriting fees and estimated offering expenses.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our shares. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and related notes.

                  RISKS RELATING TO OUR BUSINESS AND INDUSTRY

ADVERSE CHANGES IN THE INDUSTRIES WE SERVE, INCLUDING REDUCED DEMAND FOR OUR SERVICES, WOULD LIKELY CAUSE OUR NET SALES AND PROFITABILITY TO DECLINE.

     Our business depends on the data communications, telecommunications and computer/memory module industries, which are characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. In addition, these industries are generally subject to rapid technological change and product obsolescence. If any of these factors or other factors reduce demand for our manufacturing services, our net sales and profitability would likely be negatively affected. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the markets we serve would likely cause our net sales and profitability to decline.

A SMALL NUMBER OF MAJOR CUSTOMERS ACCOUNTS FOR MOST OF OUR NET SALES, AND THE LOSS OF ANY OF THESE CUSTOMERS WOULD HARM US.

     We depend on a relatively small number of customers for a significant portion of our net sales. Our two largest customers in the first nine months of fiscal year 2000 were Cisco Systems, which represented approximately 40.4% of our net sales, and Extreme Networks, which represented approximately 10.8% of our net sales. In addition, our five largest customers in the first nine months of fiscal 2000 accounted for approximately 73.6% of our net sales. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our net sales. Because our major customers represent such a large part of our business, the loss of any of our major customers could negatively impact our business.

     Our major customers may not continue to purchase products and services from us at current levels or at all. In the past we have lost and in the future we could lose customers for a variety of reasons, including the acquisition of our customers by third parties, product discontinuation and customers' shifting of production to internal facilities or to our competitors. We may not be able to expand our customer base to make up any sales shortfalls if we lose one or more of our major customers. Our attempts to diversify our customer base and reduce our reliance on particular customers may not be successful. If we lose one or more of our major customers and are unable to adequately expand our customer base to make up the resulting sales shortfalls, our net sales and profitability may decline.

     Some of our major customers have internal policies which govern the maximum percentage of their supplier's business that their orders may constitute and/or the maximum percentage of a particular type of supply or service that may be purchased from a single supplier or vendor. If we are unable to expand and diversify our customer base, our major customers that have maximum percentage policies may reduce the amount of products and services that they currently purchase from us which could cause our net sales to decline.

WE ANTICIPATE THAT OUR NET SALES AND OPERATING RESULTS WILL FLUCTUATE, WHICH COULD AFFECT THE PRICE OF OUR COMMON STOCK.

     Our net sales and operating results have fluctuated and may continue to fluctuate significantly from quarter to quarter. A substantial portion of our net sales in any given quarter may depend on obtaining and fulfilling orders for assemblies to be manufactured and shipped in the same quarter in which those orders are received. Further, a significant portion of our net sales in a given quarter may depend on assemblies configured, completed, packaged and shipped in the final weeks of such quarter. Our operating results may fluctuate in the future as a result of many factors, including:

     - variations in customer orders relative to our manufacturing capacity;

     - variations in the timing of shipment of products to customers;

     - introduction and market acceptance of our customers' new products;

     - changes in competitive and economic conditions generally or in our customers' markets;

     - effectiveness of our manufacturing processes, including controlling costs;

     - changes in cost and availability of components or skilled labor;

     - the timing and price we pay for acquisitions and related acquisition costs; and

     - start-up costs associated with the launching of new customer programs or operations.

     We base our operating expenses on anticipated revenue levels and a high percentage of our operating expenses are relatively fixed in the short term. As a result, any unanticipated shortfall in revenue in a quarter would likely adversely affect our operating results for that quarter. Also, changes in our product assembly mix may cause our margins to fluctuate which could negatively impact our results of operations for that period. You should not consider our results in any period to be indicative of the results to be expected in any future period. It is possible that in one or more future periods our results of operations will fail to meet the expectations of securities analysts or investors, and the price of our common stock could decline significantly.

OUR AGREEMENTS WITH OUR CUSTOMERS ARE GENERALLY SHORT-TERM PURCHASE ORDERS, AND CANCELLATIONS, REDUCTIONS OR DELAYS IN CUSTOMER ORDERS WOULD ADVERSELY AFFECT OUR NET SALES AND PROFITABILITY.

     We generally obtain only short-term purchase orders or commitments from our customers, rather than long-term contracts. We work closely with our customers to develop forecasts for future orders, but these forecasts are not binding. Customers may cancel their orders, change production quantities from forecast volumes or delay production for a number of reasons which are beyond our control. Any significant delay, cancellation or reduction of orders from our customers could cause our net sales to decline significantly. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand could decrease our profitability and adversely affect our business, financial condition and results of operations.

WE HAVE A RECENT HISTORY OF NET LOSSES AND MAY EXPERIENCE FURTHER LOSSES IN THE FUTURE.

     We have consistently experienced net losses since the second quarter of fiscal 1998. We reported a net loss for fiscal year 1999 of $17.5 million and for fiscal year 1998 of $3.5 million. Due to our significant leverage and other factors, we may experience further net losses in the future. Although we intend to reduce our leverage using the net proceeds of this offering, we cannot predict whether, when or to what extent we will become consistently profitable.

SHORTAGES OR PRICE FLUCTUATIONS IN COMPONENT PARTS SPECIFIED BY OUR CUSTOMERS COULD DELAY PRODUCT SHIPMENTS AND REDUCE OUR PROFITABILITY.

     Many of the products we manufacture include components that are only available from a single supplier. Supply shortages for a particular component can delay production of all products using that component or cause cost increases in the services we provide. In the past, we have experienced, and we are currently experiencing, industry-wide shortages in some of the materials we use, such as capacitors, memory components, logic devices and enclosures. As a result, our suppliers have been forced to allocate available quantities among their customers and we have not been able to obtain all of the materials desired in a timely fashion. Our inability to obtain these needed materials has in some instance slowed production or assembly, and therefore delayed shipments to our customers, increased inventory levels, increased costs and reduced profitability. In certain circumstances, we may also bear the risk of periodic component price increases which could increase our costs and reduce our profitability.

     In addition, if we fail to manage our inventory effectively, we may be subject to fluctuations in materials costs, scrap and excess inventory, all of which could adversely affect our business, financial condition and results of operations. We are required to forecast our future inventory needs based upon the anticipated demand of our customers. If we are unable to accurately forecast this demand, we may experience a shortage or an excess of materials. A shortage of materials could lengthen production schedules and increase costs, while an excess of materials may increase the costs of maintaining inventory, adversely impact our liquidity, and increase the risk of inventory obsolescence, all of which may have a negative effect on our financial condition and results of operations.

INCREASED COMPETITION MAY RESULT IN DECREASED DEMAND OR PRICES FOR OUR SERVICES.

     The electronics manufacturing services industry is highly competitive and characterized by low profit margins. We compete against numerous electronics manufacturing service providers with global operations. In addition, current and prospective customers could evaluate the merits of manufacturing products internally. Consolidation in the electronics manufacturing services industry results in a continually changing competitive landscape. The consolidation trend in the industry also results in larger and more geographically diverse competitors who have significant combined resources with which to compete against us. Some of our competitors are less financially leveraged than we are and have substantially greater managerial, manufacturing, engineering, technical, financial, systems, sales and marketing resources than we do. These competitors may:

     - respond more quickly to new or emerging technologies;

     - have greater name recognition and geographic and market presence;

     - be better able to take advantage of acquisition opportunities;

     - adapt more quickly to changes in customer requirements;

     - devote greater resources to the development, promotion and sale of their services; and

     - have broader service offerings.

     We also may be operating at a cost disadvantage as compared to competitors who have greater direct buying power or who have lower cost structures. Increased competition from existing or potential competitors could result in price reductions, reduced profitability or loss of market share.

IF WE ARE UNABLE TO RESPOND TO RAPIDLY CHANGING TECHNOLOGIES AND PROCESS DEVELOPMENTS, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The markets for our products and services are characterized by rapidly changing technologies and continuing process developments. Our success will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products and services that meet changing customer needs and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. Our core technologies may encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. We may be unable to respond effectively to the technological requirements of the changing market. If we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of these technologies may require us to make significant capital investments. We may not be able to obtain capital for these purposes in the future, and our investments in new technologies may not result in commercially viable technological processes. If we were unable to successfully respond to these changing technologies and process developments, our net sales and profitability could be adversely affected.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO SUPPORT OUR FUTURE GROWTH.

     We expect to continue to have increasing working capital and capital expenditure requirements to expand our operations and remain competitive in the rapidly changing electronics manufacturing services industry. Our future success may depend on our ability to obtain additional financing to support our future growth, if any. We may not be able to obtain additional financing when we want or need it, and it may not be available on satisfactory terms. If we issue additional equity securities or convertible debt to raise capital, it may be dilutive to your ownership interest. In addition, any additional capital may have terms and conditions that adversely affect our business, such as financial or operating covenants.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, OUR BUSINESS MAY SUFFER.

     Our future success largely depends on the skills and efforts of our executive management and our engineering, program management, procurement, manufacturing and sales employees. The loss of services of any of our executives or other key personnel could negatively affect our business. Our continued growth will also require us to attract, motivate, train and retain additional skilled and experienced personnel. We face intense competition for such personnel. We may not be able to attract, motivate and retain personnel with the skills and experience needed to successfully manage our business and operations.

OUR FOREIGN OPERATIONS EXPOSE US TO INCREASED RISKS WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We currently have foreign operations in Malaysia, Mexico and Belgium. We may in the future expand into other international regions. We also purchase a significant number of components manufactured in foreign countries. Because of the scope of our international operations, we are subject to the following risks which could adversely impact our results of operations:

     - economic or political instability;

     - transportation delays and interruptions;

     - foreign currency exchange rate fluctuations;

     - increased employee turnover and labor unrest;

     - longer payment cycles;

     - greater difficulty in collecting accounts receivable;

     - difficulties in staffing and managing foreign personnel and diverse cultures; and

     - less developed infrastructures.

     In addition, changes in policies by the United States or foreign governments could negatively affect our operating results due to increased duties, increased regulatory requirements, higher taxation, currency conversion limitations, restrictions on the transfer of funds, the imposition of or increase in tariffs and limitations on imports or exports. Also, we could be negatively affected if our host countries revise their policies away from encouraging foreign investment or foreign trade, including tax holidays.

IF WE ARE UNABLE TO MANAGE OUR EXPANSION OR INTEGRATE ACQUIRED BUSINESSES, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY SUFFER.

     Since 1996, we have completed one acquisition and commenced operations at three new facilities. Our growth has placed and will continue to place a significant strain on our management, financial resources and information, operations and financial systems. If we are unable to manage our growth effectively, our business, financial condition and results of operations may suffer.

     As part of our business strategy, we expect to continue to expand our operations through the opening of new facilities, expanding existing facilities and by selectively making acquisitions. Competition for attractive manufacturing operations in our industry is substantial. Expanding our operations involves numerous risks, including:

     - difficulty in integrating operations, technologies, systems, and products and services of acquired companies;

     - diversion of management's attention;

     - disruption of operations;

     - failure to effectively enter markets in which we have limited or no prior experience and where competitors in such markets have stronger market positions; and

     - potential loss of key employees and customers of acquired companies.

     Acquisitions may have an adverse financial impact on our business as a result of various factors, including:

     - the potential liabilities of the acquired businesses;

     - increases in expenses and working capital requirements;

     - the dilutive effect of the issuance of additional equity securities;

     - the incurrence of additional debt;

     - the financial impact of transaction expenses; and

     - the amortization of goodwill and other intangible assets involved in any transactions that are accounted for using the purchase method of accounting, and possible adverse tax and accounting effects.

     We may not be able to identify suitable acquisition candidates or finance and complete transactions that we select. Failure to execute our acquisition strategy may adversely affect our business, financial condition and results of operations.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH WOULD NEGATIVELY AFFECT OUR ABILITY TO COMPETE.

     We believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. We rely on a combination of patent, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite these protections, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. We cannot be certain that patents we have or that may be issued as a result of our pending patent applications will protect or benefit us or give us adequate protection from competing technologies. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own. We believe that our proprietary technology does not infringe on the proprietary rights of others. However, if others assert valid infringement claims against us with respect to our past, current or future designs or processes, we could be required to enter into cross-licensing agreements, expensive royalty arrangements, indemnify third parties, develop non-infringing technologies or engage in costly litigation, which could negatively affect our business, financial condition and results of operations.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL AND WORKPLACE HEALTH AND SAFETY LAWS, WHICH EXPOSE US TO POTENTIAL FINANCIAL LIABILITY.

     Our operations are regulated under a number of federal, state, provincial, local and foreign environmental and workplace health and safety laws and regulations, which govern, among other things, the discharge of hazardous materials into the air, ground, and water as well as the handling, storage and disposal of these materials. Compliance with these laws is an important consideration for us because we do use hazardous materials in our manufacturing processes. We may be liable under environmental laws for the cost of cleaning up properties we own or operate if they are or become contaminated by the release of hazardous materials, regardless of whether we caused the release. Even if we fully comply with applicable environmental laws, we, along with any other person who arranges for the disposal of our wastes, may be liable for costs associated with an investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes if the sites become contaminated. In addition, we may be liable in the event employees and/or visitors are exposed to hazardous materials in excess of legally permissible exposure limits. In the event of a contamination or a violation of environmental and workplace health and safety laws, we could be held liable for damages including fines, penalties and the costs of remedial actions and could also be subject to revocation of our discharge permits. Any revocations could require us to cease or limit production at one or more of our facilities, thereby negatively affecting our operations. Environmental and workplace health and safety laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could have a material adverse effect on our business, financial condition and results of operations.

                     RISKS RELATED TO OUR CAPITAL STRUCTURE

WE EXPECT TO USE SUBSTANTIALLY ALL OF THE NET PROCEEDS OF THIS OFFERING TO REPAY INDEBTEDNESS AND, AS A RESULT, WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL AND LIQUIDITY REQUIREMENTS.

     We expect to use substantially all of the net proceeds of this offering to repay indebtedness and redeem our preferred stock. We expect that our principal sources of funds following this offering will be cash generated from operating activities and borrowings under our senior credit facility. As adjusted for this offering and our application of the proceeds, at June 1, 2000, we would have had
approximately $     million available to borrow under our senior credit
facility. These funds may not provide us with sufficient liquidity and capital resources to meet our current and future financial needs. We may require additional equity or debt financing to meet our working capital and capital expenditure requirements or to finance acquisitions. We may be unable to obtain additional financing when required or, if available, on terms satisfactory to us.

OUR CURRENT AND FUTURE INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND SEVERELY LIMIT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS.

     We are highly leveraged and plan to continue to incur indebtedness from time to time to finance acquisitions, working capital or capital expenditures or for other purposes. This debt has contributed to our shareholders' deficit which we expect will continue to exist following this offering and which could have adverse consequences for our business, including:

     - we may be more vulnerable to adverse general economic conditions;

     - we will be required to dedicate a substantial portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

     - we may have difficulty obtaining additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - we may have limited flexibility in planning for, or reacting to, changes in our business and industry;

     - we could be limited by financial and other restrictive covenants in our credit arrangements in our borrowing of additional funds; and

     - we may fail to comply with the covenants under which we borrowed our indebtedness which could result in an event of default. If an event of default occurs and is not cured or waived, it could result in all amounts outstanding, together with accrued interest, becoming immediately due and payable. If we were unable to repay such amounts, the lenders could proceed against any collateral granted to them to secure that indebtedness.

     Our ability to pay principal and interest on our indebtedness, to meet our financial and restrictive covenants and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond our control, as well as the availability of revolving credit borrowings under our senior credit facility or successor facilities. If cash flows from operating activities and availability under our senior credit facility are not sufficient to meet these obligations, we may require additional equity or debt financing. There can be no assurance that additional financing will be available on satisfactory terms when required.

THE TERMS OF OUR INDEBTEDNESS AGREEMENTS SIGNIFICANTLY RESTRICT OUR OPERATIONS.

     The terms of our current indebtedness agreements restrict, among other things, our ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. We are also required to maintain specified financial ratios and satisfy certain financial condition tests, which further restrict our ability to operate as we choose. Substantially all our assets and those of our subsidiaries are pledged as security under our senior credit facility. Please see "Description of Indebtedness."

CORNERSTONE EQUITY INVESTORS WILL CONTINUE TO HAVE SIGNIFICANT INFLUENCE OVER OUR BUSINESS AFTER THIS OFFERING, AND COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OR OTHER BUSINESS COMBINATION.

     Upon completion of this offering, an investment fund affiliated with
Cornerstone Equity Investors will hold approximately   % of our total
outstanding common stock and approximately   % of our Class A common stock.
Following this offering, pursuant to a shareholders agreement, three of our seven directors will be representatives of Cornerstone Equity Investors. Following completion of this offering, we expect to appoint at least one additional independent director. By virtue of such stock ownership and board representation, Cornerstone Equity Investors will continue to have a significant influence over all matters submitted to our stockholders, including the election of our directors, and to exercise significant control over our business, policies and affairs. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders. Please see "Related Party Transactions."

                        RISKS RELATING TO THIS OFFERING

THE INITIAL PUBLIC OFFERING PRICE IS SIGNIFICANTLY HIGHER THAN THE BOOK VALUE OF OUR COMMON STOCK, AND YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

     Prior investors paid a lower per share price than the price in this offering. The initial public offering price is substantially higher than the net book value per share of our outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will
incur immediate and substantial dilution of $     per share. In addition, we
have issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options or warrants are exercised, there will be further dilution to investors in this offering. Please see "Dilution."

FUTURE SALES OF OUR COMMON STOCK, INCLUDING THE SHARES PURCHASED IN THIS OFFERING, MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock in the public market by our shareholders after this offering, or the perception that such sales are likely to occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of September 15, 2000, upon
completion of this offering we will have outstanding      shares of common
stock, assuming no exercise of the underwriters' over-allotment option. Of these
shares, the      shares of common stock sold in this offering and      shares
held by existing shareholders will be freely tradable, without restriction, in the public market. After the lockup agreements pertaining to this offering
expire 180 days from the date of this prospectus, an additional      million
shares will be eligible for sale in the public market. In addition,      million
of the shares subject to outstanding
options will be exercisable, and if exercised, available for sale 90 days after the date of this prospectus. Please see "Shares Eligible for Future Sale."

AN ACTIVE MARKET FOR OUR SHARES MAY NOT DEVELOP, AND YOU MAY BE UNABLE TO SELL THE SHARES YOU PURCHASE.

     Prior to this offering, there has been no public market for our shares. We cannot assure you that an active trading market for our shares will develop or be sustained after this offering. The initial public offering price for our shares will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our shares will trade in the public market subsequent to the offering or that the price of our shares available in the public market will reflect our actual financial performance.

OUR SHARE PRICE COULD BE VOLATILE AND COULD DROP UNEXPECTEDLY FOLLOWING THIS OFFERING, POSSIBLY SUBJECTING US TO SECURITIES LITIGATION.

     Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This type of market volatility could depress the price of our shares without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts or investors. If this were to occur, the market price of our shares could decrease, perhaps significantly.

     In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources. Such litigation, if it were to occur, could have a material adverse effect upon our business, financial condition and results of operations.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT AN UNSOLICITED TAKEOVER EFFORT TO ACQUIRE OUR COMPANY, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES.

     Provisions in our charter, by-laws and certain provisions under Delaware law may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our shares could suffer. Please see "Description of Capital Stock."

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering will be approximately
$     million, or approximately $     million if the underwriters exercise their
over-allotment option in full, based on an assumed public offering price of
$     per share and after deducting our estimated underwriting and offering expenses.

     We intend to use approximately $     million of the net proceeds from this
offering to redeem all of our outstanding redeemable preferred stock,
approximately $     million to repay notes held by some of our shareholders,
approximately $     million to pay down our revolving senior credit facility and
approximately $     million for general corporate purposes, including the
funding of working capital, capital expenditures and internal expansion. To the extent we use net proceeds from this offering for capital expenditures, we expect that capital expenditures would consist primarily of equipment upgrades, acquisition and upgrading of information technology systems and expansion of our facilities. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, investment bearing, investment grade marketable securities.

     The borrowings we expect to repay under the revolving credit facility mature on February 26, 2004 and, as of September 15, 2000, bore interest at an average rate of approximately 9% per annum. The shareholder notes we expect to repay mature on February 27, 2004, but can be repaid so long as all amounts due under the revolving credit facility and equipment loan have been repaid in full. As of September 15, 2000, the shareholder notes bore interest at a rate of 10% per annum.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We have paid quarterly stock dividends on our redeemable preferred stock, which will be redeemed in full with the proceeds of this offering. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                              THE RECLASSIFICATION

     Until September 2000, our company was incorporated in Idaho. In September 2000, we merged with a newly formed, wholly owned Delaware subsidiary, effectively becoming a Delaware corporation. In connection with the merger, each share of each class of capital stock of MCMS Idaho became one share of capital stock of MCMS Delaware of the same class or series. As a result of this merger, stockholders of MCMS Idaho became stockholders of MCMS Delaware. Immediately prior to this offering, we will amend our certificate of incorporation to make the following changes to our capital stock:

     - each share of Class C common stock will become one share of Class A common stock;

     - each share of Series A convertible preferred stock will become one share of Class A common stock;

     - each share of Series B convertible preferred stock will become one share of Class B common stock;

     - each share of Series C convertible preferred stock will become one share of Class A common stock;

     - a      for      stock split will be effected whereby each share of Class
       A and Class B common stock will become shares; and

     - each outstanding option or warrant will be adjusted appropriately.

     The foregoing is referred to throughout this prospectus as the reclassification.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 1, 2000 (i) on an actual basis and (ii) on a pro forma as adjusted basis to reflect the reclassification and to give effect to the receipt by us of the estimated net
proceeds from the sale of           shares of Class A common stock in this
offering at an assumed initial public offering price of $          per share and
the application of the net proceeds of this offering described under "Use of Proceeds."

     The outstanding share information in the table excludes, as of June 1,
2000,           shares of Class A common stock subject to outstanding stock options under our 1998 Stock Option Plan.

                                                                   AS OF JUNE 1, 2000
                                                              ----------------------------
                                                                               PRO FORMA
                                                                ACTUAL        AS ADJUSTED
                                                              -----------    -------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
Long-term debt (including current portion):
  Senior credit facility....................................   $  24,790
  Related party.............................................       8,700
  Other.....................................................         408
  Floating interest rate subordinated term securities.......      30,000
  Senior subordinated notes.................................     145,000
                                                               ---------        --------
Total debt..................................................     208,898
Redeemable preferred stock, no par value, 750,000 shares
  authorized; 330,297 and 301,179 shares issued and
  outstanding, respectively, on an actual basis; 0 shares
  issued and outstanding on an as adjusted basis; mandatory
  redemption value of $33.0 million and $30.1 million,
  respectively, on an actual basis..........................      32,242
Shareholders' deficit:
  Series A convertible preferred stock, par value $0.001 per share, 6,000,000 shares authorized; 3,261,177 shares
     issued and outstanding on an actual basis; aggregate
     liquidation preference of $36,949,135; 0 shares
     outstanding on an as adjusted basis....................           3              --
  Series B convertible preferred stock, par value $0.001 per share, 6,000,000 shares authorized; 863,823 shares
     issued and outstanding on an actual basis; aggregate
     liquidation preference of $9,787,115; 0 shares
     outstanding on an as adjusted basis....................           1              --
  Series C convertible preferred stock, par value $0.001 per share, 1,000,000 shares authorized; 874,999 shares
     issued and outstanding on an actual basis; aggregate
     liquidation preference of $9,913,739; 0 shares
     outstanding on an as adjusted basis....................           1              --
  Preferred stock, $0.001 par value per share,
                    shares authorized; 0 shares issued on an
     actual and as adjusted basis...........................          --              --
  Class A common stock, par value $0.001 per share,
     30,000,000 shares authorized; 3,322,365 and 3,296,490
     shares issued and outstanding, respectively on an
     actual basis;        shares issued and outstanding on
     an as adjusted basis...................................           3
  Class B common stock, par value $0.001 per share,
     12,000,000 shares authorized, 863,823 shares issued and
     outstanding on an actual basis;        shares issued
     and outstanding on an as adjusted basis................           1
  Class C common stock, par value $0.001 per share,
     2,000,000 shares authorized; 874,999 shares issued and
     outstanding on an actual basis; 0 shares outstanding on
     an as adjusted basis...................................           1              --
  Additional paid-in capital, net of treasury stock.........      56,838
  Accumulated deficit, including other comprehensive loss...    (210,571)
                                                               ---------        --------
Total shareholders' deficit.................................    (153,723)
                                                               ---------        --------
Total capitalization........................................   $  87,417
                                                               =========        ========

                                    DILUTION

     Our pro forma net tangible book value as of June 1, 2000 was approximately
a $153.7 million deficiency or a $       deficiency per share of common stock.
Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding as of June 1, 2000 on a pro forma basis including conversion of all of our convertible series A, B and C preferred stock into shares of common stock. Dilution in net tangible book value per share represents the difference between the assumed initial public offering price and the net tangible book value per share of common stock immediately after the completion of this offering.

     After giving effect to the sale of the                shares of common
stock offered by us at an assumed initial public offering price of $     per
share and after deducting underwriting discounts and estimated offering expenses, the pro forma or adjusted net tangible book value at June 1, 2000
would have been $          , or approximately $     per share of common stock.
This represents an immediate increase in net tangible book value of $     per
share to existing stockholders and an immediate dilution in net tangible book
value of $          per share to new investors of common stock in this offering.
The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............  $
  Pro forma net tangible book value per share at June 1,
     2000...................................................  $
  Increase per share attributable to this offering..........   --
Pro forma as adjusted net tangible book value per share
  after this offering.......................................   --
Dilution per share to new investors.........................  $
                                                              ---

     The table above excludes, as of June 1, 2000,             shares of common
stock subject to outstanding options under our 1998 stock plan. To the extent options are exercised, there will be further dilution to new investors.

     The following table sets forth, on a pro forma as adjusted basis as of June 1, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, before deducting underwriting discounts and commissions and estimated offering expenses, at an assumed initial
public offering price of $     per share.

                                          SHARES PURCHASED      TOTAL CONSIDERATION
                                         -------------------    -------------------    AVERAGE PRICE
                                          NUMBER     PERCENT     AMOUNT     PERCENT      PER SHARE
                                         --------    -------    --------    -------    -------------
Existing stockholders..................                   %     $                %       $
New investors..........................
                                                       ---                    ---
     Total.............................                100%                   100%

     If the underwriters' over-allotment option is exercised in full, the percentage of shares of common stock held by existing stockholders after this
offering would be reduced to approximately      % and the number of shares of
common stock held by new investors would increase to                or
approximately      % of the total number of shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. The selected statement of operations data for the fiscal year ended August 28, 1997 was derived from the consolidated financial statements that were audited by PricewaterhouseCoopers LLP, whose report appears elsewhere in this prospectus. The selected statements of operations data for the fiscal years ended August 28, 1997, September 3, 1998 and September 2, 1999 and the selected historical consolidated balance sheet data as of September 3, 1998 and September 2, 1999 were derived from the consolidated financial statements that were audited by KPMG LLP, whose report appears elsewhere in this prospectus. The summary historical statement of operations data for the fiscal years ended August 31, 1995 and August 29, 1996 and the summary historical balance sheet data as of August 31, 1995, August 29, 1996 and August 28, 1997 were derived from audited financial statements that are not included in this prospectus. The balance sheet data as of June 3, 1999 and June 1, 2000 and the statement of operations data for the nine months ended June 3, 1999 and June 1, 2000 are unaudited, have been prepared on the same basis as the audited statements and, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair representation of our operating results for such periods and financial condition at such date. The operating results for the nine-month period ended June 1, 2000 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

                                                FISCAL YEARS ENDED                     NINE MONTHS ENDED
                               ----------------------------------------------------   -------------------
                               AUG. 31,   AUG. 29,   AUG. 28,   SEPT. 3,   SEPT. 2,   JUNE 3,    JUNE 1,
                                 1995       1996       1997       1998       1999       1999       2000
                               --------   --------   --------   --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales....................  $188,782   $374,116   $292,379   $333,920   $432,715   $317,896   $312,546
Cost of goods sold...........   169,758    341,110    258,982    303,251    407,354    300,310    298,000
                               --------   --------   --------   --------   --------   --------   --------
Gross profit.................    19,024     33,006     33,397     30,669     25,361     17,586     14,546
Selling, general and
  administrative expenses....     6,464      9,303     12,560     15,798     22,491     16,855     18,126
                               --------   --------   --------   --------   --------   --------   --------
Income (loss) from
  operations.................    12,560     23,703     20,837     14,871      2,870        731     (3,580)
Other expense (income):
  Interest expense (income),
    net......................      (613)      (482)      (380)     9,212     19,652     14,669     16,340
  Transaction expenses(1)....        --         --         --      8,398         45         45         --
                               --------   --------   --------   --------   --------   --------   --------
Income (loss) before taxes
  and extraordinary item.....    13,173     24,185     21,217     (2,739)   (16,827)   (13,983)   (19,920)
Income tax provision
  (benefit)..................     5,142      9,190      8,465       (930)    (3,497)    (3,497)        94
                               --------   --------   --------   --------   --------   --------   --------
Income (loss) before
  extraordinary item and
  redeemable preferred stock
  dividends and accretion of
  preferred stock discount...  $  8,031   $ 14,995   $ 12,752   $ (1,809)  $(13,330)  $(10,486)  $(20,014)
                               ========   ========   ========   ========   ========   ========   ========
Net income (loss) to common
  stockholders...............  $  8,031   $ 14,995   $ 12,752   $ (3,459)  $(17,539)  $(13,781)  $(22,990)
                               ========   ========   ========   ========   ========   ========   ========
Net income (loss) to common
  stockholders per share
  before extraordinary item
  and redeemable preferred
  stock dividends and
  accretion of preferred
  stock discount per
  share -- basic and
  diluted....................  $  8,031   $ 14,995   $ 12,752   $  (0.71)  $  (2.66)  $  (2.10)  $  (3.98)
                               ========   ========   ========   ========   ========   ========   ========

                                                FISCAL YEARS ENDED                     NINE MONTHS ENDED
                               ----------------------------------------------------   -------------------
                               AUG. 31,   AUG. 29,   AUG. 28,   SEPT. 3,   SEPT. 2,   JUNE 3,    JUNE 1,
                                 1995       1996       1997       1998       1999       1999       2000
                               --------   --------   --------   --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net income (loss) to common
  stockholders per share
  before extraordinary
  item -- basic and
  diluted....................  $  8,031   $ 14,995   $ 12,752   $  (1.36)  $  (3.38)  $  (2.63)  $  (4.57)
                               ========   ========   ========   ========   ========   ========   ========
Net income (loss) to common
  stockholders per
  share -- basic and
  diluted....................  $  8,031   $ 14,995   $ 12,752   $  (1.36)  $  (3.50)  $  (2.75)  $  (4.57)
                               ========   ========   ========   ========   ========   ========   ========
Weighted average common
  shares outstanding -- basic
  and
  diluted....................     1,000      1,000      1,000   2,534,183  5,008,598  5,014,711  5,035,369

OTHER FINANCIAL DATA:
EBITDA(2)....................  $ 16,029   $ 29,128   $ 29,656   $ 27,263   $ 17,943   $ 11,640   $  9,135
Adjusted EBITDA(2)...........    16,029     29,128     29,656     27,463     19,420     13,063     10,305
Cash flow provided by (used
  in)
  Operating activities.......     2,124     33,620     20,723      1,353    (11,004)    (8,728)     3,600
  Investing activities.......    (9,931)   (25,643)   (23,969)   (19,742)   (17,085)   (13,902)    (5,247)
  Financing activities.......    22,114     (6,687)       592     12,508     20,502     16,612      1,578
Capital expenditures.........    10,116     31,229     24,120     20,164     17,111     13,913      5,305
Depreciation and
  amortization(3)............     3,469      5,425      8,819     12,392     15,073     10,909     12,714

                                                                     THREE MONTHS ENDED
                                                              ---------------------------------
                                                              DECEMBER 2,   MARCH 2,   JUNE 1,
                                                                 1999         2000       2000
                                                              -----------   --------   --------
                                                                       (IN THOUSANDS)
QUARTERLY FINANCIAL INFORMATION:
Net sales...................................................   $100,016     $99,055    $113,474
Gross profit................................................      6,104       3,062       5,379
EBITDA(2)...................................................      4,485         640       4,010
Adjusted EBITDA(2)..........................................      5,052       1,008       4,246

                                                      AS OF                                  AS OF
                               ----------------------------------------------------   -------------------
                               AUG. 31,   AUG. 29,   AUG. 28,   SEPT. 3,   SEPT. 2,   JUNE 3,    JUNE 1,
                                 1995       1996       1997       1998       1999       1999       2000
                               --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....  $ 15,000   $ 16,290   $ 13,636   $  7,542   $     --   $  1,530   $     --
Working capital, excluding
  cash and cash
  equivalents................    25,218     10,065     15,454     21,929     36,403     30,560     24,881
Total assets.................    93,823    113,245    124,862    145,052    166,542    165,646    172,903
Total debt...................     6,671         --      1,049    185,157    207,279    203,421    208,898
Redeemable preferred stock...        --         --         --     25,675     29,267     28,352     32,242
Shareholders' equity
  (deficit)(4)...............    50,493     65,881     78,191   (113,051)  (130,497)  (126,707)  (153,723)

------------
(1) Transaction expenses include expenses incurred in conjunction with our recapitalization, including transaction agreement fees, bank fees, the termination of employment agreements, the buyback of certain employee stock options, and other miscellaneous expenses.

(2) EBITDA is defined as income from operations plus depreciation and amortization. EBITDA is presented because we believe it is frequently used by investors in the evaluation of companies. Adjusted EBITDA is defined as EBITDA adjusted for management fees and other charges described in the following table. Neither EBITDA nor adjusted EBITDA should be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with United States GAAP. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

                                                                                                        NINE MONTHS
                                                        FISCAL YEARS ENDED                                 ENDED
                                ------------------------------------------------------------------   -----------------
                                AUGUST 31,   AUGUST 29,   AUGUST 28,   SEPTEMBER 3,   SEPTEMBER 2,   JUNE 3,   JUNE 1,
                                   1995         1996         1997          1998           1999        1999      2000
                                ----------   ----------   ----------   ------------   ------------   -------   -------
        EBITDA................   $16,029      $29,128      $29,656       $27,263        $17,943      $11,640   $ 9,135
        Extraordinary
          management
          expenses(a).........        --           --           --           231            395          325       491
        Consulting/management
          fees(b).............        --           --           --           125            263          188       351
        Non-capitalized BaaN
          expenses(c).........        --           --           --            --            272          195       113
        Non-cash foreign
          exchange
          (gain)/loss.........        --           --           --          (156)           547          715       215
                                 -------      -------      -------       -------        -------      -------   -------
          Total adjustments...        --           --           --           200          1,477        1,423     1,170
                                 -------      -------      -------       -------        -------      -------   -------
        Adjusted EBITDA.......   $16,029      $29,128      $29,656       $27,463        $19,420      $13,063   $10,304
                                 =======      =======      =======       =======        =======      =======   =======

                                                                        QUARTER ENDED
                                                        ----------------------------------------------
                                                        DECEMBER 2,          MARCH 2,          JUNE 1,
                                                           1999                2000             2000
                                                        -----------          --------          -------
        EBITDA........................................    $4,485              $  640           $4,010
        Extraordinary management expenses(a)..........       290                 109               92
        Consulting/management fees(b).................       123                 166               62
        Non-capitalized BaaN expenses(c)..............        76                  25               12
        Non-cash foreign exchange (gain)/loss.........        78                  68               69
                                                          ------              ------           ------
          Total adjustments...........................       567                 368              235
                                                          ------              ------           ------
        Adjusted EBITDA...............................    $5,052              $1,008           $4,245
                                                          ======              ======           ======

         --------------------------
         (a) Includes recruiting fees and severance costs incurred for several of our senior managers.

         (b) Includes fees incurred for the use of outside consultants as well as the management fees paid to Cornerstone Equity Investors.

         (c) Represents the costs related to the implementation of our enterprise resource planning system.

    (3) In the fiscal years ended September 3, 1998 and September 2, 1999, and the nine months ended June 3, 1999 and June 1, 2000, depreciation and amortization excludes $526,000, $943,000, $712,000 and $700,000, respectively, of deferred loan amortization that was included in interest expense.

    (4) As of August 31, 1995, shareholders' equity amounts represent division equity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Statements contained in this discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. Statements that are not purely historical are forward-looking statements and are being provided in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made as of the date hereof and are based on current management expectations and information available to us as of such date. We assume no obligation to update any forward-looking statements. It is important to note that actual results could differ materially from historical results or those contemplated in the forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and include trend information. Factors that could cause actual results to differ materially include, but are not limited to, those identified herein under "Risk Factors" and in our filings with the Securities and Exchange Commission.

OVERVIEW

     We are a global leading provider of advanced electronics manufacturing services to original equipment manufacturers who primarily serve the data communications, telecommunications, and computer/memory module industries. We target customers that are technology leaders in rapidly growing markets, such as Internet infrastructure, wireless communications and optical networking, that have complex manufacturing services requirements and that seek to form long-term relationships with their electronics manufacturing services providers. We offer a broad range of manufacturing management services, including:

     - pre-production engineering and product design support;

     - prototyping;

     - supply chain management;

     - manufacturing and testing of printed circuit board assemblies;

     - full system assembly;

     - end-order fulfillment; and

     - after-sales product support.

     Our principal operations were established in 1984 as the Memory Applications Group of Micron Technology, Inc. We began providing electronics manufacturing services to external customers in 1989, were incorporated as a wholly owned subsidiary of Micron Technology, Inc. in 1992 and became a wholly owned subsidiary of Micron Electronics, Inc., which is a majority owned subsidiary of Micron Technology, in 1995. On February 26, 1998, a group of investors led by an affiliate of Cornerstone Equity Investors acquired a 90% equity interest in MCMS. Since the acquisition was structured as a recapitalization with Micron Electronics continuing to hold a 10% equity interest, our financial statements still reflect our historical basis of accounting. In connection with the recapitalization, our name was changed from Micron Custom Manufacturing Services, Inc. to MCMS, Inc.

     Since the recapitalization in 1998, we have undertaken a number of initiatives to grow and expand our business. We have expanded our global infrastructure to include a significantly larger facility in Penang, Malaysia and new operations in Monterrey, Mexico and San Jose, California. We have invested in additional manufacturing and test equipment and upgraded and enhanced our information systems in part by installing a common technology and system platform across all of our facilities. We have continued to strengthen both the management and technical staffs at all levels of the organization and have aligned our organization into customer-focused teams to enhance customer satisfaction. We have hired a number of senior management personnel, including Richard Rowe as our Chief Executive Officer in November 1999.

     Our strategic initiatives and customer focus have allowed us to significantly increase our customer base. During the past nine months, we have been awarded new programs from numerous new customers, including

Alidian Networks, AT&T Wireless, Digital Lightwave, JDS Uniphase and Tachion Networks. The addition of these new customers reflects our strategy of targeting long-term relationships with original equipment manufacturers in high growth markets. In addition, these new customers complement relationships we already have with industry leading original equipment manufacturers in the data communications, telecommunications and computer/memory module industries, such as Cisco Systems, Extreme Networks, Nokia, Alcatel and Micron Technology.

     Our revenue growth during fiscal year 2000 was adversely affected by our disengagement with a significant customer. We and Fore Systems agreed to discontinue our relationship during the fourth quarter of fiscal year 1999. We completed our manufacturing services for Fore Systems during the fourth quarter of fiscal year 2000. Sales to Fore Systems were $21.6 million during the first nine months of fiscal year 2000, $78.6 million in fiscal year 1999 and $80.6 million in fiscal year 1998. Excluding our sales to Fore Systems, our revenue grew 15.2% in the first nine months of fiscal year 2000 compared to the first nine months of fiscal year 1999 and 39.8% in fiscal year 1999 compared to fiscal year 1998. The following table shows our revenue on a quarterly basis during fiscal year 2000, excluding revenue derived from our relationship with Fore Systems and our percentage sequential revenue growth.

                                                                THREE MONTHS ENDED,
                                                  ------------------------------------------------
                                                   DECEMBER 2,       MARCH 2,          JUNE 1,
                                                      1999             2000              2000
                                                  -------------    -------------    --------------
Revenue excluding Fore Systems..................  $87.4 million    $92.2 million    $111.4 million
Sequential revenue growth.......................       --              5.5%             20.8%

     Our gross profit and operating income during fiscal year 2000 were adversely impacted by the costs associated with our launching new manufacturing facilities in Monterrey, Mexico and San Jose, California undertaking a substantial expansion of our facility in Penang, Malaysia and experiencing reduced utilization of our facility in Durham, North Carolina as a result of our disengagement with Fore Systems. We elected to incur the expenses associated with maintaining our capability in Durham and with expanding our capacity through our new and enlarged facilities in anticipation of our commencement of the programs we were recently awarded from both new and existing customers.

     We intend to use substantially all of the net proceeds from this offering to redeem our outstanding redeemable preferred stock, repay notes held by some of our stockholders and pay down our revolving senior credit facility. As a result, we expect to incur one-time charges totaling approximately $ related to prepayment penalties and the expensing of previously deferred loan costs. We expect to record these charges as extraordinary expenses on our income statement in the quarter in which they occur.

     We provide our services on both a turnkey and consignment basis. Under a consignment arrangement, the original equipment manufacturer procures the components and we assemble and test them in exchange for a service fee. Under a turnkey arrangement, we assume responsibility for both the procurement of components and their assembly. Turnkey manufacturing generates higher net sales than consignment manufacturing due to the generation of revenue from materials as well as labor and manufacturing overhead. Turnkey manufacturing also typically results in lower gross margins than consignment manufacturing. Consignment revenues accounted for 10.8% of our net sales for the three months ended June 1, 2000 and 9.9% of our net sales for the nine months ended June 1, 2000.

     We sell to our customers from both domestic and foreign operations. Net sales from our foreign operations accounted for 29.7% of our net sales for the three months ended June 1, 2000 and 22.7% of our net sales for the nine months ended June 1, 2000.

RESULTS OF OPERATIONS

     The following table sets forth statements of operations data expressed as a percentage of net sales for the periods indicated. For the years ended August 28, 1997, September 3, 1998, and September 2, 1999 and the nine-month periods ended June 3, 1999 and June 1, 2000, the information is derived from our audited and unaudited consolidated statements of operations. This information is expressed as a percentage of net sales and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                    FISCAL YEAR ENDED                 NINE MONTHS ENDED
                                        ------------------------------------------    ------------------
                                        AUGUST 28,    SEPTEMBER 3,    SEPTEMBER 2,    JUNE 3,    JUNE 1,
                                           1997           1998            1999         1999       2000
                                        ----------    ------------    ------------    -------    -------
Net sales.............................    100.0%         100.0%          100.0%        100.0%     100.0%
Cost of sales.........................     88.6           90.8            94.1          94.5       95.4
                                          -----          -----           -----         -----      -----
Gross margin..........................     11.4            9.2             5.9           5.5        4.6
Selling, general and administrative
  expenses............................      4.3            4.7             5.2           5.3        5.8
                                          -----          -----           -----         -----      -----
Income (loss) from operations.........      7.1            4.5             0.7           0.2       (1.2)
Interest expense (income), net........     (0.1)           2.8             4.6           4.6        5.2
Transaction expenses(1)...............       --            2.5              --            --         --
                                          -----          -----           -----         -----      -----
Income (loss) before taxes and
  extraordinary item..................      7.2           (0.8)           (3.9)         (4.4)      (6.4)
Income tax provision (benefit)........      2.8           (0.3)           (0.8)         (1.1)        --
                                          -----          -----           -----         -----      -----
Income (loss) before extraordinary
  item................................      4.4           (0.5)           (3.1)         (3.3)      (6.4)
Extraordinary item -- loss on early
  extinguishment of debt..............       --             --             0.1           0.2         --
                                          -----          -----           -----         -----      -----
Net income (loss).....................      4.4%          (0.5)%          (3.2)%        (3.5)%     (6.4)%
                                          =====          =====           =====         =====      =====
Depreciation and amortization(2)......      3.0%           3.7%            3.5%          3.4%       4.1%

------------
(1) Transaction expenses include expenses incurred in conjunction with our recapitalization, including transaction agreement fees, bank fees, the termination of employment agreements, the buyback of certain employee stock options, and other miscellaneous expenses.

(2) In fiscal years 1999 and 1998, depreciation and amortization excludes $943,000 and $526,000, respectively, of deferred loan amortization that was expensed as interest. For the nine months ended June 1, 2000, the depreciation and amortization amount excludes $712,000 of deferred loan amortization that was expensed as interest. For the nine months ended June 3, 1999, the depreciation and amortization amount excludes $700,000 of deferred loan amortization that was expensed as interest.

Nine Months Ended June 1, 2000 Compared to Nine Months Ended June 3, 1999

     Net Sales. Net sales for the nine months ended June 1, 2000 decreased by $5.4 million, or 1.7%, to $312.5 million from $317.9 million for the nine months ended June 3, 1999. The decrease in net sales resulted primarily from lower sales to Fore Systems, offset in part by growth in demand for complex printed circuit board assemblies, system level assemblies and consigned memory modules. Net sales to Fore Systems for the nine months ended June 1, 2000 decreased $43.1 million to $21.6 million from $64.7 million for the nine months ended June 3, 1999. We substantially completed manufacturing services for Fore Systems during the third quarter of fiscal 2000.

     Net sales attributable to foreign subsidiaries totaled $71.0 million for the nine months ended June 1, 2000, compared to $22.6 million for the corresponding period of fiscal 1999. The growth in foreign subsidiary net sales resulted primarily from increased complex printed circuit board assembly shipments at our Malaysia operation. During the three months ended June 1, 2000, our Monterrey, Mexico operation recognized its first sales, which totaled $0.8 million.

     Gross Profit. Gross profit for the nine months ended June 1, 2000 decreased by $3.1 million, or 17.6%, to $14.5 million from $17.6 million for the nine months ended June 3, 1999. Gross margin for the nine months ended June 1, 2000 decreased to 4.6% of net sales from 5.5% for the corresponding period of fiscal 1999. Gross profit and gross margin were adversely affected by reduced capacity utilization at one facility, start-up costs at new facilities and lower prices on printed circuit board assemblies.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses, or SG&A, expenses for the nine months ended June 1, 2000 increased by $1.2 million, or 7.1%, to $18.1 million from $16.9 million for the nine months ended June 3, 1999. This increase resulted primarily from $0.8 million of start-up costs associated with new facilities. In addition during the nine months ended June 1, 2000, we incurred more expenses in program management, information technology and executive management to support our global expansion and anticipated growth.

     Interest Expense. Interest expense for the nine months ended June 1, 2000 increased $1.6 million, or 10.9%, to $16.3 million from $14.7 million for the nine months ended June 3, 1999. The increase was primarily due to a higher level of overall borrowing and higher interest rates on our variable interest rate borrowings.

     Provision (Benefit) for Income Taxes. Income tax expense for the nine months ended June 1, 2000 was $94,000 compared to a benefit of $3.9 million for the nine months ended June 3, 1999. The income tax expense for the nine months ended June 1, 2000 resulted primarily from a mandatory minimum foreign income tax on our Mexican subsidiary. The effective rate of tax expense for the nine months ended June 1, 2000 was approximately 0.5%, compared to a 26.0% income tax benefit for the corresponding period of fiscal year 1999. The overall decrease in the effective tax rate during the nine months ended June 1, 2000, relative to the corresponding period of fiscal year 1999 was primarily due to an increase in the valuation allowance. During the nine months ended June 1, 2000, the valuation allowance eliminated any income tax benefit that would have otherwise resulted from the losses. We do not provide for U.S. tax on the earnings of our foreign subsidiaries and, therefore, the effective rate may vary significantly from period to period.

     Extraordinary Loss. The extraordinary after tax loss of $0.6 million for the nine months ended June 3, 1999 resulted from the write-off of deferred financing costs related to the early retirement of a revolving credit facility.

     Net Loss. For the reasons stated above, net loss for the nine months ended June 1, 2000 increased by $8.9 million to a loss of $20.0 million from a loss of $11.1 million for the nine months ended June 3, 1999. As a percentage of net sales, net loss for the nine months ended June 1, 2000 was 6.4% compared to 3.5% for the nine months ended June 3, 1999.

Fiscal Year 1999 Compared to Fiscal Year 1998

     Net Sales. Net sales for fiscal year 1999 increased by $98.8 million, or 29.6%, to $432.7 million from $333.9 million for fiscal year 1998. The increase in net sales resulted primarily from higher volumes of printed circuit board assembly and system level shipments to customers in the networking and telecommunications industries. These increases were partially offset by lower printed circuit board assembly prices, lower volumes and prices of custom turnkey memory modules, and lower prices on consigned memory modules.

     Net sales of foreign subsidiaries for fiscal year 1999 increased $11.5 million, or 46.9%, to $36.0 million from $24.5 million in fiscal year 1998. The growth in foreign subsidiary net sales resulted primarily from additional sales of printed circuit board assembly shipments at our Malaysian operation. This increase was partially offset by lower volumes of custom turnkey memory modules at the Malaysian facility. The increase was also offset as a result of a significant customer of the Belgium operation shifting from a turnkey to consignment model early in the second quarter of fiscal year 1999.

     Gross Profit. Gross profit for fiscal year 1999 decreased by $5.3 million, or 17.3%, to $25.4 million from $30.7 million for fiscal year 1998. Gross margin for fiscal year 1999 decreased to 5.9% of net sales from 9.2% in fiscal year 1998. The decrease in gross margin resulted primarily from demand volatility in our North Carolina operation, higher volumes of printed circuit board assembly sales with lower average selling prices, lower prices on consigned memory modules, a decline in custom turnkey memory module sales and increased system level shipments, which typically have lower margins.

     Selling, General and Administrative Expenses. SG&A for fiscal year 1999 increased by $6.7 million, or 42.4%, to $22.5 million from $15.8 million for fiscal year 1998. This increase resulted primarily from additional senior management to support future growth and an increase in depreciation expense and other expenses and headcount associated with our operation as a stand alone entity following the recapitalization. We also incur non-cash foreign currency adjustments related to an inter-company loan between us and our Belgian subsidiary. During fiscal year 1999, SG&A expenses included a non-cash foreign currency expense of $0.5 million, while fiscal year 1998 SG&A expenses included a non-cash foreign currency gain of $0.2 million.

     Interest Expense. Interest expense for fiscal year 1999 increased to $19.7 million from $9.2 million in fiscal year 1998, due primarily to the full year impact of $175 million in long-term debt issued in February of 1998 in conjunction with the recapitalization.

     Provision (Benefit) for Income Taxes. We had an income tax benefit in each of fiscal year 1998 and 1999 generated primarily through utilization of net operating losses and non-taxable foreign income. The fiscal year 1999 income tax benefit increased by $3.0 million to a benefit of $3.9 million from a benefit of $0.9 million for fiscal year 1998. Our effective income tax rate for its benefit for fiscal year 1999 decreased to 21.8% from 33.9% for fiscal year 1998. The decrease in the effective rate relates primarily to increases in the valuation allowance in fiscal year 1999 offset in part by nondeductible transaction costs associated with our recapitalization in fiscal year 1998.

     During fiscal year 1999, we set up a valuation allowance of $4.7 million for the amount of the deferred tax asset which may not be realizable through either carryback of its net operating losses or through future income.

     Extraordinary Loss. The extraordinary after tax loss of $0.6 million in fiscal year 1999 resulted from the write-off of deferred financing costs related to the early extinguishment of a revolving credit facility.

     Net Loss. For the reasons stated above, net loss for fiscal year 1999 increased by $12.1 million to a loss of $13.9 million from a loss of $1.8 million for fiscal year 1998. As a percentage of net sales, net loss for fiscal year 1999 increased to 3.2% from 0.5% for fiscal year 1998.

Fiscal Year 1998 Compared to Fiscal Year 1997

     Net Sales. Net sales for fiscal year 1998 increased by $41.5 million, or 14.2%, to $333.9 million from $292.4 million for fiscal year 1997. The increase in net sales resulted primarily from an increase in the number of printed circuit board assemblies and system assemblies shipped to customers in the networking and telecommunication industries and, to a lesser extent, an increase in sales of consigned memory modules. The increase in unit printed circuit board assembly sales was partially offset by lower prices and a decline in the sales derived from turnkey memory modules.

     Net sales attributable to foreign subsidiaries for fiscal year 1998 increased $18.5 million to $24.5 million from $6.0 million in fiscal year 1997. The growth in foreign subsidiary net sales resulted from additional sales of printed circuit board assembly shipments at our Malaysia operation and the addition of our Belgium operation.

     Gross Profit. Gross profit for fiscal year 1998 decreased by $2.7 million, or 8.2%, to $30.7 million from $33.4 million for fiscal year 1997. Gross profit for fiscal year 1998 decreased to 9.2% of net sales from 11.4% in fiscal year 1997. The decrease in gross profit resulted principally from lower gross profit realized on our printed circuit board assembly sales and custom modules as well as a higher percentage of sales in fiscal year 1998 derived from printed circuit board assemblies. The lower gross profits on printed circuit board assemblies was primarily due to lower sales prices and inefficiencies related to new product introductions. To a lesser extent, start-up costs in our Belgium operation had a negative impact on gross profit.

     Selling, General and Administrative Expenses. SG&A for fiscal year 1998 increased by $3.2 million, or 25.8%, to $15.8 million from $12.6 million for fiscal year 1997. As a percentage of net sales for fiscal year 1998, SG&A increased to 4.7% from 4.3%. This increase for fiscal year 1998 was the result of additional headcount in senior management, finance and administration, sales and marketing, and information technology, additional SG&A in the Malaysia and Belgium operations and duplicative costs associated with the transition service charges from Micron Technology and Micron Electronics, Inc. which were incurred as part of the recapitalization. This increase in SG&A was partially offset by a change in estimate related to allowance for doubtful accounts of $0.8 million.

     Transaction Expenses. In connection with the recapitalization, we incurred transaction expenses of $8.4 million. Transaction expenses included $2.7 million in fees under a transaction agreement, $2.2 million in banking fees, $1.4 million to terminate employment contracts of certain executives with Micron Electronics, Inc.; $0.7 million to buy out certain Micron Technology and Micron Electronics, Inc. options held by certain executives; and $1.4 million in accounting fees, legal fees and other transaction costs.

     Interest Expense. Interest expense for fiscal year 1998 increased by $9.6 million to $9.2 million from $0.4 million in interest income for fiscal year 1997. The interest expense increased due to the addition of $175 million in long-term debt in conjunction with the recapitalization.

     Provision (Benefit) for Income Taxes. Income taxes for the year ended September 3, 1998 decreased by $9.4 million to a benefit of $0.9 million from an expense of $8.5 million for fiscal year 1997. Our effective income tax rate for 1998 decreased to 33.9% from 39.9% for the comparable period in fiscal year 1997 principally as a result of certain transaction expenses for which no tax deduction is allowed, offset in part by certain changes in estimates for accrued liabilities as a result of the recapitalization and reduction in taxes due to foreign operations.

     Net Income. For the reasons stated above, net income for fiscal year 1998 decreased by $14.6 million, or 114.2%, to ($1.8) million, compared to $12.8 million for fiscal year 1997. As a percentage of net sales, net income for the fiscal year 1998 decreased to (0.5%) from 4.4% for fiscal year 1997.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth our unaudited historical quarterly financial information for each of the seven quarters in the period ended June 1, 2000. This information has been derived from our monthly consolidated financial statements which are unaudited, but, in the opinion of management, fairly represent our financial performance. This information should be read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus. The operating results for any previous quarter are not necessarily indicative of results for any future period.

                                                                     QUARTER ENDED
                                       -------------------------------------------------------------------------
                                       DEC. 3,   MARCH 4,   JUNE 3,    SEPT. 2,   DEC. 2,    MAR. 2,    JUNE 1,
                                        1998       1999       1999       1999       1999       2000       2000
                                       -------   --------   --------   --------   --------   --------   --------
Net sales............................  $91,243   $116,348   $110,305   $114,819   $100,016   $ 99,055   $113,474
Cost of goods sold...................   86,056    110,337    103,917    107,044     93,912     95,993    108,095
                                       -------   --------   --------   --------   --------   --------   --------
Gross profit.........................    5,187      6,011      6,388      7,775      6,104      3,062      5,379
Selling general and administrative...    4,219      6,790      5,846      5,636      5,833      6,706      5,586
                                       -------   --------   --------   --------   --------   --------   --------
Income from operations...............      968       (779)       542      2,139        271     (3,644)      (207)
Interest expenses (income), net......    4,721      4,925      5,023      4,983      5,335      5,337      5,669
Transaction expenses(1)..............       45         --         --         --         --         --         --
                                       -------   --------   --------   --------   --------   --------   --------
Income (loss) before taxes...........   (3,798)    (5,704)    (4,481)    (2,844)    (5,064)    (8,981)    (5,876)
Income tax provision (benefit).......   (1,775)    (1,722)        --         --         --         30         64
                                       -------   --------   --------   --------   --------   --------   --------
Income before extraordinary item.....   (2,023)    (3,982)    (4,481)    (2,844)    (5,064)    (9,011)    (5,940)
Extraordinary item net of tax........       --        617         --         --         --         --         --
                                       -------   --------   --------   --------   --------   --------   --------

                                                                     QUARTER ENDED
                                       -------------------------------------------------------------------------
                                       DEC. 3,   MARCH 4,   JUNE 3,    SEPT. 2,   DEC. 2,    MAR. 2,    JUNE 1,
                                        1998       1999       1999       1999       1999       2000       2000
                                       -------   --------   --------   --------   --------   --------   --------
Net income (loss)....................  $(2,023)  $ (4,599)  $ (4,481)  $ (2,844)  $ (5,064)  $ (9,011)  $ (5,940)
Redeemable preferred stock dividends
  and accretion of amortization......     (882)      (918)      (945)      (847)      (962)      (992)    (1,022)
                                       -------   --------   --------   --------   --------   --------   --------
Net loss to common stockholders......  $(2,905)  $ (5,517)  $ (5,426)  $ (3,691)  $ (6,026)  $(10,003)  $ (6,962)
                                       =======   ========   ========   ========   ========   ========   ========
Earnings per share -- basic and
  diluted:
Before extraordinary item............  $ (0.58)  $  (0.98)  $  (1.08)  $  (0.74)  $  (1.20)  $  (1.99)  $  (1.38)
Extraordinary item...................  $    --   $  (0.12)  $     --   $     --   $     --   $     --   $     --
                                       -------   --------   --------   --------   --------   --------   --------
Net loss per share...................  $ (0.58)  $  (1.10)  $  (1.08)  $  (0.74)  $  (1.20)  $  (1.99)  $  (1.38)
                                       =======   ========   ========   ========   ========   ========   ========
Income from operations...............  $   968   $   (779)  $    542   $  2,139   $    271   $ (3,644)  $   (207)
Depreciation and amortization........    3,466      3,597      3,846      4,164      4,214      4,284      4,216
                                       -------   --------   --------   --------   --------   --------   --------
EBITDA(2)............................  $ 4,434   $  2,818   $  4,388   $  6,303   $  4,485   $    640   $  4,009
                                       =======   ========   ========   ========   ========   ========   ========
Adjusted EBITDA(2)...................  $ 4,192   $  3,807   $  5,065   $  6,358   $  5,052   $  1,008   $  4,245
                                       =======   ========   ========   ========   ========   ========   ========

------------
(1) Transaction expenses include expenses incurred in conjunction with our recapitalization, including transaction agreement fees, bank fees, the termination of employment agreements, the buyback of certain employee stock options, and other miscellaneous expenses.

(2) EBITDA is defined as income from operations plus depreciation and amortization. EBITDA is presented because we believe it is frequently used by investors in the evaluation of companies. Adjusted EBITDA is defined as EBITDA adjusted for management fees and other charges described in the following table. Neither EBITDA nor adjusted EBITDA should be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with United States GAAP. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

                                                                             QUARTER ENDED
                                                 ---------------------------------------------------------------------
                                                 DEC. 3,   MARCH 4,   JUNE 3,   SEPT. 2,   DEC. 2,   MAR. 2,   JUNE 1,
                                                  1998       1999      1999       1999      1999      2000      2000
                                                 -------   --------   -------   --------   -------   -------   -------
EBITDA.........................................  $ 4,434   $ 2,818    $ 4,388   $ 6,303    $ 4,485   $   640   $ 4,009
                                                 -------   -------    -------   -------    -------   -------   -------
Extraordinary management expenses(a)...........      102       120        103        71        290       109        92
Consulting/management fees(b)..................       63        63         63        76        123       166        63
Non-capitalized BaaN expenses(c)...............       57        52         86        77         76        25        12
Non-cash foreign exchange (gain)/loss..........     (464)      754        425      (169)        78        68        69
                                                 -------   -------    -------   -------    -------   -------   -------
  Total adjustments............................     (242)      989        677        55        567       368       236
                                                 -------   -------    -------   -------    -------   -------   -------
Adjusted EBITDA................................  $ 4,192   $ 3,807    $ 5,065   $ 6,358    $ 5,052   $ 1,008   $ 4,245
                                                 =======   =======    =======   =======    =======   =======   =======

    -------------------
    (a) Includes recruiting fees and severance costs incurred for several of our senior managers.

    (b) Includes fees incurred for the use of outside consultants as well as the management fees charged by Cornerstone Equity Investors.

    (c) Represents the costs related to the implementation of our enterprise resource planning system.

LIQUIDITY AND CAPITAL RESOURCES

     During the first nine months of fiscal year 2000, net cash provided by operating activities was $3.6 million. Net cash used by investing activities was $5.2 million and net cash provided by financing activities was $1.6 million. Exchange rate changes had a nominal effect on cash. Net cash used by investing activities during the first nine months of fiscal year 2000 primarily consisted of capital expenditures of $5.3 million to upgrade, expand and establish manufacturing capacity in Nampa, Idaho, Penang, Malaysia and Monterrey, Mexico. Net cash generated from financing activities primarily resulted from an $8.7 million loan from some of our stockholders, off-set in part by repayments on our existing credit facility and other debt.

     The $3.6 million of cash provided by operations during the nine months ended June 1, 2000 was affected by a combination of factors. A significant factor contributing to an increase in operating cash was a $9.6 million reduction in our accounts receivable. For the three months ended June 1, 2000, our average accounts receivable collection period was 29.3 days and for the nine months ended June 1, 2000, our average accounts receivable collection period was
34.9 days compared to 38.9 days and 37.6 days for the corresponding periods of fiscal year 1999. Significant factors contributing to a decrease in operating cash during the nine months ended June 1, 2000, was a $22.7 million increase in inventory, off-set in part by a $13.2 million increase in accounts payable and a $5.0 million customer advance to fund inventory purchases. For the three months ended June 1, 2000, the average inventory turn was 7.0 and for the nine months ended June 1, 2000, the average inventory turn was 7.3 compared to 9.9 and 9.6 for the corresponding periods of fiscal year 1999. For the three and nine months ended June 1, 2000, the average trade accounts payable payment period was 49.0 days and 48.0 days, respectively, compared to 41.9 days and 44.3 days for the corresponding periods of fiscal year 1999. The average collection period and average inventory turn levels vary, among other things, as a function of sales volume, sales volatility, product mix, payment terms with customers and suppliers and the mix of consigned and turnkey business.

     We have a $60.0 million senior credit facility that matures in 2004. Our senior credit facility consists of a $50.0 million revolving credit facility and a $10.0 million equipment loan facility restricted to the purchase of property, plant and equipment. Amounts available to borrow under the revolving credit facility vary depending on domestic accounts receivable, inventory and equipment balances, which serve as collateral along with substantially all of our other assets. Our senior credit facility restricts our ability to incur additional indebtedness, to create liens or other encumbrances, to make certain investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of our assets or to enter into any merger or consolidation. The credit facility also contains a covenant requiring that we maintain a fixed charge ratio of not less than 1.0 to 1.0, however, this fixed charge ratio covenant will not be applied to any fiscal quarter during the term as long as the gross collateral exceeds the outstanding balance on the revolving credit facility by at least $10.0 million. As of August 31, 2000, we had a $12.4 million outstanding balance and $37.6 million available to borrow without triggering the test for the fixed charge ratio covenant. Had we been required to test the fixed charge ratio, the test would not have been satisfied. As of August 31, 2000, we had a $5.2 million outstanding balance under the equipment loan facility and $4.5 million of availability under that facility.

     On February 29, 2000, we received $8.7 million under a loan agreement with some of our shareholders. On August 29, 2000, we received an additional $15.0 million under a separate loan agreement with the same shareholders. In connection with the $15.0 million aggregate principal of notes issued August 29,
2000, we issued warrants to purchase      shares of Class A common stock for a
price of $     per share. The loans are evidenced by shareholder notes, which mature on February 27, 2004, subject to earlier prepayment if all amounts due under the senior credit facility have been paid in full and all commitments under the senior credit facility have been terminated. Interest accrues at 90-day LIBOR plus 3.25%, subject to adjustment if the interest rate under the senior credit facility is ever increased. Interest is payable monthly if a fiscal month's fixed charge ratio, as defined, exceeds 1.1 to 1.0, so long as no event of default has occurred under the senior credit facility or would occur as a result of an interest payment under this loan. Otherwise, interest is payable upon maturity of the notes.

     Our principal sources of future liquidity are cash flows from operating activities and borrowings under the credit facility. We have recently experienced longer lead times and restricted availability on certain critical components, which has resulted in an increase in the level of inventory and a decrease in inventory turns. The current supply environment may continue to drive higher than normal inventory levels and effect our overall liquidity. We have implemented a number of initiatives to manage our inventory, improve manufacturing efficiencies and control operating expenses, all of which we believe will improve our liquidity. We believe that future cash flows from operating activities and availability under our credit facility will provide sufficient liquidity to meet our current and future interest payments, working capital and capital expenditure obligations. If cash flows from operating activities and availability under the credit facility are not sufficient to meet these obligations, we will require additional equity or debt financing. Additional financing may not be available on satisfactory terms when required.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released Staff Accounting Bulletin No. 101B, which delayed the implementation date of Staff Accounting Bulletin No. 101 until no later that the fourth fiscal quarter of fiscal years beginning after December 15, 1999. We have not yet assessed the impact, if any, that Staff Accounting Bulletin No. 101 might have on our financial position or results of operation.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting reporting standards for derivative instruments and hedging activities. As amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133," SFAS No. 133 is effective for all quarters beginning after June 15, 2000. We will adopt SFAS No. 133 effective at the beginning of our fiscal year 2001. We do not believe the adoption of SFAS No. 133 will have a material effect on our financial position or results of operations.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation -- and interpretation of APB Opinion No. 25," or FIN 44. This interpretation provides guidance on the accounting for certain stock option transactions and subsequent amendments to stock option transactions. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that FIN 44 covers events occurring during the period from December 15, 1998 and January 12, 2000, but before July 1, 2000, the effects of applying this Interpretation are to be recognized on a prospective basis. We do not believe that the adoption of FIN 44 will have a material effect on our financial position or results of operation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As of June 1, 2000, we had $208.9 million of total debt outstanding, of which $63.5 million is floating interest rate borrowings and is subject to periodic adjustment. As interest rates fluctuate we may experience interest expense increases that may materially impact financial results. For example, if interest rates were to increase or decrease by 1%, the result would be an increase or decrease of approximately $635,000 to interest expense.

     We use the U.S. dollar as our functional currency, except for our operations in Belgium and Malaysia. Direct labor, manufacturing overhead, and selling, general and administrative costs of the international operations are denominated in local currencies. We have evaluated the potential costs and benefits of hedging potential adverse changes in the exchange rates between the U.S. dollar, Belgian franc and Malaysian ringgit. Currently, we do not enter into derivative financial instruments because a substantial portion of our sales in these foreign operations are in U.S. dollars. The assets and liabilities of the Belgian and Malaysian operations are translated into U.S. dollars at exchange rates in effect at the period end date. Income and expense items are translated at the year-to-date average rate. Aggregate transaction losses included in net loss for the three months ended June 1, 2000 were $0.0 million and for the nine months ended June 1, 2000 were $0.2 million.

                                    BUSINESS

OVERVIEW

     We are a global leading provider of advanced electronics manufacturing services to original equipment manufacturers who primarily serve the data communications, telecommunications, and computer/memory module industries. We target customers that are technology leaders in rapidly growing markets, such as Internet infrastructure, wireless communications and optical networking, that have complex manufacturing services requirements and that seek to form long-term relationships with their electronics manufacturing services providers. We offer a broad range of electronics manufacturing services, including:

     - pre-production engineering and product design support;

     - prototyping;

     - supply chain management;

     - manufacturing and testing of printed circuit board assemblies;

     - full system assembly;

     - end-order fulfillment; and

     - after-sales product support.

     We deliver this broad range of services through six strategically located facilities in the United States, Mexico, Asia and Europe. We have long-standing relationships with networking and telecommunications industry leaders such as Cisco Systems, Extreme Networks, Alcatel and Nokia and have recently established relationships with several companies in the emerging areas of wireless communications and optical networking, including AT&T Wireless, JDS Uniphase, Alidian Networks, Digital Lightwave and Tachion Networks. We believe that our competitive advantages in the areas of engineering, advanced manufacturing capabilities and operational flexibility position us to capitalize on the accelerating trend among original equipment manufacturers to outsource a broad range of manufacturing and related services for technologically advanced products.

INDUSTRY BACKGROUND

     Electronics manufacturing services providers offer a broad spectrum of manufacturing and manufacturing-related services to original equipment manufacturers in a variety of end-markets. In addition to traditional manufacturing services, which include printed circuit board assembly, final systems assembly and product testing, electronics manufacturing services companies also increasingly provide:

     - design and engineering support;

     - supply chain management;

     - end-order fulfillment; and

     - after-sales services.

     According to Technology Forecasters, the global electronics manufacturing and related services industry is expected to grow at a compounded annual growth rate of 27% from $78 billion in revenues in 1999 to $260 billion in 2004, as depicted in the bar chart below. Technology Forecasters projects that the larger electronics manufacturing services providers, those with annual revenues in excess of $500 million, will grow at a compounded annual growth rate of 35% over the same period. We believe that the growth for larger electronics manufacturing services companies is projected to be greater than the industry average because original equipment manufacturers are increasingly outsourcing production to larger manufacturers that have the manufacturing capacity and ability to provide a total service solution. In addition, we believe that electronics manufacturing services companies focused on the Internet infrastructure, wireless communications and optical networking markets will experience a higher rate of growth than the industry average.

      PROJECTED ELECTRONICS MANUFACTURING SERVICES INDUSTRY REVENUE GROWTH

  [BAR CHART DEPICTING THE PROJECTED 27% 5 YEAR COMPOUNDED ANNUAL ELECTRONICS MANUFACTURING SERVICES INDUSTRY REVENUE GROWTH RATE FROM $78 BILLION IN 1999 TO
 ESTIMATES OF $101 BILLION IN 2000, $130 BILLION IN 2001, $165 BILLION IN 2002,
                $207 BILLION IN 2003 AND $260 BILLION IN 2004.]

   Source: Technology Forecasters, Inc., Contract Manufacturing from a Global
                          Perspective -- 2000 Update.

     Growth in the electronics manufacturing services industry is primarily being driven by the overall growth of the electronics industry and the increased reliance on outsourcing among original equipment manufacturers. We believe that original equipment manufacturers will continue to increase their use of outsourcing as electronics manufacturing services providers enhance and broaden their value-added service offerings, enabling original equipment manufacturers to focus their resources increasingly on their core competencies, including research and development, sales, marketing and customer service. Technology Forecasters also estimates that the percentage of cost of goods sold in the electronics industry that is outsourced for manufacture by original equipment manufacturers will increase from 11% in 1999 to 26% by 2004. This trend is portrayed in the pie charts illustrated below.

             PROJECTED PERCENTAGE OF COST OF GOODS SOLD OUTSOURCED
              BY ELECTRONICS ORIGINAL EQUIPMENT MANUFACTURERS AND
             SIZE OF THE ELECTRONICS MANUFACTURING SERVICES MARKET

[PIE CHART DEPICTING 89% OF COGS PRODUCED IN-HOUSE BY ORIGINAL EQUIPMENT MANUFACTURERS AND 11% OF COGS OUTSOURCED BY ORIGINAL EQUIPMENT MANUFACTURERS IN 1999, WITH AN ELECTRONICS MANUFACTURING SERVICES MARKET SIZE OF $78 BILLION.] [PIE CHART DEPICTING 74% OF COGS PRODUCED IN-HOUSE BY ORIGINAL EQUIPMENT MANUFACTURERS AND 26% OF COGS OUTSOURCED BY ORIGINAL EQUIPMENT MANUFACTURERS ESTIMATED FOR 2004, WITH AN ESTIMATED ELECTRONICS MANUFACTURING SERVICES MARKET SIZE OF $260 BILLION.]

   Source: Technology Forecasters, Inc., Contract Manufacturing from a Global
                          Perspective -- 2000 Update.

     Electronics manufacturing services providers' growth is related to the growth rates of their customers' and their customers' end-markets. The data communications and telecommunications industries and, in particular, the Internet infrastructure, wireless communications and optical networking markets, are experiencing rapid growth. Established original equipment manufacturers in these markets are increasingly outsourcing a broadening array of complex design and manufacturing services to electronics manufacturing service providers. In addition, emerging companies in these markets typically maintain little or no internal manufacturing capability, relying instead on the manufacturing resources of their sophisticated electronics manufacturing services providers.

     Demand for manufacturing services by original equipment manufacturers in data communications is being driven by the growing global demand for communications bandwidth. Ryan, Hankin & Kent, a market research firm, forecasts that Internet traffic in North America will increase at a compound annual average growth rate of 156% as measured in terabytes, or trillions of bytes, for the period beginning with calendar year 2000 and ending with 2003. Additionally, businesses and other organizations continue to become increasingly dependent on their networks to provide connectivity for internal and external communications. Essential computing applications, such as enterprise resource planning, large enterprise databases and sophisticated on-line connections with vendors, as well as the increased use of communication applications such as e-mail, require significant networking capabilities from networking companies such as Cisco Systems, Nokia and Extreme Networks, three of our largest customers.

     The wireless communications industry has grown rapidly in the past few years, hitting record highs in 1999 in terms of total subscribers and penetration growth and setting the stage for future industry expansion. Increased competition continues to spur a corresponding increase in advertising, thus raising general awareness of the diverse array of wireless communications products available. The advent of useful wireless communications products and the prototypes of next generation products, in addition to positive reviews of existing equipment, have been well received by both commercial and personal users, and are expected to grow in popularity as functionality continues to improve. Strategis Group, a market research firm, estimates that the compounded annual worldwide subscriber growth rate for wireless communication services will be 25.9% from 1999 through 2004 and the total worldwide minutes of use of wireless subscribers is expected to grow at an compounded annual growth rate of 52.1% from 1999 to 2004. Furthermore, International Data Corporation, a market research firm, estimates that the number of wireless handsets worldwide will increase at a 26.5% compounded annual growth rate from 1999 to 2003 to 539 million handsets. We believe the increasing number of wireless minutes used will drive rapid future growth of companies serving the wireless industry, such as AT&T Wireless, one of our newest customers.

     To address expanding bandwidth and transmission distance requirements, new communication equipment using optical technology has been developed. As a result, fiber optic systems are replacing copper wire networks and have become the primary medium for long-haul (greater than 600 kilometers) telecommunications and cable television networks. In addition, fiber optics are used in high data rate networking and data storage applications. At the end of calendar year 1999, over 63 million kilometers of fiber were installed throughout the world, and KMI Market Research, a market research firm, estimates that this figure will grow to 181 million kilometers by 2004, a 23.5% compounded annual growth rate. We believe the continued deployment of optical technology should result in rapid growth of companies serving the optical industry, such as Alidian Networks, Digital Lightwave and JDS Uniphase, some of our newest customers.

     The demand for memory modules in electronic systems is also growing. Dataquest, a market research firm, forecasts that the size of the worldwide market for dynamic random access memory modules will increase from $23.1 billion in 1999 to $48.0 billion in 2004, a 15.7% compounded annual growth rate. Several factors contribute to the increasing use of memory, such as the development of high-performance computers and servers, the greater complexity of software, the development of high-bandwidth and graphics-intensive applications, and evolving Internet and telecommunications infrastructure requirements. In addition, digital computing and processing have extended beyond established platforms such as computers and servers to include a wide array of electronic equipment, such as routers, switches, hubs, digital cameras, digital video recorders, digital audio players, personal digital assistants and "smart" appliances. We believe the increasing use of memory components should continue to drive the growth of companies serving the memory modules industry, such as Micron Technology, one of our largest customers.

     Accelerating technological requirements of end products in these markets are driving original equipment manufacturers to choose those electronics manufacturing services providers who possess the sophisticated skills in radio frequency, optical and other advanced technologies to rapidly validate the design and facilitate the manufacturing of these complex products from prototype to volume production. Additionally, the rapid new product introduction cycle, frequent engineering changes and unpredictable market acceptance rates that characterize these products require a high level of manufacturing flexibility. As a result, original equipment manufacturers in these markets are seeking long-term strategic relationships with electronics manufacturing services providers who have the requisite technological capability and are nimble enough to handle manufacturing in this dynamic environment.

     As the electronics manufacturing services industry has grown and developed, there has emerged a stratification of its participants. The largest participants, who have annual revenues in excess of $2 billion, tend to concentrate on the largest customer programs which commonly provide annual revenue in excess of $100 million. As a result of the concentration on bigger programs by these participants, the opportunity has arisen for other electronics manufacturing services providers who possess advanced execution and engineering skills comparable to those of the largest providers to win contracts from high-growth emerging electronics companies and small to mid-sized programs from large established original equipment manufacturers. In many cases, these customers also recognize and value the focused senior management attention and service flexibility that electronics manufacturing services providers such as MCMS can provide.

OUR COMPETITIVE STRENGTHS

     We have established strong, long-term relationships with numerous original equipment manufacturers who concentrate on the data communications, telecommunications and computer/memory module industries, particularly in the markets of Internet infrastructure, wireless communications and optical networking. The strength of these relationships has been built by our ability to consistently provide our customers with:

     - advanced engineering capabilities;

     - expertise in Internet infrastructure, wireless communications and optical networking markets;

     - memory module expertise;

     - a broad range of advanced manufacturing and fulfillment services;

     - global scale and infrastructure; and

     - fully integrated worldwide facilities.

     Our broad array of service capabilities allows us to reduce our customers' overall costs and resources committed to working capital and manufacturing while improving time to market and time to global production. Our capabilities enable our customers to focus on their core competencies of research and development, sales, marketing and customer service.

     Advanced Engineering Capabilities. We have secured programs with advanced technical requirements from industry leading data communications and telecommunications companies and emerging participants in the Internet infrastructure, wireless communications and optical networking markets. We have developed these customer relationships as a result of our advanced technical capabilities in such areas as:

     - fiber optic cable connectorization and fusion splicing;

     - specialized radio frequency and optical test development;

     - automated inspection;

     - complex board and system level functional testing;

     - ultra high pin count ball grid array assembly; and

     - ultra fine pitch chip scale packaging.

     We support and develop these advanced technical capabilities with our staff of over 360 engineers and technicians and a patent portfolio consisting of 36 patents and 29 patent applications covering a range of manufacturing and test processes.

     Expertise in Internet Infrastructure, Wireless Communications and Optical Networking Markets. We focus substantial resources and have developed specific expertise to serve the rapidly expanding Internet infrastructure, wireless communications and optical networking markets. We have accumulated a deep body of experience with Internet infrastructure products as a result of our longstanding relationships with such industry-leading technology companies as Cisco Systems, Extreme Networks, Nokia and Alcatel. We have leveraged our Internet infrastructure, technical and manufacturing capabilities to develop advanced skills in the areas of wireless communications and optical networking. We use our wireless and optical capabilities to build a variety of advanced wireless and optical products for established and emerging original equipment manufacturers, including AT&T Wireless, JDS Uniphase, Digital Lightwave and Alidian Networks. We believe that our experience and our early entry into the Internet infrastructure, wireless communications and optical networking markets makes us one of the few electronics manufacturing services providers capable of offering original equipment manufacturers advanced wireless and optical design and manufacturing services. We also believe that this experience will enable us to continue to attract new customers and increase our sales to existing customers in the highest growth areas of the communications marketplace.

     Memory Module Expertise. We have been a leading provider of memory modules since our inception in 1984. We believe our memory module expertise provides us with a competitive advantage because we are one of a limited number of electronics manufacturing services providers with significant memory module design, assembly and test capabilities. We are the sole third party memory module supplier for Micron Technology, one of the largest dynamic random access memory manufacturers in the world.

     A Broad Range of Advanced Manufacturing and Fulfillment Services. We offer our customers a broad range of advanced manufacturing and fulfillment services that support our customers' products from initial design and development through prototyping, assembly, testing and final system assembly. We also provide a variety of fulfillment services, including supply chain management, product packaging, worldwide distribution and after-sale support. Our ability to deliver a complete manufacturing solution from design through end-order fulfillment and after-sales support reduces our original equipment manufacturer's time to market and time to volume.

     Global Scale and Infrastructure. We operate engineering and manufacturing facilities in the United States, Malaysia, Mexico and Belgium. These facilities are in close proximity to the world's major electronics markets. Our global presence allows us to shift manufacturing resources to the areas where our customers and their end-markets are located, reduce the time and cost required to bring our customers' products to market and simultaneously introduce our customers' products in major global markets. Our global reach enables us to provide original equipment manufacturers with the flexibility to manufacture products locally in several regions of the world.

     Fully Integrated Worldwide Facilities. We utilize the same or functionally similar assembly and test equipment, information systems and quality procedures in all of our locations, which allow for a smooth transfer of production between our facilities, unlike many of our competitors who have achieved their global reach through acquisitions of manufacturing facilities with varying manufacturing platforms. These capabilities give our customers greater flexibility and the opportunity to reduce their costs by transferring production to the facility that best suits their needs. The fact that each of our facilities operate similarly:

     - enhances communications among facilities;

     - allows our employees to work effectively at any of our sites;

     - improves quality control;

     - allows us to acquire equipment at volume discounts; and

     - promotes adoption of best practices at each of our facilities.

     These factors improve our efficiencies and product quality and ultimately reduce costs and enhance our margins.

OUR STRATEGY

     Our objective is to be a leading global provider of advanced electronics manufacturing services to a diverse group of leading and emerging original equipment manufacturers operating in the data communica-tions, telecommunications and computer/memory module industries. To achieve this objective, we intend to pursue the following strategies:

     Target Long-Term Relationships with Original Equipment Manufacturers in High Growth Markets. We plan to continue to develop and pursue long-term relationships with promising, rapidly growing established and emerging-technology companies who are leaders in the Internet infrastructure, wireless communications and optical networking markets. We focus on serving original equipment manufacturers that seek long-term comprehensive solutions for their complex manufacturing requirements. We believe that by involving ourselves early in the product design phase and tightly integrating our operations with these original equipment manufacturers we are able to develop strong sustainable relationships. For example, we have used this strategy to provide advanced electronics manufacturing services to Cisco Systems since 1995. We plan to expand our relationships with both new and existing customers by offering a wide array of advanced manufacturing and engineering capabilities combined with the senior management focus necessary to support these original equipment manufacturers' dynamic manufacturing requirements.

     Provide a Comprehensive Set of Advanced Flexible Manufacturing
Services. We have developed a comprehensive array of advanced engineering and manufacturing capabilities. Our customers can utilize our expertise in virtually every phase of product development and distribution including:

     - supply chain management;

     - pre-production engineering and product design support;

     - prototyping;

     - manufacturing and testing of printed circuit board assemblies;

     - full system assembly;

     - end-order fulfillment; and

     - after-sales product support.

     In addition, our capabilities in advanced technologies give us the flexibility to address our customers' complex and shifting needs. We have developed manufacturing processes focused on a high degree of flexibility to allow us to efficiently manufacture products characterized by short manufacturing runs and rapid design and configuration changes. We have the capability to customize and configure products to the single unit level. Our ability to provide a wide range of services, our flexibility to rapidly adjust to customer needs and our ability to deliver these services across a global footprint provides the foundation to strengthen our relationships with our existing customer base and attract additional customers.

     Maintain Our Position as a Manufacturing Technology Leader. We believe that remaining at the leading edge of production technology and delivering excellence in manufacturing are critical success factors in providing electronics manufacturing services to data communications, telecommunications and computer/memory module original equipment manufacturers. We have leveraged our experience with our Internet infrastructure customers to further advance our skills in the areas of wireless communications and optical networking. We have invested significantly in our infrastructure and our personnel to develop manufacturing processes and expertise, including:

     - fiber optic cable connectorization and fusion splicing;

     - specialized radio frequency and optical test development;

     - automated inspection;

     - complex board and system level functional testing;

     - ultra high pin count ball grid array assembly; and

     - ultra fine pitch chip scale packaging.

     Provide Advanced Supply Chain Management. Our objectives in the area of supply chain management include procuring required materials on time, in the desired quantity and at the most attractive terms, as well as optimizing the speed of our inventory turns. By consolidating our procurement through a select number of distributors and direct suppliers, we believe we have been able to improve our allocation of scarce components and the quality of the service we have received from our distributors and suppliers, including the terms of our purchases. Furthermore, a number of our leading original equipment manufacturers are able to use their buying power to secure advantageous materials pricing. As a result of our relationship with these customers, we often gain access to this advantageous pricing which we are able to utilize on behalf of other customers. To improve the speed of our inventory turns and improve our materials management flexibility, we have agreements with a number of our suppliers which require them to maintain an inventory of components in a distribution facility managed by a third party and located in close proximity to our manufacturing locations. This "superstore" concept, which is described below in the section entitled "Our Services", reduces the length of the overall supply chain and improves visibility into component availability while also reducing on-hand inventory.

     Expand our Global Presence. We situate our manufacturing facilities in locations which provide our customers with:

     - proximity to their engineering resources;

     - proximity to their end users' markets; and

     - access to lower operational cost structures.

We anticipate that we will support our growth by expanding the capacity of our existing locations, establishing facilities at new locations which diversify our geographic offerings, and undertaking selective acquisitions of independent electronics manufacturing services providers or manufacturing operations of electronics original equipment manufacturers. The implementation of our expansion strategy will be a function of where we can effectively provide electronics manufacturing services to our expanding customer base.

OUR SERVICES

     We are a provider of manufacturing solutions for leading technology original equipment manufacturers in the data communications, telecommunications and computer/memory module industries, particularly in the Internet infrastructure, wireless communications and optical networking markets, that have complex manufacturing needs and that benefit from our full spectrum of electronics manufacturing services. We believe that our ability to deliver this wide array of services to our original equipment manufacturer customers in a flexible and efficient manner provides us with a competitive advantage over other electronics manufacturing services providers focused in few service areas. Our full range of manufacturing services include:

     Pre-Production Engineering and Product Design Support. Our advanced engineering team works with original equipment manufacturers early in the product development cycle for new products. This work includes:

     - concurrent electrical design;

     - printed circuit board design;

     - component engineering;

     - design for manufacturing and logistics analysis;

     - design verification testing;

     - reliability testing and analysis;

     - product assurance; and

     - packaging design.

     Our pre-production engineering and product design support is used by our customers to reduce the overall product development time thereby speeding time to market, and to help lower the product cost.

     Prototyping. Our dedicated new product introduction teams provide comprehensive pre-production manufacturing services centered around fully automated, quick turnaround printed circuit board assembly. Additional services include prototype materials procurement, automated optical and X-ray inspection, flying probe testing, and rework services. These services are provided with all of the systems and controls used for volume production, thereby assuring performance, quality and smooth scaling to production level quantities.

     Supply Chain Management. We utilize our fully integrated enterprise resource planning and supply chain management system to enable us to optimize materials management from supplier to end-customer. Effective management of the supply chain is critical to the success of original equipment manufacturers as it directly impacts the time required to deliver product to market and the capital requirements associated with carrying inventory.

     To improve the speed of our inventory turns and improve our materials management flexibility, we have deployed "superstores." These superstores are managed by third parties and are located in close proximity to our manufacturing locations. They serve as inventory locations where suppliers store a supply of materials determined by us. Given the geographic proximity of these superstores to our facilities, we are able to purchase required materials and have them delivered to our manufacturing floors in a compressed time frame, thus reducing our working capital requirements and improving our flexibility and responsiveness of our manufacturing capability.

     We are in the process of implementing a software solution provided by webPLAN Corp. to optimize our supply chain management performance. webPLAN is a user-configurable advanced planning software designed to interface with our enterprise and material resource planning systems to provide, among other things:

     - collaborative planning with customers, suppliers and other partners;

     - real-time visibility into inventory, production, demand and supply levels;

     - an ability to measure and analyze key performance indicators through extensive reporting capabilities; and

     - a more closely integrated supply chain resulting in improved customer, supplier and production management.

     Once implemented, we believe webPLAN will provide us with an enhanced planning and scheduling capability. In addition to providing traditional materials resource planning, capacity planning and production scheduling, webPLAN's flexibility and broad functionality will assist us by adding simulation and impact analysis to our scheduling, material and capacity planning. We believe this will significantly increase our ability to effectively manage inventory, improve production efficiency and optimize the utilization of our facilities.

     Manufacturing and Testing of Printed Circuit Board Assemblies. We use sophisticated technology in the assembly and testing of our printed circuit board assemblies, and have continually made significant investments in developing new assembly and test process techniques and improving product quality. These investments have helped to reduce and improve delivery time to customers. We work both independently of and in cooperation with customers and suppliers to develop leading assembly and test technologies.

     Full System Assembly. We provide full system assembly services, which entail our integrating a product's various sub-assemblies into a complete end product ready for customer use. These services require sophisticated logistics capabilities to rapidly procure components, assemble products, perform complex testing and distribute products to customers around the world. Our full system assembly services involve combining a wide range of sub-assemblies and employing advanced test techniques to various sub-assemblies and final end products. Increasingly, our customers require build-to-order system solutions which can entail unit-level customization with very short lead times. Our highly scalable and flexible manufacturing processes enable us to address this rapidly growing market opportunity.

     End-Order Fulfillment. We design and test packaging of products for bulk shipment or single end-customer use. We have a sophisticated integrated system for managing complex international order fulfillment, allowing us to ship worldwide and, in many cases, directly to the original equipment manufacturers' end-customers.

     After-Sales Product Support. We offer a wide range of after-sales support services. This support can be individualized to meet each customer's requirements and includes product upgrades, repair and engineering change management.

OUR MANUFACTURING TECHNOLOGIES

     We intend to continue both to maintain our technical expertise in established methods and processes as well as to develop the additional expertise required to serve advanced emerging markets such as Internet infrastructure, wireless communications and optical networking.

     Our technology expertise includes the following advanced areas:

     - Advanced and Specialized Testing, which is used for wireless and optical assemblies, where in-circuit tests often cannot be used. Automated x-ray and optical inspection techniques are used to structurally examine the completed assembly. Wireless and optical products may also require functional and parametric testing utilizing specialized test instrumentation. This test instrumentation requires that specialized software be developed to allow these instruments to perform as necessary.

     - Fiber Optic Cable Connectorization and Fusion Splicing, which is typically used to manufacture passive optical components such as optical couplers, splitters, filters and attenuators. These components are manufactured, tested and assembled to become optical data dense wave division multiplexing systems used in metropolitan area networks.

     - Advanced Area Array, which includes ball grid arrays, column grid arrays and chip scale packages. Advanced area array enables the surface mount soldering of high density integrated circuits to printed circuit boards in less space than fine pitch alternatives. This method enables more interconnections in the same space than do less advanced techniques. Advanced area array components connect the integrated circuit board through an array of small solder balls or columns on the bottom side of the component package, instead of the fine leads of a fine pitch device on the periphery of the component package. Advanced area array components require fully automated assembly and soldering processes for assembly onto printed circuit boards. We maintain, and continue to develop, processes for current and next generation advanced area array components.

     - Automated Inspection, which uses x-ray or optical cameras. Automated inspection allows us to structurally examining a printed circuit board assembly for quality and completion to the bill of materials and assembly specifications. Automated x-ray inspection also allows for high resolution analysis and characterization of advanced area array solder connections that cannot be examined manually or with optical cameras. Automated x-ray inspection, optical inspection or both is a required production test alternative when physical, electrical or economic constraints prevent the use of in-circuit testing.

     - Complex Board and System Level Functional Testing, which searches for defects by using external instrumentation to stimulate the ultimate end-use functionality of a completed assembly.

     Our technology expertise also includes the following traditional areas:

     - Surface Mount Technology, which involves soldering component leads to a circuit board that does not have any leads protruding through it or holes in it, which allows for the utilization of both sides of the circuit board.

     - Fine Pitch, which is used in the soldering of components to a circuit board. The smaller spacing, or pitch, of component leads or patterns allows for higher board densities and smaller products.

     - In-Circuit Test, which is an automated technique designed to electrically analyze printed circuit board assemblies for quality and completion to the bill of materials and schematic. In addition to identifying manufacturing related defects, in-circuit testing can functionally test individual components on the printed circuit board, as well as download software to programmable devices including flash memory and field programmable gate arrays.

     - Stress Testing, which introduces adverse environmental conditions to detect potential failures of completed printed circuit boards.

OUR CUSTOMERS

     Our customers include established original equipment manufacturers in the data communications, telecommunications and computer/memory module industries, including Alcatel, Cisco Systems, Extreme Networks, Micron Technology, Nokia, Ramp Networks and Tachion Networks. We also have relationships with a number of wireless communications and optical networking original equipment manufacturers, including Alidian Networks, AT&T Wireless, Digital Lightwave, and JDS Uniphase. The following table shows the percentage of our sales in each of the markets we serve for the fiscal years ended September 3, 1998 and September 2, 1999 and the nine months ended June 1, 2000.

                                                      FISCAL YEAR ENDED            NINE MONTHS ENDED
                                               --------------------------------    -----------------
                                               SEPTEMBER 3,        SEPTEMBER 2,         JUNE 1,
MARKETS                                            1998                1999              2000
-------                                        ------------        ------------    -----------------
Data communications..........................       67%                 78%                71%
Telecommunications...........................        7                   5                  6
Computer/memory module.......................       21                  10                 14
Other........................................        5                   7                  9
                                                   ---                 ---                ---
          Total..............................      100%                100%               100%
                                                   ===                 ===                ===

     Outlined below is a list of both our established customers and new customer relationships and the industry or market which they serve.

        DATA                                                                             COMPUTER/
   COMMUNICATIONS     TELECOMMUNICATIONS       WIRELESS             OPTICAL            MEMORY MODULE
--------------------  ------------------  -------------------  ------------------  ---------------------
Cisco Systems         Alcatel             AT&T Wireless*       Alidian Networks*   Micron Technology
Extreme Networks      Comverse Network    Harris Corporation*  Digital Lightwave*  Kentron Technologies
Nokia                 Systems                                  G-Tran*             Xircom
Ramp Networks         Tachion Networks*                        JDS Uniphase*       Ciprico
Ixia Communications*
Ziatech*
Phobos*

------------
* New relationships established over the last nine months

     In the first nine months of fiscal year 2000, Cisco Systems represented approximately 40.4% of our net sales. In the third quarter of fiscal year 2000, Cisco Systems represented approximately 39.4% of our net sales, Extreme Networks represented approximately 16.5% of our net sales and Nokia represented approximately 10.6% of our net sales.

SALES AND MARKETING

     We use a direct sales force of senior sales professionals located in North America, Europe and Asia to market our broad array of electronics manufacturing services. We augment our North American direct sales force with a network of twelve manufacturers sales representatives. We organize our North American sales efforts on a regional basis, with each region managed by an experienced director of sales. Each director of sales is assisted by a director of engineering who participates in the technical sales process in all regions. Our senior management team participates heavily both in the initial customer sales process as well as in ongoing customer account management.

     Our sales and marketing professionals target original equipment manufacturers that require comprehensive outsourcing solutions in the data communications, telecommunications, and computer/memory module industries in general, and in the Internet infrastructure, wireless communications and optical networking markets in particular. Within these target markets, we focus our sales efforts on securing programs with high growth potential from large established original equipment manufacturers and emerging electronics companies. We focus on developing close collaborative relationships with our customers early in the design phase and throughout the life cycle of a product. To facilitate these relationships, a customer team is formed to support each customer's needs throughout the outsourcing process. Each customer team is led by a business unit manager and consists of professionals from the procurement, engineering, manufacturing, testing and quality areas.

INTELLECTUAL PROPERTY

     Our intellectual property portfolio consists of patents, patent applications, trademarks, trade secrets and other proprietary information. We currently have 36 patents and 29 patent applications covering a range of manufacturing and test processes. "MCMS" and the MCMS logo are U.S. registered trademarks.

     Our patent portfolio, trade secrets and other proprietary information cover proprietary manufacturing processes that improve our ability to deliver high quality services in a timely and cost-effective manner. They include methodologies relating to, among other things, the soldering of components to printed circuit boards, the calibration and enhancement of assembly equipment, and the testing of printed circuit board assemblies and memory modules. When a new proprietary manufacturing process is implemented successfully for a given application at a certain manufacturing location, we endeavor to deploy its application across all manufacturing locations. Through our multi-disciplined engineering teams, we will continue to develop new manufacturing and testing processes to meet our customers' changing needs and requirements, improve efficiencies and reduce costs.

     To protect our proprietary rights, we rely largely upon a combination of patents, trade secret laws, non-disclosure agreements, our internal confidentiality procedures and employee confidentiality agreements. Although we take steps to protect our proprietary information and trade secrets, misappropriation may still occur. We believe that our proprietary manufacturing processes do not infringe on the proprietary rights of others.

EMPLOYEES

     As of August 31, 2000, we had 2,484 full-time employees. Given the variable nature of our project flow and the quick response time required by our customers, it is critical that we be able to quickly ramp-up and ramp-down our production capacities to maximize efficiency. We satisfy our varying labor requirements by employing a skilled temporary labor force as needed. Except for 239 employees located in Colfontaine, Belgium and Monterrey, Mexico, our employees are not unionized. We believe our employee relations are good, and we have not experienced any work stoppages at any of our facilities.

GLOBAL OPERATIONS

     Our strategy is to maintain standardization of our worldwide operations around common equipment, information systems, procedures and information technology. Such standardization reduces the complexity of our operations, permits us to shift production as well as personnel from facility to facility to optimize the utilization of capacity without significant equipment modification, allows us to apply best management practices and enables us to accommodate our customers' choice of facilities. With the exception of our new facility in San Jose, each of our facilities is ISO 9001 certified and employs standard hardware platforms.

     Our executive offices are located in San Jose, California. We have two other U.S. facilities located in Nampa, Idaho and Durham, North Carolina as well as facilities in Malaysia, Mexico and Belgium. Information about these facilities is set forth below:

                                                 LEASED/OWNED
LOCATION                         SQUARE FEET   (EXPIRATION DATE)                 PRINCIPAL USES
--------                         -----------   -----------------   ------------------------------------------
San Jose, California...........     16,000     Leased (3/1/07)     executive offices, design, prototyping,
                                                                   engineering
Nampa, Idaho...................    216,000     Owned               design, prototyping, engineering, printed
                                                                   circuit board assembly & test, system
                                                                   assembly & test, end order fulfillment
Durham, North Carolina.........    110,000     Leased (12/31/05)   design, prototyping, engineering, printed
                                                                   circuit board assembly & test, system
                                                                   assembly & test, end order fulfillment
Penang, Malaysia...............    118,000     Leased (12/1/02)    design, prototyping, engineering, printed
                                                                   circuit board assembly & test, system
                                                                   assembly & test, end order fulfillment
Monterrey, Mexico..............    112,000     Leased (7/30/07)    engineering, printed circuit board
                                                                   assembly & test
Colfontaine, Belgium...........     91,500     Owned               design, prototyping, engineering, printed
                                                                   circuit board assembly & test, system
                                                                   assembly & test

     A key element in our business strategy is to expand our global presence to provide engineering, manufacturing and fulfillment services in locations that meet our customers' requirements. Consistent with this strategy, we have established engineering and manufacturing facilities in Malaysia, Mexico and Belgium. The establishment of our Mexican and Malaysian facilities has enabled us to provide low-cost manufacturing and end-order fulfillment services for our customers on a global basis.

     We believe our facilities are adequate for our operating needs. We anticipate that as our business grows, we will need to acquire, lease or build additional facilities.

COMPETITION

     The electronics manufacturing services industry is intensely competitive and highly fragmented. Competition consists of numerous regional, national and international participants as well as, indirectly, the manufacturing operations of a large number of original equipment manufacturers who elect to perform their manufacturing internally rather than through an outside electronic manufacturing services provider. We compete directly with a number of electronics manufacturing services providers, including Celestica Inc., Flextronics International, Ltd., Jabil Circuit, Inc., SCI Systems, Inc., Sanmina Corporation, and Solectron Corporation. To be competitive, we must provide technologically advanced manufacturing services, high quality products, flexible production schedules and reliable delivery of finished products on a timely and price competitive basis. Many of our competitors have more geographically diversified manufacturing facilities, international procurement capabilities, research and development capabilities and sales and marketing resources. In addition, we may be at a competitive disadvantage because some of our competitors are less financially leveraged, resulting in, among other things, greater operational and financial flexibility.

BACKLOG

     Our backlog as of August 31, 2000 was approximately $144.5 million. Backlog consists of purchase orders received and that are expected to be filled, typically within three months. Because of variations in the timing of orders, quantities ordered, delivery intervals and customer and product mix, our backlog as of any particular date may not be representative of actual sales for any subsequent period. In addition, subject to certain conditions and limitations, customer orders can be canceled and volume levels can be changed or delayed. From time to time, some of our customers have terminated their manufacturing arrangements with us, while other customers have reduced or delayed the volume of design and manufacturing services performed by us. We may not be able to replace terminated programs, terminated relationships or canceled, delayed or reduced contracts with new business. Termination of a manufacturing relationship or changes, reductions or delays in orders could have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENTAL REGULATION

     Our operations are subject to federal, state and local regulatory requirements relating to environmental, waste management and health and safety measures relating to the use, release, storage, treatment, transportation, discharge, disposal and clean-up of hazardous substances and wastes, as well as practices and procedures applicable to the construction and operation of our plants. We do not regard our current costs of compliance as material, and we are not presently aware of any factors or circumstances that would cause us to incur significant costs or liabilities in the future related to environmental, health and safety law compliance.

LEGAL PROCEEDINGS

     From time to time, we are a party to various legal actions arising in the ordinary course of business. To the best of our knowledge, there are no material legal proceedings currently pending or threatened against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our executive officers and directors as of September 15, 2000.

NAME                                   AGE                            POSITION
----                                   ---                            --------
Richard L. Rowe......................  51    Chief Executive Officer, Director
Robert F. Subia......................  38    President, Chief Sales and Marketing Officer and Director
Chris J. Anton.......................  38    Executive Vice President, Finance and Chief Financial
                                               Officer
Angelo M. Ninivaggi..................  33    Executive Vice President, General Counsel and Corporate
                                               Secretary
R. Stephen Cheheyl...................  54    Director
John A. Downer.......................  42    Chairman, Director
C. Nicholas Keating..................  58    Director
Michael E. Najjar....................  33    Director
Mark Rossi...........................  44    Director

     Richard L. Rowe was appointed our Chief Executive Officer in November 1999. Prior to joining us, he held a number of senior management positions in Honeywell, Inc. from 1977 to 1999, most recently serving, from December 1998 to August 1999, as Vice President and General Manager of Honeywell-Measurex, headquartered in Cupertino, California, with operations in Ireland, Germany, Finland, Japan, Asia-Pacific, and Latin America, along with six North America operations. He has served on numerous boards, including the board of directors of the Silicon Valley Manufacturing Group. Mr. Rowe holds a B.S. in Engineering from the U.S. Military Academy at West Point, and an M.S. in Engineering Management from George Washington University in Washington, D.C.

     Robert Subia joined us from Micron Technology, Inc. in February 1993 as Director of Sales. In November 1999, he was appointed and continues to serve as President and Chief Sales and Marketing Officer. From April 1995 to November 1999, he served as our President and Chief Executive Officer. Mr. Subia holds a B.S. in Business Administration with an emphasis in Marketing from Boise State University.

     Chris J. Anton joined us in July 1996 and now serves as our Executive Vice President, Finance and Chief Financial Officer. From July 1996 to October 1997, he served as our Corporate Controller. He was appointed Vice President, Finance and Chief Financial Officer in October 1997 and Executive Vice President, Finance in September 2000. Prior to joining us, Mr. Anton served as the Chief Financial Officer of Futura Corporation from February 1996 to July 1996. From September 1994 to February 1996, he held the positions of President and General Manager of Image National, Inc., and prior to joining Image National he served as Vice President of Engineering and New Product Development at Morrison Knudsen Corporation. Mr. Anton's background also includes five years of industry experience in financial and technical positions with Hewlett Packard Company and Micron Technology, Inc. Mr. Anton received a B.S. in Chemistry from the University of Idaho and an M.B.A. from the Columbia University School of Business.

     Angelo M. Ninivaggi joined us in January 1998 and now serves as our Executive Vice President, General Counsel and Corporate Secretary. From January 1998 to September 1998, he served as our Chief Corporate Counsel. He was appointed Corporate Secretary in May 1998, Vice President and General Counsel in September 1998, and Executive Vice President in September 2000. From March 1996 until joining us, Mr. Ninivaggi served as Corporate Counsel with Micron Electronics, Inc. Prior to Mr. Ninivaggi's employment with Micron Electronics, Inc., he worked as an associate with the law firm of Weil, Gotshal & Manges in New York. Mr. Ninivaggi holds a B.A. in Economics from Columbia University, an M.B.A. in Finance from Fordham University, and a J.D. from Fordham University.

     R. Stephen Cheheyl joined our board of directors in connection with the recapitalization. Since his retirement in December 1995, Mr. Cheheyl has been a private investor and independent consultant. From October 1994 to December 1995, he served as Executive Vice President, Business Operations of Bay Networks, Inc., which was formed through the merger of Wellfleet Communications, Inc. and Synoptics Communications, Inc. From December 1990 to October 1994, Mr. Cheheyl served as Senior Vice President of Finance and Administration of Wellfleet. He also serves as a director of Sapient Corporation. Mr. Cheheyl received an A.B. from Dartmouth College and an M.B.A. from Northwestern University.

     John A. Downer joined our board of directors in connection with the recapitalization and has been Chairman since September 2000. Since December 1996, Mr. Downer has served as a Managing Director of Cornerstone. From 1989 to December 1996, Mr. Downer was a partner of various venture capital funds managed by Prudential Equity Investors, Inc. Mr. Downer is also a director of several privately held companies. Mr. Downer received an A.B., M.B.A. and J.D. from Harvard University.

     C. Nicholas Keating joined our board of directors in connection with the recapitalization. Mr. Keating has been an independent business advisor since 1993 to a number of companies principally in the networking, software, semiconductor and imaging industries. From February 1999 to January 2000, Mr. Keating was President and CEO of US Search.com Inc. Mr. Keating was Vice President of Network Equipment Technologies, a wide area networking company, from 1987 to 1993. Mr. Keating currently serves as a Director of Energy Solutions International, a European systems company serving the global energy market and DML Networks Inc., an Internet Protocol software developer. Mr. Keating holds a B.A. and an M.A. from American University and was a former Fulbright Scholar.

     Michael E. Najjar joined our board of directors in connection with the recapitalization. Mr. Najjar has served as a Managing Director of Cornerstone since February 1997. From January 1996 to February 1997, Mr. Najjar was a partner at Advanta Partners LP, a private equity firm. Prior to 1996, Mr. Najjar worked in the Corporate Finance Department of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Najjar is also a director of several privately held companies. Mr. Najjar received a B.A. from Cornell University and an M.B.A. from The Wharton School at The University of Pennsylvania.

     Mark Rossi joined our board of directors in connection with the recapitalization. Since December 1996, Mr. Rossi has served as a Managing Director of Cornerstone Equity Investors, LLC. Prior to joining Cornerstone, from 1994 to 1996, Mr. Rossi served as President of Prudential Equity Investors, Inc. Mr. Rossi currently serves as Director of Maxwell Technologies, Inc., Centurion Wireless Technologies, Inc., Novatel Wireless, Inc., True Temper Sports, Inc. and several other private companies. Mr. Rossi holds a B.A. from Saint Vincent College and an M.B.A. from Northwestern University.

     Following completion of this offering, we expect to appoint at least one additional independent director.

DIRECTOR COMPENSATION

     Our board members receive no remuneration for their services as directors. We reimburse our directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings. Following this offering, directors who are not employees of our company will receive compensation that is commensurate with arrangements offered to directors of companies that are similar to our company. Compensation arrangements for independent directors established by our board could be in the form of cash payments, option grants or both.

COMMITTEES OF THE BOARD

     Our board of directors has authority to appoint committees to perform certain management and administration functions. Following this offering, the board will continue to have an audit committee, a compensation committee and an executive committee. The functions of the audit committee include reviewing the adequacy of our system of internal accounting controls; reviewing the results of the independent auditors' annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; reviewing our audited financial statements and discussing them with management; reviewing the audit reports submitted by the independent auditors; reviewing disclosures by independent auditors concerning relationships with our company and the performance of our independent auditors and annual recommending independent auditors; adopting and annually assessing our charter; and preparing such reports or statements as may be required by the Nasdaq National Market or the securities laws. Upon completion of this offering, the audit committee will continue to include at least three independent directors. The compensation committee reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our employees and directors. Upon the completion of this offering, the compensation committee will continue to consist of at least two non-employee directors (as defined in Rule 16b-3 under the Exchange Act). The functions of the executive committee include the oversight of general corporate matters and approval of all major capital expenditures. The executive committee consists of three members.

EMPLOYMENT AGREEMENTS

     During fiscal 2000, we entered into an employment agreement with Richard Rowe governing the terms and conditions of Mr. Rowe's employment with us as our Chief Executive Officer. During fiscal year 1999, we entered into employment agreements with Richard Downing, David Garcia and Angelo M. Ninivaggi, which provided for employment periods of two, three, and three years, respectively. During fiscal year 1998 and in connection with the recapitalization, we entered into employment agreements with each of Robert F. Subia and Chris Anton, which provided for employment periods ending on the third anniversary date of the closing of the recapitalization. As described below, Messrs. Downing and Garcia are no longer employed by us.

     Under the employment agreements, the individuals (i) receive an annual base salary (as set by our board of directors or compensation committee but subject to minimum amount), (ii) are eligible to participate in all of our employee benefit programs for which our senior executive employees are generally eligible, including the 1998 Stock Option Plan, (iii) receive certain other employee benefits and (iv) have employment periods which will automatically terminate upon resignation, death or permanent disability or incapacity, or upon termination by us, with or without cause.

     If we terminate the employment period without cause, or if we constructively terminate the individual, the affected individual, in the case of Messrs. Subia, Anton and Ninivaggi, is entitled to receive his base salary plus all fringe benefits (but no bonuses) for 18 months following termination in the case of Mr. Subia, and up to 12 months following termination for the other individuals. If we terminate Mr. Rowe without cause, or if we constructively terminate Mr. Rowe, Mr. Rowe is entitled to receive his base salary and health and welfare benefits for 12 months following termination plus a pro rata bonus based upon Mr. Rowe's duration of employment during the fiscal year in which his employment terminated and our performance through the date of termination. If the employment period terminates upon the individual's death or permanent disability, the individual, in the case of Messrs. Subia, Anton, and Ninivaggi, is entitled to receive his base salary for 12 months following such termination. If the employment period terminates upon the individual's resignation (other than if we constructively terminate) or incapacity, or is terminated by us for cause, the individual will be entitled to receive his base salary through the date of termination. Under the employment agreements, the individuals agree not to (i) compete with us during the period in which he is employed by us and for 12 months thereafter in the case of Mr. Rowe, 18 months thereafter in the case of Mr. Subia, and either 6 or 12 months thereafter for the other individuals;
(ii) disclose any confidential information; (iii) solicit or hire any of our employees or our subsidiary' employees during the noncompete period; and (iv) induce or attempt to induce any of our customers, suppliers, licensees, licensors, franchisees or other business relations to cease doing business with us during the noncompete period.

     In connection with Mr. Garcia's termination of employment in September 1999, we entered into a severance agreement and release, requiring among other things, for a period of approximately ten months following his employment termination, that we continue to pay wages to Mr. Garcia and that he not compete with us, solicit or hire our employees, or induce or attempt to induce any of our customers, suppliers, licensees, licensors, franchisees or other business relations to cease doing business with us. The scope of these conditions are consistent with his employment agreement.

     In connection with Mr. Downing's termination of employment in January 2000, we entered into a severance agreement and release under which we paid wages to Mr. Downing for two months following his employment termination.

EXECUTIVE COMPENSATION

     The following table summarizes the annual and long-term compensation for services in all capacities rendered to us for each of fiscal years 1999, 1998 and 1997, by those who served as (i) chief executive officer during fiscal years 1997, 1998 and 1999 and (ii) the four most highly compensated executive officers for the fiscal years ended 1997, 1998 and 1999. In this prospectus, we sometimes refer to the individuals in this table as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                           ANNUAL COMPENSATION                 COMPENSATION
                             -----------------------------------------------    SECURITIES
                                    SALARY      BONUS     OTHER COMPENSATION    UNDERLYING     ALL OTHER COM-
NAME AND PRINCIPAL POSITION  YEAR     ($)      ($)(1)           ($)(2)         OPTIONS(#)(3)   PENSATION($)(4)
---------------------------  ----   -------   ---------   ------------------   -------------   ---------------
Robert F. Subia...........   1999   260,096         510         21,634                 --           1,741
  President and Chief        1998   245,051   1,226,686         36,107            250,000           4,700
  Sales and Marketing        1997   206,538     172,082         12,428                              4,500
  Officer
Richard Downing(5)........   1999   175,385      20,094          9,288            135,000           1,924
  President and Chief        1998        --          --             --                 --              --
  Operating Officer          1997        --          --             --                 --              --
Chris J. Anton............   1999   154,903         879         12,007                 --           1,622
  Executive Vice President,  1998   130,616      37,506          5,250            145,000           3,408
  Finance and Chief          1997    90,000      18,005             --                 --           2,262
  Financial Officer
Angelo M. Ninivaggi(6)....   1999   118,250       1,641          8,856             50,000           1,563
  Executive Vice President,  1998        --          --             --                 --              --
  General Counsel and        1997        --          --             --                 --              --
  Corporate Secretary
David Garcia(7)...........   1999   186,058      93,241         11,200            135,000          12,775
  Vice President,            1998        --          --             --                 --              --
  Sales and Marketing        1997        --          --             --                 --              --

------------
(1) In connection with the recapitalization, Robert F. Subia entered into an agreement with Micron Electronics, Inc., effective as of the closing date of the recapitalization, terminating his employment relationship with Micron Electronics, Inc. Pursuant to the termination agreement, Mr. Subia received a lump-sum payment of $1,026,223 in fiscal 1998.

(2) Represents amounts paid to named executive officers for accrued vacation time.

(3) Numbers presented do not take into account the reclassification to be effected immediately prior to this offering. Fiscal year 1997 options were issued pursuant to Micron Electronics, Inc.'s plan. Fiscal year 1998 and 1999 options were issued pursuant to our 1998 Stock Option Plan.

(4) Fiscal year 1997 represents amounts paid on behalf of each of the officers under Micron Electronics, Inc.'s defined contribution plan. Fiscal years 1998 and 1999 represent amounts paid on behalf of each of the officers under our defined contribution plan.

(5) Mr. Downing was President and Chief Operating Officer of our company. Mr. Downing's employment with us ceased on January 24, 2000.

(6) Mr. Ninivaggi was appointed Vice President, General Counsel and Corporate Secretary effective September 1998.

(7) Mr. Garcia was Vice President, Sales and Marketing of our company. Mr. Garcia's employment with us ceased September 2, 1999. The "All Other Compensation" column includes an $11,000 automobile allowance.

     The following table sets forth information regarding the options granted to the named executive officers during fiscal 1999 pursuant to our 1998 Stock Option Plan.

                     OPTION GRANTS DURING FISCAL YEAR 1999

                                                  INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                 ----------------------------------------------------        VALUE AT ASSUMED
                                 NUMBER OF                                                   ANNUAL RATES OF
                                 SECURITIES    % OF TOTAL                                      STOCK PRICE
                                 UNDERLYING     OPTIONS                                  APPRECIATION FOR OPTION
                                  OPTIONS      GRANTED TO    EXERCISE OF                 ------------------------
                                  GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION       TERM
NAME                               (#)(1)     FISCAL YEAR      ($/SH)         DATE         5%($)         10%($)
----                             ----------   ------------   -----------   ----------    ----------    ----------
Robert F. Subia................         --          --            --              --            --            --
Richard Downing................    200,000        25.1          2.27        12/28/08       285,518       723,559
Chris J. Anton.................         --          --            --              --            --            --
Angelo M. Ninivaggi............     50,000         6.3          2.27        12/28/08        71,380       180,890
David Garcia...................    135,000        16.9          2.27        12/17/08       192,725       488,402

------------
(1) Numbers presented do not take into account the reclassification to be effected immediately prior to this offering. With respect to the options in this table, options under the plan are subject to vesting based on time, performance or a combination of these factors, as determined by the board of directors at the time of grant.

1998 STOCK OPTION PLAN

     In order to provide financial incentives for certain of our senior executives and other employees, the board of directors has adopted the 1998 Stock Option Plan pursuant to which it will be able to grant options to purchase Class A common stock to our senior executives and other employees of MCMS and its subsidiaries. Under the plan, we will also be able to grant options to purchase Class A common stock to our consultants. The plan provides for option grants representing 2,500,000 common stock, without giving effect to the reclassification being effected immediately prior to the offering. Options under the plan are subject to vesting based on time, performance or a combination of these factors, as determined by the board of directors at the time of grant. Options granted to other key employees vest over four years from the date of grant. As of September 13, 2000, we had 2,030,438 options outstanding under the plan, without giving effect to the reclassification. Upon an employee's termination with us, all of the employee's unvested options will expire and the exercise period of all the employee's vested options will be reduced to a period ending no later than 30 days after such employee's termination. No future grants will be made under the 1998 Stock Option Plan upon the effectiveness of the 2000 Long-Term Equity Incentive Plan.

2000 LONG-TERM EQUITY INCENTIVE PLAN

     Prior to the closing of the offering, we will adopt the 2000 Long-Term Equity Incentive Plan. The equity incentive plan provides for grants of stock options, stock appreciation rights, restricted stock and performance awards. Directors, officers and other employees of our company and its subsidiaries and persons who engage in services for us are eligible for grants under the plan. The purpose of the equity incentive plan is to provide these individuals with incentives to maximize shareholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

     We have set aside and reserved                shares of common stock for
issuance under the equity incentive plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the equity incentive plan or covered by grants previously made under the plan.

     The following is a summary of the material terms of the equity incentive plan, but does not include all of the provisions of the plan. For further information about the plan, we refer you to the equity incentive plan, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

     Directors, officers and employees of our company and its subsidiaries, as well as other individuals performing significant services for us, or to whom we have extended an offer of employment, will be eligible to receive grants under the equity incentive plan. However, only employees may receive grants of incentive stock options. In each case, the compensation committee will select the actual grantees.

     Under the equity incentive plan, the compensation committee or the board may award grants of incentive stock options conforming to the provisions of
Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The compensation committee will determine the exercise price of any option in its discretion. However, the exercise price of any incentive option may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of our company's voting power may not be less than 110% of such fair market value on such date.

     The compensation committee will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of our company, five years from the date or grant. In addition, all options under the equity incentive plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, our company or its subsidiaries. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during the 30-day period. In the event of death, disability or retirement, a grantee's vested options will remain exercisable for up to 90 days after the date of death, disability or retirement, while his or her unvested options may become fully vested and exercisable in the discretion of the compensation committee. Upon termination for cause, all options will terminate immediately.

     The compensation committee may grant stock appreciation rights, or SARs, alone or in tandem with stock options, subject to the terms and conditions it determines under the equity incentive plan. SARs granted in tandem with options become exercisable only when, to the extent and on the conditions that the related options are exercisable, and they expire at the same time the related options expire. The exercise of any option results in the immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR results in the immediate forfeiture of any related option to the extent the SAR is exercised.

     Upon exercise of an SAR the grantee will receive an amount in cash and/or shares of common stock or other securities, equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR or, in the case of an SAR granted in tandem with options, of the option to which the SAR relates, multiplied by the number of shares as to which the SAR is exercised.

     Under the equity incentive plan, the compensation committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. A grantee will be required to pay to us at least the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless the shares are treasury shares. Unless the compensation committee determines otherwise, upon death, disability or termination of employment or service for any reason, all of a grantee's restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

     Under the equity incentive plan, the compensation committee may grant performance awards, contingent upon achievement by the grantee, our company and/or its subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as return on equity, over a specified performance cycle as designated by the compensation committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the compensation committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash, shares of common stock or both or other securities.

     Unless the compensation committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, our company and its subsidiaries prior to completion of a performance cycle, because of termination within on year after a change in control of our company or due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award.

     Unless the compensation committee determines otherwise, no award made under the equity incentive plan will be transferable other than by will or the laws of descent and distribution or to a grantee's family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or his or her executor, administrator, guardian, or legal representative.

     The board may amend or terminate the equity incentive plan in its discretion, except that no amendment will become effective without prior approval of our shareholders if such approval is necessary for continued compliance with the performance-based compensation exception of Section 162(m) of the Internal Revenue Code or any stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the equity incentive plan without the affected participant's consent. If not previously terminated by the board, the equity incentive plan will terminate on the tenth anniversary of its adoption.

     The Revenue Reconciliation Act of 1933 limits the annual deduction a publicly held company may take for compensation paid to its chief executive officer or any of its four other highest compensated officers in excess of $1,000,000 per year, excluding for this purpose compensation that is "performance-based" within the meaning of Internal Revenue Code Section 162(m). We intend that compensation realized upon the exercise of an option or SAR granted under the plan be regarded as "performance-based" under Section 162(m) and that such compensation be deductible without regard to the limits imposed by
Section 162(m) on compensation that is not "performance-based."

EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan is expected to be adopted by our board of directors and our shareholders prior to the completion of this offering. The stock purchase plan will be established to give employees desiring to do so a convenient means of purchasing shares of common stock through payroll deductions or lump sum cash payments. The stock purchase plan provides an incentive to participate by permitting purchases at a discounted price. We believe that ownership of stock by employees will foster greater employee interest in the success, growth and development of our company.

                           RELATED PARTY TRANSACTIONS

RECAPITALIZATION AGREEMENT

     On February 26, 1998 we completed a recapitalization. Prior to the closing of the recapitalization, we were a wholly owned subsidiary of MEI California, Inc., a wholly owned subsidiary of Micron Electronics, Inc. Under the terms of the amended and restated recapitalization agreement, a group of investors led by Cornerstone Equity Investors acquired a controlling equity interest in us. In order to complete the recapitalization, we arranged for additional financing in the form of notes and redeemable preferred stock totaling $200.0 million. We used $271.3 million, comprised of proceeds from the investors' equity investment and the issuance of notes and redeemable preferred stock and $3.3 million of cash on hand, to redeem a portion of MEI California's outstanding equity interest, repay existing indebtedness and pay related fees and expenses. MEI California currently holds a 9.9% equity interest in us.

MANAGEMENT SERVICES AGREEMENT

     In connection with the recapitalization, we entered into a management services agreement with Cornerstone Equity Investors pursuant to which Cornerstone agreed to provide: (1) general management services; (2) assistance with the identification, negotiation and analysis of acquisitions and dispositions; (3) assistance with the negotiation and analysis of financial alternatives; and (4) other services agreed upon by us and Cornerstone. In exchange for such services, Cornerstone receives: (1) an annual management fee of $250,000, plus reasonable out-of-pocket expenses (payable quarterly) and (2) a transaction fee in an amount equal to 1.0% of the aggregate transaction value in connection with the consummation of any material acquisition, divestiture, financing or refinancing by us or any of it subsidiaries. In calendar years 1998, 1999 and 2000, we paid Cornerstone fees aggregating $2,960,000, $850,000 and $187,500, respectively.

STOCKHOLDERS AGREEMENT

     Upon the completion of the recapitalization, we and all of our stockholders, including Cornerstone and MEI California entered into a stockholders agreement. The stockholders agreement: (1) requires that each of the parties thereto vote all of its voting securities and take all other necessary or desirable actions to cause the size of our Board of Directors to be established at seven members and to cause three designees of Cornerstone to be elected to the Board of Directors; (2) grants us and Cornerstone a right of first refusal on any proposed transfer of shares of our capital stock held by MEI California and any of the other stockholders; (3) grants tag-along rights on certain transfers of shares of our capital stock; and (4) requires the stockholders to consent to a sale of MCMS to an independent third party if such sale is approved by certain holders of the then outstanding shares of our voting common stock. The provisions of the Stockholders Agreement mentioned in subsections (2), (3) and (4) of the previous sentence will terminate upon the consummation of this offering.

REGISTRATION RIGHTS AGREEMENT

     Upon the consummation of the recapitalization, we and all of our common stockholders including Cornerstone and MEI California, entered into a registration rights agreement. Under the agreement, the holders of a majority of the Cornerstone registrable securities or registrable securities held by Bankers Trust and/or its affiliates have the right, subject to certain conditions, to require us to register any or all of their shares of our common stock under the Securities Act at our expense. In addition, all holders of registrable securities may require the inclusion of any shares of our common stock subject to the registration rights agreement in any registration statement at our expense whenever we propose to register any of our common stock under the Securities Act. In connection with all such registrations, we agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act. These holders have waived their right to include their shares in this registration statement.

SHAREHOLDER NOTES

     In 2000, we issued notes to shareholders in an aggregate amount of $23.7 million. Please see "Description of Indebtedness" for a discussion of these notes.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of September 15, 2000 and as adjusted to reflect the sale of Class A common stock in this offering by (i) each stockholder known by us to own beneficially more than 5% of the common stock, (ii) each of the named executive officers currently employed by us, (iii) each of our directors and (iv) all of our directors and executive officers as a group. The table below assumes no exercise of the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after September 15, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below (i) the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable and (ii) the address of each of the individuals listed in the table is MCMS,
Inc., 83 Great Oaks Boulevard, San Jose, California 95119. As of September   ,
2000, there were           shares of Class A common stock outstanding and
          shares of Class B common stock outstanding, each as adjusted to reflect the reclassification to be effected immediately prior to this offering.

                                                                                      SHARES OF CLASS B
                                        SHARES OF CLASS A      SHARES OF CLASS A        COMMON STOCK
                                          COMMON STOCK           COMMON STOCK        BENEFICIALLY OWNED
                                       BENEFICIALLY OWNED     BENEFICIALLY OWNED      BEFORE AND AFTER
                                         BEFORE OFFERING        AFTER OFFERING            OFFERING
                                       -------------------    -------------------    -------------------
                                       NUMBER     PERCENT     NUMBER     PERCENT     NUMBER     PERCENT
PRINCIPAL SHAREHOLDERS                 -------    --------    -------    --------    -------    --------
Cornerstone Equity Investors IV,
  L.P.(1)............................               61.4%                                           --
  c/o Cornerstone Equity Investors,
  L.L.C.
  717 Fifth Avenue (Suite 1100)
  New York, New York 10022
BT Investment Partners(2,3)..........                5.7%                                          100%
  130 Liberty Street
  New York, New York 10006
MEI California, Inc. ................               11.7%                                           --
  c/o Micron Electronics, Inc.
  900 East Karcher Road
  Nampa, Idaho 83687
Oak Investment Funds(4,5)............               10.3%                                           --
  c/o Oak Investment Partners
  525 University Avenue, Suite 1300
  Palo Alto, California 94301
August Capital, L.P.(6)..............               10.3%                                           --
  2480 Sand Hill Road, Suite 101
  Menlo Park, California 94025

                                                                       SHARES OF        SHARES OF CLASS B
                                              SHARES OF CLASS A         CLASS A            COMMON STOCK
                                                 COMMON STOCK         COMMON STOCK         BENEFICIALLY
                                                 BENEFICIALLY         BENEFICIALLY         OWNED BEFORE
                                                    OWNED             OWNED AFTER           AND AFTER
                                               BEFORE OFFERING          OFFERING             OFFERING
                                              ------------------    ----------------    ------------------
                                              NUMBER    PERCENT     NUMBER   PERCENT    NUMBER    PERCENT
                                              -------   --------    ------   -------    -------   --------
EXECUTIVE OFFICERS AND DIRECTORS:
Richard L. Rowe(7)..........................                 *                                        --
Robert F. Subia(8)..........................               1.3%                                       --
Chris J. Anton(9)...........................                 *                                        --
Angelo M. Ninivaggi(10).....................                 *
R. Stephen Cheheyl..........................                 *                                        --
John A. Downer(11)..........................              61.4%                                       --
C. Nicholas Keating.........................                 *                                        --
Michael E. Najjar(11).......................              61.4%                                       --
Mark Rossi(11)..............................              61.4%                                       --
All directors and executive officers as a
  group (9 persons)(12).....................              65.1%                                       --

------------
  * Less than 1% of the outstanding shares of common stock.
 (1) Includes         shares of Class A common stock issuable upon exercise of
     warrants.

 (2) Includes shares beneficially owned by Bankers Trust Company, an affiliate of BT Investment Partners.

 (3) Includes         shares of Class B common stock issuable upon exercise of
     warrants.

 (4) Includes shares owned by Oak VII Affiliate Fund and Oak Investment Partners, which are affiliates of Oak Investment Funds.

 (5) Includes         shares of Class A common stock issuable upon exercise of
     warrants.

 (6) Includes         shares of Class A common stock issuable upon exercise of
     warrants.

 (7) Includes         shares of Class A common stock issuable upon exercise of
     options.

 (8) Includes         shares of Class A common stock issuable upon exercise of
     options and warrants.

 (9) Includes         shares of Class A common stock issuable upon exercise of
     options and warrants.

(10) Includes         shares of Class A common stock issuable upon exercise of
     options.

(11) Messrs. Downer, Rossi and Najjar are each managing directors of Cornerstone Equity Investors, L.L.C., the sole general partner of Cornerstone Equity Investors IV, L.P. Accordingly, Messrs. Downer, Najjar and Rossi may be deemed to beneficially own shares owned by this fund. Each such person disclaims beneficial ownership of any of those shares in which he does not have a pecuniary interest.

(12) See Notes (1) through (10). Includes an aggregate of         shares
     issuable upon the exercise of currently exercisable options and warrants held by our executive officers and directors.

                          DESCRIPTION OF INDEBTEDNESS

GENERAL MATTERS

     As of August 31, 2000, we had approximately $216.8 million of total indebtedness.

SENIOR CREDIT FACILITY

     We have an amended credit agreement with a group of lending institutions, including PNC Bank, as a lender and administrative agent for the other lenders, providing for a $60 million credit facility, which includes:

     - a $50 million revolving credit facility; and

     - a $10 million equipment loan facility, restricted to the purchase of qualifying property, plant and equipment.

     Amounts outstanding under the equipment loan facility bear interest at the lesser of the applicable alternate base rate plus 0.25% or LIBOR plus 2.50%, as defined in the agreement, and borrowings are limited to the first three loan years. Amounts outstanding under the revolving credit facility bear interest at the lower of the applicable alternate base rate or LIBOR plus 2.25%. Amounts available to borrow under the revolving credit facility vary depending on accounts receivable and inventory balances, which serve as collateral along with substantially all of our other assets. The credit facility includes a quarterly commitment fee of 0.375% per annum based upon the average unused portion and contains customary covenants such as restrictions on capital expenditures, additional indebtedness and the payment of dividends. The credit facility contains customary restrictions on our ability to incur additional indebtedness or guarantee the indebtedness of others, create liens on our assets, enter into business combinations, liquidate or dissolve, dispose of assets other than in ordinary course of business, declare or pay cash dividends, issue preferred stock, make capital expenditures in excess of established limits, restrict the ability of our subsidiaries to make distributions to us, engage in unrelated lines of business or enter into hedging agreements other than in the ordinary course of business. The credit facility also contains a covenant requiring that we maintain a fixed charge ratio of not less than 1.0 to 1.0, provided, however, that this fixed charge ratio covenant will not be applied to any fiscal quarter during the term as long as the gross collateral exceeds the outstanding balance on the revolving credit facility by at least $10.0 million.

FIXED RATE NOTES

     We issued $145 million of unsecured fixed rate notes under an Indenture dated February 26, 1998 with United States Trust Company of New York, as trustee. The notes mature March 1, 2008; however, we may redeem them any time after March 1, 2003. Interest accrues at the rate of 9.75% per year and is due semi-annually. The redemption rate, if redeemed during the twelve month period commencing on March 1, decreases from 104.875% in 2003 to 100% in 2006. The notes contain restrictive covenants on our ability to incur additional indebtedness, make restricted payments, sell assets and pay dividends. The holders can require us to purchase the notes at a purchase price of 101% of the principal amount if we undergo a change of control.

FLOATING RATE NOTES

     We issued $30 million of unsecured floating rate notes under an Indenture dated February 26, 1998 with United States Trust Company of New York, as trustee. The notes mature March 1, 2008 and bear interest (which is reset semi-annually) per annum equal to LIBOR plus 4.625%. The redemption rate, if redeemed during the twelve month period starting on March 1, decreases from 105% in 1998 to 100% in 2003. The notes contain restrictive covenants on our ability to incur additional indebtedness, make restricted payments, sell assets and pay dividends. The holders can require us to purchase the notes at a purchase price of 101% of the principal amount if we undergo a change of control.

SHAREHOLDER NOTES

     Under a loan agreement with some of our shareholders dated February 29, 2000, we issued notes in the aggregate principal amount of $8.7 million. Under a separate agreement with the same shareholders dated August 29, 2000, we issued additional notes in the aggregate principal amount of $15.0 million. The notes mature on February 27, 2004. Interest on the notes accrues at 90-day LIBOR plus 3.25% (10% at September 1, 2000), subject to adjustment based on the interest rate of the revolving credit facility and equipment loan. Interest is payable monthly, if a fiscal month's fixed charge ratio, as defined, exceeds 1.1 to 1.0, so long as no event of default has occurred under the revolving credit facility and equipment loan or would occur as a result of an interest payment under this loan. Otherwise, interest is payable upon maturity of the notes. In connection with the $15.0 million aggregate principal of notes issued August 29, 2000, we
issued warrants to purchase      shares of Class A common stock for a price of
$     per share. We expect to use a portion of the net proceeds of this offering to repay the shareholder notes in full.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     Upon completion of this offering, the total amount of our authorized
capital stock will consist of                shares of common stock and
               shares of one or more additional series of preferred stock.

     After giving effect to this offering, we will have                shares of
Class A common stock (               shares if the underwriters' over-allotment
option is exercised in full) and                shares of Class B common stock
outstanding. As of September 15, 2000, we had 15 stockholders of record with respect to our common stock. The following summary of certain provisions of our capital stock after giving effect to this offering describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

     Our certificate and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our board of directors.

     The following description of our capital stock and the provisions of our restated certificate of incorporation and bylaws is made on the assumption that the transactions and offering described in this prospectus have been given effect.

CLASS A COMMON STOCK

     The issued and outstanding shares of common stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of our common stock and the holders of any series of our preferred stock vote together as a single class on all matters submitted to a vote of stockholders.

     We have applied to have the Class A common stock approved for inclusion on the Nasdaq National Market under the symbol "MCMS."

CLASS B COMMON STOCK

     The holders of our Class B common stock will be entitled to the same rights, privileges, benefits and notices as the holders of Class A common stock, except the holders of Class B common stock will:

     - not be entitled to vote, except as required by law; and

     - be able to convert their shares into Class A common stock on a share-for-share basis at any time.

REDEEMABLE PREFERRED STOCK

     We had 301,179 shares of 12 1/2% Series B Senior Exchangeable Preferred Stock outstanding as of June 1, 2000. The redeemable preferred stock is redeemable in whole or in part within 120 days of the consummation of this offering or at any time on or after March 1, 2003, but must be redeemed no later than

March 1, 2010. The holders of the redeemable preferred stock are entitled to a cumulative 12 1/2% annual dividend, payable quarterly. All of the redeemable preferred stock is being redeemed with the proceeds of this offering.

OTHER PREFERRED STOCK

     Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of any series of preferred stock and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of any series of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of any series of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of a series of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of a series of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Following completion of this offering, there will be no shares of any series of preferred stock outstanding.

WARRANTS TO PURCHASE COMMON STOCK

     There are currently warrants to purchase        shares of Class A common
stock outstanding. The warrants have an exercise price of $          and are
exercisable until August 29, 2005.

OTHER PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The certificate of incorporation provides for the board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board until the second annual shareholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

     The certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Only the board of directors will be permitted to fill vacancies on the board of directors and stockholders will only be permitted to remove a director for cause.

     The certificate of incorporation contains a "fair price" provision pursuant to which any business combination involving an interested stockholder and us or any subsidiary of ours would require approval by the affirmative vote of the holders of at least 95% of the shares of our voting stock. The fair price provision of our certificate of incorporation provides that 95% stockholder vote is not required if the business combination is approved by 70% of the continuing directors or if certain procedures and price requirements are satisfied. Instead, the vote, if any, required by applicable Delaware law or by any other provision of the certificate of incorporation would be necessary.

     The by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary written notice no later than 60 days and no more than 90 days before the meeting, in proper form, of the stockholder's intention to bring that business before the meeting. The by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of MCMS.

PROVISIONS OF DELAWARE LAW GOVERNING BUSINESS COMBINATIONS

     Following the consummation of this offering, we will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

     - the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

     - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to MCMS and, accordingly, may discourage attempts to acquire MCMS.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     We have also entered into indemnification agreements with our directors and executive officers containing provisions which may require us, among other things, to indemnify our directors and executive officers against various liabilities that may arise by virtue of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling MCMS pursuant to the foregoing provisions or otherwise, MCMS has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At the present time, there is no pending litigation or proceeding involving any director, officer, employee or agent of MCMS as a result of which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there was no market for our common stock. We can make no predictions as to the effect, if any, that sales of our shares of common stock or the availability of our shares of common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

SALE OF RESTRICTED SHARES

     Upon completion of this offering, we will have                shares of
common stock outstanding. In addition,                shares of common stock are
issuable upon the exercise of outstanding stock options. Of the shares
outstanding after the offering,                shares of common stock
(               shares if the underwriters' over-allotment is exercised in full)
are freely tradeable without restriction under the Securities Act, except for any such shares which may be held or acquired by an "affiliate" of MCMS, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144
described below. An aggregate of                shares of common stock held by
our existing stockholders upon completion of the offering will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from us or the date they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock (approximately shares immediately after this offering) or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker" (as such terms are defined in Rule 144). Sales under Rule 144 are also subject to certain requirements regarding providing notice of such sales and the availability of current public information concerning us. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us or the date they were acquired from an affiliate, as applicable, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above. Beginning 90 days after the date of this
prospectus, approximately                shares of common stock will be eligible
for sale in the public market pursuant to Rule 144(k).

     Securities issued in reliance on Rule 701, such as shares of common stock acquired upon exercise of certain options granted under our stock plans, are also restricted and, beginning 90 days after the effective date of this prospectus, may be sold by stockholders other than affiliates of MCMS subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

OPTIONS

     We intend to file registration statements on Form S-8 under the Securities
Act to register approximately                shares of common stock issuable
under our stock plans. We expect to file these registration statements within six months of the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.

                                  UNDERWRITING

     We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC is the representative of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase, the number of shares of Class A common stock listed next to its name in the following table:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Banc of America Securities LLC..............................
                                                              --------
          Total.............................................
                                                              ========

     The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to
some dealers a concession of not more than $     per share. The underwriters
also may allow, and any other dealers may reallow, a concession of not more than
$     per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The Class A common stock is offered subject to a number of conditions, including:

     - receipt and acceptance of our Class A common stock by the underwriters;
       and

     - the right to reject orders in whole or in part.

     We have granted an option to the underwriters to buy up to additional shares of Class A common stock. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

     We and some of our stockholders and optionholders and all of our officers and directors have entered into lock-up agreements with the underwriters. Under those agreements, subject to customary exceptions, we and those holders of stock and options may not dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

     We will indemnify the underwriters against some liabilities, including some liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

     We have applied to have our shares of Class A common stock approved for listing on the Nasdaq National Market under the symbol "MCMS."

     In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include:

     - short sales;

     - stabilizing transactions; and

     - purchase to cover positions created by short sales.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress.

     The underwriters also may impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

     The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including:

     - over-allotment;

     - stabilization;

     - syndicate covering transactions; and

     - imposition of penalty bids.

     As a result of these activities, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by this prospectus.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the underwriters. Among the factors to be considered in such negotiations are:

     - our history and prospects, and the history and prospectus of the industry in which we compete;

     - our past and present financial performance;

     - an assessment of our management;

     - the present state of our development;

     - our prospects for future earnings;

     - the prevailing market conditions of the applicable U.S. securities market at the time of this offer;

     - market valuations of publicly traded companies that we and the representatives believe to be comparable to us; and

     - other factors deemed relevant.

     The underwriters have reserved up to          shares of the Class A common
stock sold in this offering for sale to some of our employees, directors and friends at the initial public offering price set forth on the cover page of this prospectus. Such persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent such persons purchase these reserved shares.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis, New York, New York. Some partners of Kirkland & Ellis are
partners in Randolph Street Partners, which owns                shares of Class
A common stock. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The financial statements and schedule of MCMS, Inc. as of September 2, 1999 and September 3, 1998 and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements and schedule of MCMS, Inc. for the year ended August 28, 1997 included in this prospectus, have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and our shares, you should refer to the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are necessarily incomplete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet site maintained by the SEC at http://www.sec.gov.

     We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.

                                   MCMS, INC.

           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE II

                                                              PAGE
                                                              ----
Audited Consolidated Financial Statements:
  Independent Auditors' Report -- KPMG L.L.P................   F-2
  Report of Independent Accountants -- Coopers & Lybrand
     L.L.P..................................................   F-3
  Consolidated Balance Sheets as of September 2, 1999 and
     September 3, 1998......................................   F-4
  Consolidated Statements of Operations for the Years Ended
     September 2, 1999, September 3, 1998 and August 28,
     1997...................................................   F-5
     Consolidated Statements of Shareholders' Equity
      (Deficit) for the Years Ended September 2, 1999,
      September 3, 1998 and August 28, 1997.................   F-6
  Consolidated Statements of Cash Flows for the Years Ended
     September 2, 1999, September 3, 1998 and August 28,
     1997...................................................   F-9
  Notes to Consolidated Financial Statements................  F-10
Unaudited Consolidated Financial Statements:
  Unaudited Consolidated Balance Sheets as of June 1,
     2000...................................................  F-24
  Unaudited Consolidated Statements of Operations for the
     Nine Months Ended June 1, 2000 and June 3, 1999........  F-25
     Unaudited Consolidated Statements of Cash Flows for the
      Nine Months Ended June 1, 2000 and June 3, 1999.......  F-26
  Notes to Unaudited Consolidated Financial Statements......  F-27
Schedule of Valuation and Qualifying Accounts...............  F-31

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
MCMS, Inc.

     We have audited the accompanying consolidated balance sheets of MCMS, Inc. and subsidiaries as of September 2, 1999 and September 3, 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we also audited the financial statement schedule as listed in the accompanying index as of and for the years ended September 2, 1999 and September 3, 1998. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MCMS, Inc. and subsidiaries as of September 2, 1999 and September 3, 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Denver, Colorado
October 15, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Shareholder and Board of Directors
Micron Custom Manufacturing Services, Inc.

     We have audited the accompanying consolidated statements of operations, shareholder's equity and cash flows of Micron Custom Manufacturing Services, Inc. and its subsidiaries for the year ended August 28, 1997, which financial statements are included in the accompanying index. We have also audited the financial statement schedule listed in the accompanying index for the year ended August 28, 1997. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We have not audited the consolidated financial statements of Micron Custom Manufacturing Services, Inc. and its subsidiaries for any period subsequent to August 28, 1997.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Micron Custom Manufacturing Services, Inc., and its subsidiaries for the year ended August 28, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Boise, Idaho
October 29, 1997

                                   MCMS, INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                         AS OF
                                                              ----------------------------
                                                              SEPTEMBER 2,    SEPTEMBER 3,
                                                                  1999            1998
                                                              ------------    ------------
ASSETS
Current Assets
Cash and cash equivalents...................................    $     --        $  7,542
Trade accounts receivable, net of allowances for doubtful
  accounts of $258 and $97..................................      48,489          34,231
Receivable from affiliates..................................         980           2,096
Inventories.................................................      43,975          29,816
Deferred income taxes.......................................         344           1,255
Other current assets........................................         626             356
                                                                --------        --------
         Total current assets...............................      94,414          75,296
Property, plant and equipment, net..........................      64,618          62,106
Other assets................................................       7,510           7,650
                                                                --------        --------
         Total assets.......................................    $166,542        $145,052
                                                                ========        ========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
Current portion of long-term debt...........................    $    322        $    420
Accounts payable and accrued expenses.......................      56,578          44,433
Payable to affiliates.......................................         777             775
Interest payable............................................         334             197
                                                                --------        --------
         Total current liabilities..........................      58,011          45,825
Long-term debt, net of current portion......................     206,957         184,737
Deferred income taxes.......................................          --           1,286
Other liabilities...........................................       2,804             580
                                                                --------        --------
         Total liabilities..................................     267,772         232,428
Redeemable preferred stock, no par value, 750,000 shares
  authorized; 301,179 and 266,313 shares issued and
  outstanding, respectively; mandatory redemption value of
  $30.1 and $26.6 million, respectively.....................      29,267          25,675
                                                                --------        --------
SHAREHOLDERS' DEFICIT
Series A convertible preferred stock, par value $0.001 per
  share, 6,000,000 shares authorized; 3,261,177 shares
  issued; aggregate liquidation preference of $36,949,135...           3               3
Series B convertible preferred stock, par value $0.001 per
  share, 6,000,000 shares authorized; 863,823 shares issued;
  aggregate liquidation preference of $9,787,115............           1               1
Series C convertible preferred stock, par value $0.001 per
  share, 1,000,000 shares authorized; 874,999 shares issued
  and outstanding; aggregate liquidation preference of
  $9,913,739................................................           1               1
Class A common stock, par value $0.001 per share, 30,000,000 shares authorized; 3,296,490 and 3,261,177 shares issued,
  respectively..............................................           3               3
Class B common stock, par value $0.001 per share, 12,000,000 shares authorized; 863,823 shares issued and
  outstanding...............................................           1               1
Class C common stock, par value $0.001 per share, 2,000,000
  shares authorized; 874,999 shares issued and
  outstanding...............................................           1               1
Additional paid-in capital..................................      59,806          63,318
Accumulated other comprehensive loss........................      (2,207)         (2,270)
Deficit.....................................................    (188,056)       (174,109)
Less treasury stock at cost:
  Series A convertible preferred stock, 3,676 shares in
    1999....................................................         (42)             --
  Class A common stock, 3,676 shares in 1999................          (8)             --
                                                                --------        --------
         Total shareholders' deficit........................    (130,497)       (113,051)
                                                                --------        --------
         Total liabilities and shareholders' deficit........    $166,542        $145,052
                                                                ========        ========

          See accompanying notes to consolidated financial statements.

                                   MCMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          SEPTEMBER 2,    SEPTEMBER 3,    AUGUST 28,
                                                              1999            1998           1997
                                                          ------------    ------------    ----------
Net sales...............................................    $432,715        $333,920       $292,379
Cost of goods sold......................................     407,354         303,251        258,982
                                                           ---------       ---------       --------
Gross profit............................................      25,361          30,669         33,397
Selling, general and administrative expenses............      22,491          15,798         12,560
                                                           ---------       ---------       --------
Income from operations..................................       2,870          14,871         20,837
Other expense (income):
Interest expense (income), net..........................      19,652           9,212           (380)
Transaction expenses....................................          45           8,398             --
                                                           ---------       ---------       --------
Income (loss) before taxes and extraordinary item.......     (16,827)         (2,739)        21,217
Income tax provision (benefit)..........................      (3,497)           (930)         8,465
                                                           ---------       ---------       --------
Income (loss) before extraordinary item.................     (13,330)         (1,809)        12,752
                                                           ---------       ---------       --------
Extraordinary item -- loss on early extinguishment of
  debt, net of income tax benefit of $403...............        (617)             --             --
                                                           ---------       ---------       --------
Net income (loss).......................................     (13,947)         (1,809)        12,752
Redeemable preferred stock dividends and accretion of
  preferred stock discount..............................      (3,592)         (1,650)            --
                                                           ---------       ---------       --------
Net income (loss) to common stockholders................    $(17,539)       $ (3,459)      $ 12,752
                                                           =========       =========       ========
Net income (loss) per common share -- basic and diluted:
  Income (loss) before extraordinary item...............    $  (3.38)       $  (1.36)      $ 12,752
  Extraordinary item....................................        (.12)             --             --
                                                           ---------       ---------       --------
Net income (loss) per common share......................    $  (3.50)       $  (1.36)      $ 12,572
                                                           =========       =========       ========
Weighted average common shares outstanding -- basic and
  diluted:..............................................   5,008,598       2,534,183          1,000
                                                           =========       =========       ========

          See accompanying notes to consolidated financial statements.

                                   MCMS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                   PREFERRED STOCK
                                               --------------------------------------------------------
                                                    SERIES A            SERIES B           SERIES C
                                                  ($0.001 PAR)        ($0.001 PAR)       ($0.001 PAR)
                                               ------------------   ----------------   ----------------
                                                SHARES     AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT
                                               ---------   ------   -------   ------   -------   ------
Balance as of August 29, 1996................         --     $--         --     $--         --     $--
  Comprehensive Income:
    Net income...............................         --     --          --     --          --     --
    Foreign currency translation
      adjustment.............................         --     --          --     --          --     --
      Comprehensive income...................         --     --          --     --          --     --
  Capital contribution.......................         --     --          --     --          --     --
                                               ---------     --     -------     --     -------     --
Balance as of August 28, 1997................         --     --          --     --          --     --
  Comprehensive Income:
    Net loss.................................         --     --          --     --          --     --
    Foreign currency translation
      adjustment.............................         --     --          --     --          --     --
      Comprehensive loss.....................         --     --          --     --          --     --
  Capital contribution.......................         --     --          --     --          --     --
  Redemption of common stock and
    recapitalization.........................    500,000      1          --     --          --     --
  Issuance of Series A and B and C preferred
    stock....................................  2,761,177      2     863,823      1     874,999      1
  Issuance of Class A and B and C common
    stock....................................         --     --          --     --          --     --
  Preferred stock dividends..................         --     --          --     --          --     --
                                               ---------     --     -------     --     -------     --
Balance as of September 3, 1998..............  3,261,177      3     863,823      1     874,999      1
  Comprehensive Income:
    Net loss.................................         --     --          --     --          --     --
    Foreign currency translation
      adjustment.............................         --     --          --     --          --     --
      Comprehensive loss.....................         --     --          --     --          --     --
  Issuance of Class A common stock...........         --     --          --     --          --     --
  Treasury stock purchases...................         --     --          --     --          --     --
  Preferred stock dividends..................         --     --          --     --          --     --
  Accretion of preferred stock discount......         --     --          --     --          --     --
                                               ---------     --     -------     --     -------     --
Balance as of September 2, 1999..............  3,261,177     $3     863,823     $1     874,999     $1
                                               =========     ==     =======     ==     =======     ==

          See accompanying notes to consolidated financial statements.

                                   MCMS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                    COMMON STOCK
                                     --------------------------------------------------------------------------
                                                            CLASS A             CLASS B            CLASS C
                                      ($0.001 PAR)        ($0.001 PAR)        ($0.001 PAR)       ($0.001 PAR)
                                     ---------------   ------------------   ----------------   ----------------
                                     SHARES   AMOUNT    SHARES     AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT
                                     ------   ------   ---------   ------   -------   ------   -------   ------
Balance as of August 29, 1996......   1,000     $--           --     $--         --     $--         --     $--
  Comprehensive Income:
    Net income.....................      --     --            --     --          --     --          --
    Foreign currency translation
      adjustment...................      --     --            --     --          --     --          --     --
      Comprehensive income.........      --     --            --     --          --     --          --     --
  Capital contribution.............      --     --            --     --          --     --          --     --
                                     ------     --     ---------     --     -------     --     -------     --
Balance as of August 28, 1997......   1,000     --            --     --          --     --          --     --
  Comprehensive Income:
    Net loss.......................      --     --            --     --          --     --          --     --
    Foreign currency translation
      adjustment...................      --     --            --     --          --     --          --     --
      Comprehensive loss...........      --     --            --     --          --     --          --     --
  Capital contribution.............      --     --            --     --          --     --          --     --
  Redemption of common stock and
    recapitalization...............  (1,000)    --       500,000      1          --     --          --     --
  Issuance of Series A and B and C
    preferred stock................      --     --            --     --          --     --          --     --
  Issuance of Class A and B and C
    common stock...................      --     --     2,761,177      2     863,823      1     874,999      1
  Preferred stock dividends........      --     --            --     --          --     --          --     --
                                     ------     --     ---------     --     -------     --     -------     --
Balance as of September 3, 1998....      --     --     3,261,177      3     863,823      1     874,999      1
  Comprehensive Income:
    Net loss.......................      --     --            --     --          --     --          --
    Foreign currency translation
      adjustment...................      --     --            --     --          --     --          --     --
      Comprehensive loss...........      --     --            --     --          --     --          --     --
  Issuance of Class A common
    stock..........................      --     --        35,313     --          --     --          --     --
  Treasury stock purchases.........      --     --            --     --          --     --          --     --
  Preferred stock dividends........      --     --            --     --          --     --          --     --
  Accretion of preferred stock
    discount.......................      --     --            --     --          --     --          --     --
                                     ------     --     ---------     --     -------     --     -------     --
Balance as of September 2, 1999....      --     $--    3,296,490     $3     863,823     $1     874,999     $1
                                     ======     ==     =========     ==     =======     ==     =======     ==

          See accompanying notes to consolidated financial statements.

                                   MCMS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                 ACCUMULATED                                  TOTAL
                                  ADDITIONAL        OTHER        RETAINED                 SHAREHOLDERS'
                                   PAID-IN      COMPREHENSIVE    EARNINGS     TREASURY       EQUITY
                                   CAPITAL          LOSS         (DEFICIT)     SHARES       (DEFICIT)
                                  ----------    -------------    ---------    --------    -------------
Balance as of August 29, 1996...   $35,625         $    --       $  30,256      $ --        $  65,881
  Comprehensive Income:
     Net income.................        --              --          12,752        --           12,752
     Foreign currency
       translation adjustment...        --            (630)             --        --             (630)
                                                                                            ---------
       Comprehensive income.....                                                               12,122
  Capital contribution..........       188              --              --        --              188
                                   -------         -------       ---------      ----        ---------
Balance as of August 28, 1997...    35,813            (630)         43,008        --           78,191
  Comprehensive Income:
     Net loss...................        --              --          (1,809)       --           (1,809)
     Foreign currency
       translation adjustment...        --          (1,640)                       --           (1,640)
                                                                                            ---------
       Comprehensive loss.......                                                               (3,449)
  Capital contribution..........     1,786              --              --        --            1,786
  Redemption of common stock and
     recapitalization...........   (33,841)             --        (215,308)       --         (249,147)
  Issuance of Series A and B and
     C preferred stock..........    50,996              --              --        --           51,000
  Issuance of Class A and B and
     C common stock.............    10,196              --              --        --           10,200
  Preferred stock dividends.....    (1,632)             --              --        --           (1,632)
                                   -------         -------       ---------      ----        ---------
Balance as of September 3,
  1998..........................    63,318          (2,270)       (174,109)       --         (113,051)
  Comprehensive Income:
     Net loss...................        --              --         (13,947)       --          (13,947)
     Foreign currency
       translation adjustment...        --              63              --        --               63
                                                                                            ---------
       Comprehensive loss.......                                                              (13,884)
  Issuance of Class A common
     stock......................        80              --              --        --               80
  Treasury stock purchases......        --              --              --       (50)             (50)
  Preferred stock dividends.....    (3,509)             --              --        --           (3,509)
  Accretion of preferred stock
     discount...................       (83)             --              --        --              (83)
                                   -------         -------       ---------      ----        ---------
Balance as of September 2,
  1999..........................   $59,806         $(2,207)      $(188,056)     $(50)       $(130,497)
                                   =======         =======       =========      ====        =========

          See accompanying notes to consolidated financial statements.

                                   MCMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          SEPTEMBER 2,    SEPTEMBER 3,    AUGUST 28,
                                                              1999            1998           1997
                                                          ------------    ------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).......................................    $(13,947)      $  (1,809)      $ 12,752
Adjustments to reconcile net income (loss) to net cash
  provided by (used for) operating activities:
Depreciation and amortization...........................      16,016          12,918          8,819
Loss (gain) on sale of property, plant and equipment....          11             (90)           (72)
Write-off of deferred loan costs........................         617             206             --
Changes in operating assets and liabilities:
  Receivables, net......................................     (13,481)            419         (5,498)
  Inventories...........................................     (14,168)        (12,301)         3,881
  Other assets..........................................      (1,075)           (855)            --
  Accounts payable and accrued expenses.................      12,841           5,372         (2,173)
  Interest payable......................................         137              --             --
  Deferred income taxes.................................        (315)         (2,577)         2,886
  Other liabilities.....................................       2,360              80            128
                                                            --------       ---------       --------
Net cash provided by (used for) operating activities....     (11,004)          1,363         20,723
                                                            --------       ---------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment..........     (17,111)        (20,111)       (24,120)
Proceeds from sales of property, plant and equipment....          26             359            151
                                                            --------       ---------       --------
Net cash used by investing activities...................     (17,085)        (19,752)       (23,969)
                                                            --------       ---------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions...................................          80           1,786             --
Repurchase of common stock and recapitalization.........          --        (249,147)            --
Proceeds from issuance of common stock..................          --          10,200             --
Proceeds from issuance of convertible preferred stock...          --          51,000             --
Proceeds from issuance of redeemable preferred stock....          --          24,000             --
Proceeds from borrowings................................      31,915         186,500         12,300
Repayments of debt......................................     (10,169)         (3,964)       (11,487)
Payment of deferred debt issuance costs.................      (1,272)         (7,867)            --
Purchase of treasury shares.............................         (50)             --             --
Other...................................................          (2)             --           (221)
                                                            --------       ---------       --------
Net cash provided by financing activities...............      20,502          12,508            592
                                                            --------       ---------       --------
Effect of exchange rate changes on cash and cash
  equivalents...........................................          45            (213)            --
                                                            --------       ---------       --------
Net decrease in cash and cash equivalents...............      (7,542)         (6,094)        (2,654)
Cash and cash equivalents at beginning of period........       7,542          13,636         16,290
                                                            --------       ---------       --------
Cash and cash equivalents at end of period..............    $     --       $   7,542       $ 13,636
                                                            ========       =========       ========
SUPPLEMENTAL DISCLOSURES
Income taxes paid.......................................    $     --       $     792       $  9,962
Interest paid, net of amounts capitalized...............      18,717           9,023             21
Noncash investing and financing activities:
Preferred stock dividend paid in-kind...................       3,508           1,633             --
Foreign currency translation adjustment.................         (63)          1,640            630
Contracts payable and/or notes payable incurred for
  insurance contract in 1999 and capitalized software in
  1998..................................................         376           1,659             --

          See accompanying notes to consolidated financial statements.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                     (TABULAR DOLLAR AMOUNTS IN THOUSANDS)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS: MCMS, Inc., (the "Company"), is an electronics manufacturing services provider serving original equipment manufacturers ("OEMs"). The Company provides product design and prototype manufacturing; materials procurement and inventory management; the manufacture and testing of printed circuit board assemblies ('PCBAs"), memory modules and systems; quality assurance; and end-order fulfillment. The Company markets and sells products and manufacturing services primarily to original equipment manufacturers in diverse electronic industries including networking, telecommunications, computers systems and other fast growing sectors of the electronics industry. The Company operates two sites in the United States, one site in Asia and one site in Europe.

     On February 26, 1998 the Company completed a Recapitalization. Prior to the closing of the Recapitalization, the Company was a wholly owned subsidiary of MEI California, Inc. ("MEIC"), a wholly owned subsidiary of Micron Electronics, Inc. ("MEI"). Under the terms of the amended and restated Recapitalization Agreement, certain unrelated investors (the "Investors") acquired an equity interest in the Company. In order to complete the Recapitalization, the Company arranged for additional financing in the form of notes and redeemable preferred stock totaling $200.0 million. The Company used the proceeds from the Investors' equity investment and the issuance of notes and redeemable preferred stock to redeem a portion of MEIC's outstanding equity interest for approximately $249.2 million. Subsequent to the Recapitalization, MEIC holds a 10% equity interest in the Company. In connection with the Recapitalization, the Company's name was changed from Micron Custom Manufacturing Services, Inc. to MCMS, Inc.

     BASIS OF PRESENTATION: The financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated. The Company's fiscal year is the 52 or 53 week period ending on the Thursday closest to August 31. As of September 2, 1999 the Company was approximately 10% owned by MEIC which is indirectly majority owned by Micron Technology, Inc. ("MTI").

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Although, actual results could differ from those estimates, management believes its estimates are reasonable.

     REVENUE RECOGNITION: Revenue from product sales to customers is generally recognized upon shipment. A provision for estimated sales returns under warranty is recorded in the period in which the sales are recognized.

     EARNINGS (LOSS) PER SHARE: Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding. Diluted earnings
(loss) per share is computed using the weighted average number of common and common stock equivalent shares outstanding. Common stock equivalent shares result from the assumed exercise of outstanding stock options and affect earnings (loss) per share when they have a dilutive effect. The effect of potentially dilutive common stock equivalent was antidilutive in fiscal 1999, 1998 and 1997.

     STOCK OPTIONS: The Company has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." The Company continues to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, "Accounting for Stock Issued to Employees."

     CASH EQUIVALENTS: The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     FINANCIAL INSTRUMENTS: The Company invests it excess cash in overnight repurchase agreements consisting of treasuries and government agency securities.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. A concentration of credit risk may exist with respect to trade receivables, as many of the Company's customers are affiliated with the networking, telecommunications and computer systems industries. The Company performs ongoing credit evaluations on its customers and generally does not require collateral. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

     The amounts reported as cash equivalents, receivables, other assets and accounts payable and accrued expenses and debt are considered by the Company to be reasonable approximations of their fair values, based on market information available to management as of September 2, 1999.

     INVENTORIES: Inventories are stated at the lower of cost or market.

     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 30 years for buildings and 2 to 5 years for software and equipment.

     ACCOUNTING FOR LONG-LIVED ASSETS: The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment exceeds its fair market value. To date, the Company has made no adjustments to the carrying value of its long-lived assets.

     DEBT ISSUANCE COSTS: Costs incurred in connection with the issuance of new debt instruments are deferred and included in other assets. Such costs are amortized over the term of the related debt obligation.

     COMPREHENSIVE INCOME (LOSS): The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" in the fiscal year ended 1999. SFAS 130 establishes new rules for the reporting of comprehensive income and its components; however the adoption of this statement had no impact on the Company's current or previously reported net income (loss) or stockholders' equity. SFAS 130 requires the display and reporting of comprehensive income (loss) which, in general, includes all changes in stockholders' equity with the exception of stock transaction activity. Comprehensive income (loss) for the Company includes net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) for the Company consists only of foreign currency translation adjustments.

     INCOME TAXES: The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When necessary, a valuation allowance is recorded to reduce tax assets to an amount whose realization is more likely than not.

     FOREIGN CURRENCY TRANSLATION: The functional currency of the Company's international subsidiaries are the Malaysian Ringgit and the Belgian Franc. Financial statements of the international subsidiaries are translated into U.S. dollars for consolidated financial reporting using the exchange rate in effect at each balance sheet date for assets and liabilities. The resulting translation adjustments are recorded as other comprehensive income (loss) and, accordingly, have no effect on net income (loss). Revenues, expenses, gains and losses are translated using a weighted-average exchange rate for each period. Transaction gains and losses are included in the determination of consolidated net income. For the fiscal years ended September 2, 1999, September 3, 1998 and August 28, 1997, the Company incurred net transaction gains (losses) of ($529,000), $151,000 and $159,000, respectively.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

     SEGMENT INFORMATION: Effective in the fourth quarter of fiscal year 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect the consolidated financial position or results of operations of the Company, but did affect its disclosure of segment information (Note 15).

     RECENTLY ISSUED ACCOUNTING STANDARDS: In March 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Accounting Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. Under this SOP, companies are required to capitalize certain costs of computer software developed for internal-use, provided that those costs are not research and development. The adoption of this SOP is not expected to have a material impact on the Company's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

NOTE 2. INVENTORIES

                                                             SEPTEMBER 2,    SEPTEMBER 3,
                                                                 1999            1998
                                                             ------------    ------------
Raw materials..............................................    $30,168         $18,126
Work in progress...........................................     12,453          11,020
Finished goods.............................................      1,354             670
                                                               -------         -------
                                                               $43,975         $29,816
                                                               =======         =======

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

                                                             SEPTEMBER 2,    SEPTEMBER 3,
                                                                 1999            1998
                                                             ------------    ------------
Land.......................................................    $  1,295        $  1,320
Buildings..................................................      29,989          29,490
Equipment and software.....................................      74,817          57,820
Construction in progress...................................       2,010           4,556
                                                               --------        --------
                                                                108,111          93,186
Less accumulated depreciation and amortization.............     (43,493)        (31,080)
                                                               --------        --------
                                                               $ 64,618        $ 62,106
                                                               ========        ========

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

NOTE 4. OTHER ASSETS

                                                             SEPTEMBER 2,    SEPTEMBER 3,
                                                                 1999            1998
                                                             ------------    ------------
Deferred financing costs...................................     $6,922          $7,554
Deferred income taxes......................................        343              --
Equipment deposits.........................................        106              --
Deferred patent costs......................................        139              96
                                                                ------          ------
                                                                $7,510          $7,650
                                                                ======          ======

NOTE 5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                             SEPTEMBER 2,    SEPTEMBER 3,
                                                                 1999            1998
                                                             ------------    ------------
Trade accounts payable.....................................    $51,562         $39,152
Short-term equipment contracts.............................        181             543
Salaries, wages, and benefits..............................      4,579           3,619
Other......................................................        256           1,119
                                                               -------         -------
                                                               $56,578         $44,433
                                                               =======         =======

NOTE 6. DEBT

                                                             SEPTEMBER 2,    SEPTEMBER 3,
                                                                 1999            1998
                                                             ------------    ------------
Revolving loan, maturities at the Company's option to
  February 26, 2003, interest due quarterly, interest rates
  ranging from 8.38% to 10.75% (8.38% at September 3,
  1998)....................................................    $     --        $  9,500
Senior credit facility, principal payments at the Company's
  option to February 26, 2004, interest due monthly,
  interest rates ranging from 7.44% to 8.25% (7.8% weighted
  average at September 2, 1999)............................      28,893              --
Senior equipment loan facility, principal payments at the
  Company's option to February 26, 2004, interest due
  monthly, 8.5% weighted average interest at September 2,
  1999.....................................................       3,022              --
Senior subordinated notes (the "Fixed Rate Notes"),
  unsecured, interest at 9.75% due semiannually, matures on
  March 1, 2008............................................     145,000         145,000
Floating interest rate subordinated term securities, (the
  "Floating Rate Notes"), unsecured, interest due
  semiannually, matures on March 1, 2008, variable interest
  rate equal to LIBOR plus 4.63% (10.52% and 10.22% at
  September 2, 1999 and September 3, 1998, respectively)...      30,000          30,000
Other notes payable, due in varying installments through
  October 1, 2000, interest rates of 3.51%.................         364             657
                                                               --------        --------
Total debt.................................................     207,279         185,157
Less current portion.......................................        (322)           (420)
                                                               --------        --------
Long-term debt, net of current portion.....................    $206,957        $184,737
                                                               ========        ========

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

     Maturities of debt as of September 2, 1999 are as follows:

FISCAL YEAR
-----------
2000........................................................  $    322
2001........................................................        42
2002........................................................        --
2003........................................................        --
2004 and thereafter.........................................   206,915
                                                              --------
                                                              $207,279
                                                              ========

     On February 26, 1999, the Company entered into a $60 million. Credit Facility (the "Credit Facility") which matures on February 26, 2004. The Credit Facility includes a $10 million facility restricted to the purchase of qualifying equipment and a $50 million revolving credit facility. Amounts outstanding under the equipment loan facility bear interest at the lesser of the applicable Alternate Base Rate plus 0.25% or the Eurodollar Rate plus 2.50%, as defined in the agreement, and borrowings are limited to the first three loan years. Amounts outstanding under the revolving credit facility bear interest at the lower of the applicable Alternate Base Rate or Eurodollar Rate plus 2.25%. Amounts available to borrow under the revolving credit facility vary depending on accounts receivable and inventory balances, which serve as collateral along with substantially all of the other assets of the Company. The Credit Facility includes a quarterly commitment fee of 0.375% per annum based upon the average unused portion and contains customary covenants such as restrictions on capital expenditures, additional indebtedness and the payment of dividends. In particular, the Credit Facility contains a covenant requiring that the Company maintain a fixed charge ratio of not less than 1.0 to 1.0, provided, however, that this fixed charge ratio covenant will not be applied to any fiscal quarter during the term as long as the Company maintains at all times undrawn availability of more than $10 million. In addition, if at any time undrawn availability is less than $10 million, the fixed charge ratio will be applied to the immediately preceding month with respect to the twelve months then ended. The Credit Facility also contains customary events of default. Any default under the Credit Facility could result in default of the Notes and Redeemable Preferred Stock, as defined below.

     On July 13, 1999, the Company amended the Credit Facility. The amendment adds existing equipment to the borrowing base, modifies the inventory advance rates, raises the maximum amount available to borrow based on inventory collateral, and allows the full amount of the credit facility to be drawn without triggering the fixed charge ratio covenant if adequate collateral is available. On September 2, 1999, the Company had approximately $20.0 million available to borrow under the Credit Facility without triggering the fixed charge ratio covenant, and $7.0 million available to borrow under the equipment loan facility, respectively. As of September 2, 1999, had the Company consumed its adjusted availability and been required to test the fixed charge ratio covenant, the tested would not have been satisfied.

     The Fixed Rate Notes are redeemable at the Company's option, in whole any time or in part from time to time, on and after March 1, 2003, upon not less than 30 nor more than 60 days notice. At any time, or from time to time, on or prior to March 1, 2001, the Company may use the net cash proceeds of one or more Public Equity Offerings to redeem the Fixed Rate Notes at a redemption price equal to 109.750% of the principal amount thereof if certain restrictions regarding principal amount and additional fixed rate notes are met. The redemption rate, if redeemed during the twelve month period commencing on March 1, decreases from 104.875% in 2003 to 100.000% in 2006 and thereafter (expressed as percentages of the principal amount thereof).

     The Floating Rate Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days notice. The redemption price, if redeemed during the twelve month period commencing on March 1, decreases from 105% in 1998 to 100% in 2003 and thereafter (expressed as percentages of the principal amount thereof).

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

     Among other restrictions, the Notes described above contain covenants relating to limitation on incurrence of additional indebtedness, limitation on restricted payments, limitation on asset sales and limitation on dividends.

     On February 26, 1998, the Company entered into a $40,000,000 Revolving Credit Facility (the "Revolving Facility") with various lending institutions. Amounts outstanding bore interest at the lesser of the applicable Eurodollar Rate plus 2.75% or the Base Rate plus 1.75%, as defined in the Revolving Facility (8.38% as of September 3, 1998). The Company was required to pay a commitment fee of 0.5% per annum based upon the average unused portion. The Base rate was adjusted periodically depending on the Company's financial performance as measured each fiscal quarter. As of September 3, 1998, $9,500,000 was outstanding under the Revolving Facility. Upon establishing the Credit Facility, the Company paid off the outstanding balance and cancelled the Revolving Credit Facility. The Company incurred an extraordinary loss of $617,000, net of tax, resulting from the write-off of deferred financing costs related to the early retirement of the Revolving Credit Facility.

     Interest expense is net of interest income of $185,000 and $549,000 in the fiscal years ended September 2, 1999 and September 3, 1998, respectively. Interest income is net of $65,000 of interest expense in the fiscal year ended and August 28, 1997. Construction period interest of $88,000, $34,000 and $228,000 was capitalized in fiscal years ended September 2, 1999, September 3, 1998 and August 28, 1997, respectively.

NOTE 7. REDEEMABLE PREFERRED STOCK

     The Redeemable Preferred Stock is redeemable at the Company's option, in whole or in part, at any time on or after March 1, 2003. The redemption rate, if redeemed during the twelve month period commencing on March 1, decreases from 106.25% in 2003 to 100.00% in 2006 and thereafter (expressed in percentages of the liquidation preference). At any time, or from time to time, prior to March 1, 2001, the Company may use the net cash proceeds of one or more Public Equity Offerings to redeem the preferred stock at a redemption price of 112.50% of the then effective liquidation preference thereof plus, without duplication, an amount equal to all accumulated and unpaid dividends to the redemption date including an amount equal to the prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date.

     The Redeemable Preferred Stock will be subject to mandatory redemption in whole on March 1, 2010 at a price equal to 100% of the liquidation preference thereof plus all accumulated and unpaid dividends to the date of redemption. The Redeemable Preferred Stock is recorded at its liquidation preference discounted for issuance costs of $1,000,000. The preferred stock discount is being accreted by charging additional paid-in capital over the twelve-year term of the Redeemable Preferred Stock.

     The Redeemable Preferred Stock, subject to certain restrictions, is exchangeable for the Exchange Debentures at the option of the Company on any dividend payment date on or after the issue date. The Redeemable Preferred Stock has liquidation preferences over Common Stock and has a liquidation value of $100 per share plus cumulative unpaid dividends thereon. Redeemable Preferred Stockholders are entitled to a cumulative 12 1/2% annual dividend based upon the liquidation preference per share of Redeemable Preferred Stock, payable quarterly. In each of the Company's quarterly periods in fiscal 1999 and on June 1, 1998 and September 1, 1998, the Company elected to pay such dividends in kind.

     Accrued dividends on the Redeemable Preferred Stock are payable upon certain defined events which include: any voluntary or involuntary liquidation, dissolution or winding up of the Company. At the Company's option, dividends may be paid either in cash or by the issuance of additional shares of Redeemable Preferred Stock with a liquidation preference equal to the amount of such dividends through March 1, 2003, thereafter, dividends will be payable in cash. All dividends are cumulative, whether or not earned or declared, on a daily basis from February 26, 1998 and compound on a quarterly basis. Dividends

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

on the Redeemable Preferred Stock are accrued monthly to the liquidation preference amount by charges to additional paid-in capital for dividends expected to be paid by issuing additional shares of Redeemable Preferred Stock. The holders of Redeemable Preferred Stock are not entitled to vote on any matter required or permitted to be voted upon by the shareholders of the Company.

NOTE 8. SHAREHOLDERS' EQUITY

     Each share of Series A, Series B, and Series C preferred stock (hereinafter called the "Convertible Preferred Stock") is convertible into one share of Class A, Class B and Class C common stock (hereinafter called the "Common Stock"), respectively. Holders of Series A preferred stock and Class A common stock are entitled to one vote per share. Holders of Series B preferred stock and Class B common stock do not have any voting rights. Holders of Series C preferred stock and Class C common stock are entitled to two votes per share. The holders of all voting series of Convertible Preferred Stock and classes of Common Stock will vote as a single class on all matters.

     Holders of Convertible Preferred Stock will be paid dividends, when and if declared by the Company, on each share of Convertible Preferred Stock on the liquidation value per share plus all declared and unpaid dividends. Such dividends shall not be cumulative. Holders of Convertible Preferred Stock will participate together with the shares of Common Stock as if such shares of Convertible Preferred Stock had been converted into shares of Common Stock.

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Convertible Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to shareholders after payment of amounts owed with respect to any stock senior to the Convertible Preferred Stock (including the Redeemable Preferred Stock), the liquidation preference per share of Convertible Preferred Stock, plus, without duplication, an amount in cash equal to all declared and unpaid dividends thereon before any distribution is made on the Common Stock. The aggregate liquidation preference of the Convertible Preferred Stock is approximately $56.7 million.

NOTE 9. TRANSACTION EXPENSES

     Transaction expenses associated with the Recapitalization Agreement consisted of the following:

Transaction agreement fee (note 12).........................    $2,710
Bank fees...................................................     2,150
Termination agreements......................................     1,400
MEI/MTI stock option buyback................................       698
Other.......................................................     1,440
                                                                ------
                                                                $8,398
                                                                ======

NOTE 10. STOCK PURCHASE AND INCENTIVE PLANS

     MEI's 1995 Stock Option Plan provided for the granting of incentive and nonstatutory stock options to eligible employees of both MEI and the Company. Exercise prices of the incentive and nonstatutory stock options had generally been 100% and 85%, respectively, of the fair market value of MEI's stock on the date of grant. Options were granted subject to terms and conditions determined by MEI's Board of Directors, and generally were exercisable in increments of 20% for each year of employment beginning one year from date of grant and generally expire six years from date of grant.

     MEI's 1995 Employee Stock Purchase Plan allowed eligible employees of both MEI and the Company to purchase shares of MEI common stock through payroll deductions. The shares could be purchased for 85% of the lower of the beginning or ending fair market value of each six month offering period and were restricted

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

from resale for a period of one year from the date of purchase. Purchases were limited to 20% of an employee's eligible compensation. A total of 2,500,000 shares of MEI common stock were reserved for issuance under the plan, of which approximately 271,000 shares had been issued to employees of both MEI and the Company as of August 28, 1997.

     As a result of the Recapitalization Agreement, employees of the Company no longer participate in the MEI stock option plan. In accordance with the MEI option plan, employees had 30 days from the date of Recapitalization to exercise any vested options. The Company elected to pay employees who maintained continuous employment with the Company for six months after the Recapitalization date $2.00 per option for any options not exercised 30 days subsequent to the Recapitalization in return for cancellation of those options. In September 1998, the Company paid $471,000 related to the cancellation of these options.

     Option activity for the Company's portion of MEI's option plan is summarized as follows:

                                                                FISCAL YEAR ENDED
                                                              ----------------------
                                                                            WEIGHTED
                                                              AUGUST 28,    AVERAGE
                                                                 1997        PRICE
                                                              ----------    --------
Outstanding at beginning of year............................     379,000     $14.14
Granted.....................................................     316,000      20.60
Exercised...................................................      (8,000)     14.36
Terminated or canceled......................................     (20,000)     18.18
                                                              ----------     ------
Outstanding at end of year..................................     667,000     $17.08
                                                              ----------     ------
Exercisable at the end of year..............................      90,000     $15.22
                                                              ----------     ------
Options available for future grants to employees of both MEI and the Company...........................................  $1,416,000
                                                              ==========

     The fair value of options at date of grant was estimated using the Black-Scholes options pricing model. The assumptions and resulting fair values at date of grant for options granted during the fiscal year ended August 28, 1997 follow:

                                                                             EMPLOYEE STOCK
                                                        STOCK OPTION PLAN    PURCHASE PLAN
                                                             SHARES              SHARES
                                                        -----------------    --------------
Assumptions:
  Expected life.......................................      3.5 years           0.5 years
  Risk-free interest rate.............................           6.2%                5.0%
  Expected volatility.................................          70.0%               70.0%
  Dividend yield......................................           0.0%                0.0%
Weighted average fair values:
  Exercise price equal to market price................         $11.00                $ --
  Exercise price less than market price...............         $11.78               $5.37

     In order to provide financial incentives for certain of the Company's or its subsidiaries' senior executives and other employees, the Company's board of directors has adopted the 1998 Stock Option Plan (the "Option Plan") pursuant to which it will be able to grant options to purchase Class A Common to senior executives and other employees of the Company and its subsidiaries. The Plan provides for option grants representing 2,500,000 shares of Common Stock. Under each option grant contemplated under the Plan for certain executive officers, 50% of the options will vest over four years from the date of grant and the other 50% will vest if certain financial performance targets are met or at the end of seven years if such targets are not met and if the grantee has remained continuously employed with the Company. Under each option grant for other

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

key employees, all options will vest over four years from the date of grant. As of September 2, 1999, the Company had 1,378,400 options outstanding under the Plan. Upon an employee's termination with the Company, all of the employee's unvested options will expire, the exercise period of all the employee's vested options will be reduced to a period ending no later than 30 days after such employee's termination, and if such termination occurs prior to an initial public offering of the Company's Class A Common, the Company shall have the right to repurchase at fair market value the Class A Common of the Company held by the employee.

     The following table summarizes information about the MCMS stock option activity under the Option Plan as of September 2, 1999:

                                                          FISCAL YEAR ENDED
                                         ----------------------------------------------------
                                                         WEIGHTED                    WEIGHTED
                                         SEPTEMBER 2,    AVERAGE     SEPTEMBER 3,    AVERAGE
                                             1999         PRICE          1998         PRICE
                                         ------------    --------    ------------    --------
Outstanding at beginning of period:....   1,060,000       $2.27              --          --
Granted................................     797,500        2.27       1,240,000       $2.27
Exercised..............................     (35,313)       2.27              --          --
Terminated or canceled.................    (443,787)       2.27        (180,000)       2.27
                                          ---------                   ---------
Outstanding at end of year.............   1,378,400       $2.27       1,060,000       $2.27
                                          =========       =====       =========       =====
Exercisable at the end of year.........     164,063       $2.27              --
                                          =========       =====       =========
Options available for future grants to
  employees of the Company.............   1,086,287                   1,440,000
                                          =========                   =========

     The fair value of options outstanding at date of grant was estimated using the Black-Scholes options pricing model. The weighted-average remaining contractual life of the outstanding options was 4.0 years and all outstanding options have an exercise price of $2.27 per share. The assumptions and resulting fair values at date of grant for options granted during the fiscal years ended September 2, 1999 follow:

                                                                FISCAL YEAR ENDED
                                                      --------------------------------------
                                                      SEPTEMBER 2, 1999    SEPTEMBER 3, 1998
                                                      -----------------    -----------------
Assumptions:
  Expected life.....................................      4.5 years            4.5 years
  Risk-free interest rate...........................          5.90%                6.20%
  Expected volatility...............................           0.0%                 0.0%
  Dividend yield....................................           0.0%                 0.0%
Weighted average fair values:
  Exercise price equal to market price..............          $0.49                $0.50

     Stock based compensation costs would have increased $118,000, $85,000 and $1,399,000 in fiscal 1999, 1998 and 1997, respectively ($92,000, $52,000 and
$841,000, respectively, net of taxes), and pro forma net income (loss) per share would have been ($3.52), ($1.39) and $11,911 in fiscal 1999, 1998 and 1997, respectively, if the fair values of all options granted to the Company's employees had been recognized as a compensation expense on a straight-line basis over the vesting period of the grants. The pro forma effect on net income for the fiscal year ended August 28, 1997 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants prior to the fiscal year ended August 28, 1997. In addition, the pro forma effect on net income for the fiscal year ended September 3, 1998 does not include option grants in prior years due to their termination.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

NOTE 11. EMPLOYEE SAVINGS PLAN

     Prior to the Recapitalization, MEI had a 401(k) profit-sharing plan (the "RAM Plan") in which eligible employees of the Company could participate. Under the RAM Plan, which was administered by Micron Technology, Inc. ("MTI"), employees could contribute from 2% to 16% of eligible pay to various savings alternatives. The RAM Plan provided for an annual match by the Company of the first $1,500 of eligible employee contributions, and for additional contributions by the Company based upon MEI's financial performance. In connection with the Recapitalization Agreement the RAM plan was modified to become a multi-employer plan and employees of the Company continued to participate in the RAM plan until July 1, 1998.

     On July 1, 1998 the Company established a new 401(k) profit-sharing plan (the "401k Plan") and the account balances for all eligible employees were transferred to this plan. Under the 401k Plan, employees may contribute from 2% to 16% of eligible pay to various savings alternatives. The 401k Plan provides for an annual match by the Company of the first $1,500 of eligible employee contributions, and for additional contributions by the Company and at its option based upon the Company's financial performance. The Company's expense pursuant to these plans was approximately $1,638,000, $1,333,000 and $621,000 in the fiscal years ended September 2, 1999, September 3, 1998 and August 28, 1997, respectively.

NOTE 12. TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

     Transactions with MEI and MTI are as follows:

                                                              FISCAL YEAR ENDED
                                                  ------------------------------------------
                                                  SEPTEMBER 2,    SEPTEMBER 3,    AUGUST 28,
                                                      1999            1998           1997
                                                  ------------    ------------    ----------
Net sales.......................................    $19,419         $27,454        $25,864
Inventory purchases.............................      6,993           8,518         28,076
Administrative services expenses................         --           1,432          1,938
Property, plant and equipment purchases.........         43             972          1,493
Property, plant and equipment sales.............         --             264            886
Construction management services................         --              --            118
Rental expense..................................         10              --             --
Rental income...................................         --             357            400

     As part of the Recapitalization Agreement, the Company entered into a Transition Services Agreement with both MEI and MTI. Pursuant to the Transition Services Agreement, MTI and MEI agreed to provide a variety of services (including payroll, financial accounting and benefits, among others) for a period of six months after February 26, 1998, except that MTI agreed to provide the Company with services in connection with certain proprietary MTI software for a period of 12 months. As of September 2, 1999, all services under this agreement have been terminated.

     As part of the Recapitalization, the Company entered into a Management Services Agreement ("MSA") with Cornerstone Equity Investors ("CEI"), the primary stockholder, pursuant to which CEI agrees to provide general management services. The MSA has an initial term of five years, subject to automatic one-year extensions unless the Company or CEI provide written notice of termination. Pursuant to the terms of the MSA, during fiscal 1999, CEI earned an annual management fee of $250,000 and a $600,000 transaction fee in association with the Company entering into the $60 million Credit Facility -- See Note 6 Debt. Pursuant to the terms of the MSA, during fiscal 1998, CEI earned a management fee of $125,000 and a $2,710,000 transaction arrangement fee in association with the Recapitalization -- See Note 9 Transaction expenses.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

NOTE 13. COMMITMENTS AND CONTINGENCIES

     As of September 2, 1999, the Company had commitments of $1,189,000 for equipment purchases.

     The Company's facilities in North Carolina and Malaysia, and certain other property and equipment, are leased under operating lease agreements with non-cancelable terms expiring through 2003, with renewals thereafter at the option of the Company. In October 1999, the Company entered into a lease for a facility in Monterrey, Mexico. The Mexico lease has non-cancelable terms and expires in 2007. Future minimum lease payments, inclusive of the Mexico lease, total approximately $11,750,000 and are as follows: $2,221,000 in fiscal 2000, $2,280,000 in fiscal 2001, $1,932,000 in fiscal 2002, $1,387,000 in fiscal 2003 and $3,391,000 in fiscal 2004 and thereafter.

     Rental expense was approximately $1,635,000, $863,000 and $667,000 in the fiscal years ended September 2, 1999, September 3, 1998 and August 28, 1997, respectively.

     The Company has contingent liabilities related to legal proceedings arising out of the normal course of business. Although it is reasonably possible that the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss can not be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies, will not be material in relation to the accompanying consolidated financial statements.

NOTE 14. INCOME TAXES

     Prior to the Recapitalization, the Company was included in the consolidated U.S. federal income tax return of MEI's parent, MTI. The provision (benefit) for income taxes is computed as if the Company were a separate taxpayer. Subsequent to the Recapitalization, the Company became a separate taxable corporation. Components of income tax expense are as follows:

                                                              FISCAL YEAR ENDED
                                                  ------------------------------------------
                                                  SEPTEMBER 2,    SEPTEMBER 3,    AUGUST 28,
                                                      1999            1998           1997
                                                  ------------    ------------    ----------
Current:
  U.S. federal..................................    $(3,197)         $2,108         $4,357
  State.........................................         15            (460)         1,222
                                                    -------          ------         ------
                                                     (3,182)          1,648          5,579
                                                    -------          ------         ------
Deferred:
  U.S. federal..................................       (634)         (2,469)         2,703
  State.........................................        (84)           (109)           183
                                                    -------          ------         ------
                                                       (718)         (2,578)         2,886
                                                    -------          ------         ------
Income tax provision (benefit)..................    $(3,900)         $ (930)        $8,465
                                                    =======          ======         ======

     The current portion of the fiscal 1998 income tax provision reflects the agreed upon determination of income taxes owed to the Company's parent for the period ended February 26, 1998, during which the Company was a member of the parent's consolidated group, calculated as described above.

     Income taxes paid to MTI during the fiscal years ended September 2, 1999, September 3, 1998 and August 28, 1997 were $0, $756,000 and $9,530,000, respectively.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

     A reconciliation between the income tax provision (benefit) and income tax computed using the federal statutory rate follows:

                                                              FISCAL YEAR ENDED
                                                  ------------------------------------------
                                                  SEPTEMBER 2,    SEPTEMBER 3,    AUGUST 28,
                                                      1999            1998           1997
                                                  ------------    ------------    ----------
U.S. federal income tax at statutory rate.......    $(6,246)        $  (959)        $7,426
State taxes, net of federal benefit.............     (1,123)            (53)           733
Nondeductible transaction costs.................         --           1,791             --
Rate adjustment -- foreign operations...........     (1,251)           (435)            --
Effect of valuation allowance...................      4,742              --             --
Other...........................................        (22)         (1,274)           306
                                                    -------         -------         ------
                                                    $(3,900)        $  (930)        $8,465
                                                    =======         =======         ======

     As a part of the Recapitalization, the Company revised its estimated accrual for prior period's tax matters and recorded a decrease in such estimated accrued taxes of $1,208,000. This adjustment is reflected in the reconciliation shown above under Other for the fiscal year ended September 3, 1998.

     Deferred income taxes reflect the estimated future tax effect of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Deferred income tax assets, net of the valuation allowance, totaled $7,694,000 and $5,863,000, and liabilities totaled $7,007,000 and $5,894,000, at September 2, 1999 and September 3, 1998. The components of deferred tax assets (liabilities) are as follows:

                                                             SEPTEMBER 2,    SEPTEMBER 3,
                                                                 1999            1998
                                                             ------------    ------------
Current deferred tax asset:
  Inventory reserves and allowances........................    $   765         $   647
  Accrued compensation.....................................        834             373
  Other....................................................        138             235
                                                               -------         -------
                                                                 1,737           1,255
  Less valuation allowance.................................     (1,393)             --
                                                               -------         -------
                                                                   344           1,255
                                                               -------         -------
Noncurrent deferred tax asset (liability):
  Property, plant and equipment............................     (5,610)         (4,354)
  Net Operating Loss Carryover.............................     10,029           3,794
  Accrued compensation.....................................         --             260
  Investment tax credits...................................        246             103
  Other....................................................       (973)         (1,089)
                                                               -------         -------
                                                                 3,692          (1,286)
  Less valuation allowance.................................     (3,349)             --
                                                               -------         -------
                                                                   343          (1,286)
                                                               -------         -------
  Total net deferred tax asset (liability).................    $   687         $   (31)
                                                               =======         =======

     The Company intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended September 2, 1999. The cumulative amount of undistributed earnings of foreign subsidiaries as of September 2, 1999 is approximately $4,782,000.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

     As of September 2, 1999, the Company has foreign tax credit, Idaho investment tax credit and U.S. net operating loss carryovers of approximately $29,000, $379,000 and $24,340,000, respectively. The foreign tax credit, Idaho investment tax credit and U.S. net operating loss carryovers are available to offset regular taxable income through the years 2003, 2006 and 2019, respectively. During fiscal 1999, the Company established a valuation allowance of $4,742,000 for the amount of deferred tax asset which may not be realizable through either carryback of its net operating losses or through future income generated by reversal of deferred tax liabilities during the loss carry-forward period.

NOTE 15. SEGMENT INFORMATION

     As described in Note 1, the Company adopted SFAS No. 131 in fiscal year 1999. The Company operates principally in the electronics manufacturing services industry. The Company serves the same or similar customers on a global basis and is viewed by management as a global provider of manufacturing services. The Company places primary importance on managing its worldwide services to strategic customers. The categorization of net sales, as domestic or foreign, is based on the location from which the product is manufactured.

     The Company's external sales and long-lived asset information associated with its domestic and foreign operations are as follows:

                                                  SEPTEMBER 2,    SEPTEMBER 3,    AUGUST 28,
                                                      1999            1998           1997
                                                  ------------    ------------    ----------
Net sales:
  Domestic......................................    $396,739        $309,449       $286,373
  Foreign.......................................      35,976          24,471          6,006
                                                    --------        --------       --------
                                                    $432,715        $333,920       $292,379
                                                    ========        ========       ========
Long-lived assets:
  Domestic......................................    $ 53,414        $ 53,024       $ 49,892
  Foreign.......................................      11,204           9,082          3,592
                                                    --------        --------       --------
                                                    $ 64,618        $ 62,106       $ 53,484
                                                    ========        ========       ========

     During fiscal 1999, 1998 and 1997, the Company had two customers, which comprised more than 10% of the Company's net sales. The Company's largest customer represented 43.5%, 39.2% and 32.4% of the Company's net sales in fiscal 1999, 1998 and 1997, respectively. The Company's other large customer represented 18.2%, 24.1% and 20.1% of the Company's net sales in fiscal 1999, 1998 and 1997, respectively.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

NOTE 16. UNAUDITED QUARTERLY FINANCIAL INFORMATION
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                    FIRST      SECOND      THIRD       FOURTH
FISCAL 1999                                        QUARTER    QUARTER     QUARTER     QUARTER
-----------                                        -------    --------    --------    --------
Net sales........................................  $91,243    $116,348    $110,305    $114,819
Cost of goods sold...............................   86,056     110,337     103,917     107,044
                                                   -------    --------    --------    --------
Gross profit.....................................    5,187       6,011       6,388       7,775
Selling, general and administrative expenses.....    4,219       6,790       5,846       5,636
                                                   -------    --------    --------    --------
Income (loss) from operations....................      968        (779)        542       2,139
Other expense (income):
Interest expense (income), net...................    4,721       4,925       5,023       4,983
Other............................................       45          --          --          --
                                                   -------    --------    --------    --------
Loss before taxes and extraordinary item.........   (3,798)     (5,704)     (4,481)     (2,844)
Income tax provision (benefit)...................   (1,775)     (1,722)         --          --
                                                   -------    --------    --------    --------
Loss before extraordinary item...................   (2,023)     (3,982)     (4,481)     (2,844)
Extraordinary item -- loss on early
  extinguishment of debt, net of income tax
  benefit of $403 in the second quarter..........       --        (617)         --          --
                                                   -------    --------    --------    --------
Net loss.........................................   (2,023)     (4,599)     (4,481)     (2,844)
Redeemable preferred stock dividends and
  accretion of preferred stock discount..........     (882)       (918)       (945)       (847)
                                                   -------    --------    --------    --------
Net loss to common stockholders..................  $(2,905)   $ (5,517)   $ (5,426)   $ (3,691)
                                                   =======    ========    ========    ========
Net loss per common share -- basic and diluted:
  Loss before extraordinary item.................  $ (0.58)   $  (0.98)   $  (1.08)   $  (0.74)
  Extraordinary item.............................       --       (0.12)         --          --
                                                   -------    --------    --------    --------
Net loss per share -- basic and diluted..........  $ (0.58)   $  (1.10)   $  (1.08)   $  (0.74)
                                                   =======    ========    ========    ========

                                                    FIRST      SECOND      THIRD       FOURTH
FISCAL 1998                                        QUARTER    QUARTER     QUARTER     QUARTER
-----------                                        -------    --------    --------    --------
Net sales........................................  $71,001    $ 74,680    $ 88,565    $ 99,674
Cost of goods sold...............................   60,909      67,182      82,689      92,471
                                                   -------    --------    --------    --------
Gross profit.....................................   10,092       7,498       5,876       7,203
Selling, general and administrative expenses.....    3,122       3,805       4,405       4,466
                                                   -------    --------    --------    --------
Income from operations...........................    6,970       3,693       1,471       2,737
Other expense (income):
Interest expense (income), net...................     (135)       (194)      4,418       5,123
Transaction expense..............................       --       8,312         142         (56)
                                                   -------    --------    --------    --------
Income (loss) before taxes.......................    7,105      (4,425)     (3,089)     (2,330)
Income tax provision (benefit)...................    2,629        (562)     (1,052)     (1,945)
                                                   -------    --------    --------    --------
Net income (loss)................................    4,476      (3,863)     (2,037)       (385)
Redeemable preferred stock dividends and
  accretion of preferred stock discount..........       --          --        (825)       (825)
                                                   -------    --------    --------    --------
Net income (loss) to common stockholders.........  $ 4,476    $ (3,863)   $ (2,862)   $ (1,210)
                                                   =======    ========    ========    ========
Net income (loss) per share -- basic and
  diluted........................................  $ 4,476    $ (3,863)   $  (0.57)   $  (0.24)
                                                   =======    ========    ========    ========

                                   MCMS, INC.

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               JUNE 1,
                                                                2000
                                                              ---------
ASSETS
Current Assets:
Cash........................................................  $      --
Trade account receivable, net of allowances for doubtful
  accounts of $177 and $258.................................     39,501
Inventories.................................................     66,574
Deferred income taxes.......................................         --
Other current assets........................................      1,400
                                                              ---------
         Total current assets...............................    107,475
Property, plant and equipment, net..........................     58,929
Other assets................................................      6,499
                                                              ---------
         Total assets.......................................  $ 172,903
                                                              =========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Current portion of long-term debt...........................  $     408
Accounts payable and accrued expenses.......................     72,298
Advance payment from customer...............................      5,000
Interest payable............................................      4,888
                                                              ---------
         Total current liabilities..........................     82,594
Long-term debt, net of current portion......................    199,790
Long-term debt -- related parties...........................      8,700
Other liabilities...........................................      3,300
                                                              ---------
         Total liabilities..................................    294,384
Redeemable preferred stock, no par value, 750,000 shares
  authorized; 330,297 and 301,179 shares issued and
  outstanding, respectively; mandatory redemption value of
  $33.0 million and $30.1 million, respectively.............     32,242
SHAREHOLDERS' DEFICIT
Series A convertible preferred stock, par value $0.001 per
  share, 6,000,000 shares authorized; 3,261,177 shares
  issued and outstanding; aggregate liquidation preference
  of $36,949,135............................................          3
Series B convertible preferred stock, par value $0.001 per
  share, 6,000,000 shares authorized; 863,823 shares issued
  and outstanding; aggregate liquidation preference of
  $9,787,115................................................          1
Series C convertible preferred stock, par value $0.001 per
  share, 1,000,000 shares authorized; 874,999 shares issued
  and outstanding; aggregate liquidation preference of
  $9,913,739................................................          1
Class A common stock, par value $0.001 per share, 30,000,000 shares authorized; 3,322,365 and 3,296,490 shares issued
  and outstanding, respectively.............................          3
Class B common stock, par value $0.001 per share, 12,000,000 shares authorized; 863,823 shares issued and
  outstanding...............................................          1
Class C common stock, par value $0.001 per share, 2,000,000
  shares authorized; 874,999 shares issued and
  outstanding...............................................          1
Additional paid-in capital..................................     56,888
Accumulated other comprehensive loss........................     (2,501)
Accumulated deficit.........................................   (208,070)
                                                              ---------
Less treasury stock at cost:
  Series A convertible preferred stock, 3,676 shares
    outstanding.............................................        (42)
  Class A common stock, 3,676 shares outstanding............         (8)
                                                              ---------
         Total shareholders' deficit........................   (153,723)
                                                              ---------
         Total liabilities and shareholders' deficit........  $ 172,903
                                                              =========

                                   MCMS, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   NINE MONTHS ENDED
                                                                ------------------------
                                                                 JUNE 1,       JUNE 3,
                                                                   2000          1999
                                                                ----------    ----------
Net sales...................................................    $  312,546    $  317,896
Cost of goods sold..........................................       298,000       300,310
                                                                ----------    ----------
Gross profit................................................        14,546        17,586
Selling, general and administrative.........................        18,126        16,855
                                                                ----------    ----------
Income (loss) from operations...............................        (3,580)          731
Other expense :
Interest, net...............................................        16,340        14,669
Other.......................................................            --            45
                                                                ----------    ----------
Loss before taxes and Extraordinary item....................       (19,920)      (13,983)
Income tax expense (benefit)................................            94        (3,497)
                                                                ----------    ----------
Loss before extraordinary item..............................       (20,014)      (10,486)
Extraordinary item -- loss on early extinguishment of debt,
  net of income tax benefit of $403.........................            --          (617)
                                                                ----------    ----------
Net loss....................................................       (20,014)      (11,103)
Redeemable preferred stock dividends and accretion of
  preferred stock discount..................................        (2,976)       (2,678)
                                                                ----------    ----------
Net loss available to common stockholders...................    $  (22,990)   $  (13,781)
                                                                ==========    ==========
Net loss per common share --
  Basic and diluted:
     Loss before extraordinary item.........................    $    (4.57)   $    (2.63)
     Extraordinary item.....................................            --         (0.12)
                                                                ----------    ----------
  Net loss per share........................................    $    (4.57)   $    (2.75)
                                                                ==========    ==========
Weighted average common shares outstanding -- basic and
  diluted:..................................................     5,035,369     5,014,711
                                                                ==========    ==========

                                   MCMS, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                              --------------------
                                                              JUNE 1,     JUNE 3,
                                                                2000        1999
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(20,014)   $(11,103)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
Loss on extinguishment of debt..............................        --         617
Depreciation and amortization...............................    13,426      11,609
Loss (gain) on sale of property, plant and equipment........       (27)         15
Changes in operating assets and liabilities:
  Receivables...............................................     9,573      (8,195)
  Inventories...............................................   (22,666)    (15,265)
  Other assets..............................................    (1,147)     (1,077)
  Deferred income taxes.....................................       687         550
  Accounts payable and accrued expenses.....................    13,198      10,477
  Advance payment from customer.............................     5,000          --
  Interest payable..........................................     4,554       4,487
  Deferred income taxes.....................................     1,306        (865)
  Other long-term liabilities...............................      (290)         22
                                                              --------    --------
Net cash provided by (used for) operating activities........     3,600      (8,728)
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment..............    (5,305)    (13,913)
Proceeds from sales of property, plant and equipment........        58          11
                                                              --------    --------
Net cash used for investing activities......................    (5,247)    (13,902)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions.......................................        59          48
Proceeds from borrowings (repayments) on line of credit.....    (7,125)     27,897
Proceeds from related parties loan..........................     8,700          --
Proceeds from other borrowings..............................       351          --
Repayments of other borrowings..............................      (307)    (10,009)
Payment of deferred debt issuance costs.....................      (100)     (1,274)
Purchase of treasury stock..................................        --         (50)
                                                              --------    --------
Net cash provided by financing activities...................     1,578      16,612
                                                              --------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        69           6
                                                              --------    --------
Net decrease in cash and cash equivalents...................        --      (6,012)
Cash and cash equivalents at beginning of period............        --       7,542
                                                              --------    --------
Cash and cash equivalents at end of period..................  $     --    $  1,530
                                                              ========    ========

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                     (TABULAR DOLLAR AMOUNTS IN THOUSANDS)

1. GENERAL

     The information included in the accompanying consolidated interim financial statements is unaudited and should be read in conjunction with the annual audited financial statements and notes thereto contained in the Company's Report on Form 10-K for the fiscal year ended September 2, 1999. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire fiscal year.

2. EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released SAB No. 101B, which delayed the implementation date of SAB No. 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company has not yet assessed the impact, if any, that SAB No. 101 might have on its financial position or results of operation.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. As amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging
Activities -- Deferral of Effective Date of FASB Statement No. 133", SFAS No. 133 is effective for all fiscal quarters beginning after June 15, 2000. The Company will adopt SFAS No. 133 effective at the beginning of its fiscal year end 2001. The Company does not believe the adoption of SFAS No. 133 will have a material effect on its financial position or results of operations.

3. INVENTORIES

                                                              JUNE 1,
                                                               2000
                                                              -------
Raw materials and supplies..................................  $42,762
Work in process.............................................   21,263
Finished goods..............................................    2,549
                                                              -------
                                                              $66,574
                                                              =======

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                              JUNE 1,
                                                               2000
                                                              -------
Trade accounts payable......................................  $66,920
Salaries, wages, and benefits...............................    3,972
Other.......................................................    1,406
                                                              -------
                                                              $72,298
                                                              =======

5. ADVANCE PAYMENT FROM CUSTOMER

     The $5,000,000 advance payment from customer represents a cash advance from a major customer, which was used by the Company to purchase raw material inventory in anticipation of manufacturing, testing and distributing electronic products ordered by the customer. The advance, secured by the customer's

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

inventory in the Company's Malaysian operation, will remain in place until the customer, having provided thirty days notice, elects to have the cash advance applied against future deliveries.

6. LONG-TERM DEBT

                                                              JUNE 1,
                                                                2000
                                                              --------
Revolving credit facility, principal payments at the
  Company's option to February 26, 2004, interest due
  monthly, interest rates ranging from 8.50% to 9.50% (8.75%
  and 7.80% weighted average at June 1, 2000 and September
  2, 1999, respectively)....................................   $20,715
Equipment loan facility, principal payments, as defined,
  through February 26, 2004, interest due monthly, 9.75% and
  8.50% interest rate at June 1, 2000 and September 2, 1999,
  respectively..............................................     4,075
Notes from Shareholders, principal and unpaid interest due
  on February 27, 2004, interest at LIBOR plus 3.25% (10.12%
  at March 2, 2000). See Note 6.............................     8,700
Senior subordinated notes (the "Fixed Rate Notes"),
  unsecured, interest at 9.75% due semiannually, mature on
  March 1, 2008.............................................   145,000
Floating interest rate subordinated term securities, (the
  "Floating Rate Notes"), unsecured, interest due
  semiannually, mature on March 1, 2008, variable interest
  rate equal to LIBOR plus 4.63% (10.95% and 10.50% at June
  1, 2000 and September 2, 1999, respectively)..............    30,000
Other notes payable, due in varying installments through
  November 26, 2000, interest rates from 3.51% to 6.81%.....       408
                                                              --------
Total debt..................................................   208,898
Less long-term debt with related parties....................   (8,700)
Less current portion........................................     (408)
                                                              --------
Long-term debt, net of current portion......................  $199,790
                                                              ========

     The Company has a $60 million Credit Facility (the "Credit Facility") which matures on February 26, 2004. The Credit Facility includes a $10 million equipment loan facility restricted to the purchase of property, plant and equipment and a $50 million revolving credit facility. Amounts outstanding under the Credit Facility bear interest at rates as defined in the agreement. Amounts available to borrow under the equipment loan facility are limited to the first three loan years. Amounts available to borrow under the revolving credit facility vary depending on domestic accounts receivable, inventory and equipment balances, which serve as collateral along with substantially all of the other assets of the Company. The Credit Facility restricts the Company's ability to incur additional indebtedness, to create liens or other encumbrances, to make certain investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of its assets or to enter into any merger or consolidation. In February 2000, the Credit Facility was amended to allow for a loan from certain of the Company's shareholders (See Note 7). The Credit Facility also contains a covenant requiring that the Company maintain a fixed charge ratio of not less than 1.0 to 1.0, provided, however, that this fixed charge ratio covenant will not be applied to any fiscal quarter during the term as long as the gross borrowing availability exceeds $10.0 million. As of July 6, 2000, the Company had a $28.1 million outstanding balance under the revolving credit facility and $25.0 million of gross availability, of which $15.0 million was available to borrow without triggering the fixed charge ratio covenant. Had the Company been required to test the fixed charge ratio, the test would not have been satisfied. As of July 6, 2000, the Company had a $4.6 million outstanding balance on the equipment loan facility and $5.1 million of

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

availability under the equipment loan facility. Any default under the Credit Facility could result in default of the Fixed Rate Notes, Floating Rate Notes and Redeemable Preferred Stock.

7. LONG-TERM DEBT WITH RELATED PARTIES

     On February 29, 2000, the Company entered into an $8.7 million loan agreement with certain shareholders of the Company. The loans are evidenced by separate note agreements with the participating shareholders (the "Notes from Shareholders"). The Notes from Shareholders mature on February 27, 2004, subject to earlier prepayment, provided that all amounts due under the Credit Facility have been paid in full and all commitments under the Credit Facility have been terminated. Interest accrues at 90 day LIBOR + 3.25% (10.12% at June 1, 2000). The interest rate is subject to adjustment, if the interest rate under the Credit Facility is ever increased. Interest is payable monthly if a fiscal month's fixed charge ratio, as defined, exceeds 1.1 to 1.0, so long as no event of default has occurred under the Credit Facility or would occur as a result of an interest payment under this loan. Otherwise, interest is payable upon maturity of the notes.

8. REDEEMABLE PREFERRED STOCK

     The Redeemable Preferred Stock is subject to mandatory redemption on March 1, 2010 and has a liquidation preference of $100 per share. The holders of Redeemable Preferred Stock are entitled to a cumulative 12 1/2% annual dividend based upon the liquidation preference per share of Redeemable Preferred Stock, payable quarterly. To date, the Company has paid all dividends in-kind.

9. LOSS PER SHARE

     Basic loss per share is computed using net loss increased by dividends on the Redeemable Preferred Stock divided by the weighted-average number of common shares outstanding. Diluted loss per share is computed using the weighted-average number of common and common stock equivalent shares outstanding. Common stock equivalent shares result from the assumed exercise of outstanding stock options and shares issuable upon the conversion of outstanding convertible securities and affect earnings per share only when they have a dilutive effect. The Company's basic loss per share and its fully diluted loss per share were the same for the three and nine months ended June 1, 2000 and June 3, 1999, respectively, because of the antidilutive effect of outstanding convertible securities and stock options.

10. INCOME TAXES

     The Company had income tax expense of $64,000 and $94,000 for the three and nine months ended June 1, 2000, respectively, compared to no income tax expense or benefit for the three months ended June 3, 1999 and a $3.9 million income tax benefit for the nine months ended June 3, 1999. The effective rate of tax expense for the three and nine months ended June 1, 2000 was 1.1% and 0.5%, respectively, compared to no effective rate of income tax expense or benefit for the three months ended June 3, 1999 and a 26.0% effective rate of income tax benefit for the nine months ended June 3, 1999. During the three and nine months ended June 1, 2000, the Company's valuation allowance increased by $3.3 million and $10.3 million, respectively, to $15.0 million, which eliminates the income tax benefit that would have otherwise resulted from the losses.

11. COMPREHENSIVE LOSS

     The Company's comprehensive loss is comprised of net loss and foreign currency translation adjustments. Comprehensive loss was $5,971,000 and $20,308,000 for the three and nine months ended June 1, 2000, respectively. Comprehensive loss was $4,406,000 and $10,977,000 for the three and nine months ended June 3, 1999, respectively. The accumulated balance of foreign currency translation adjustments, excluded from net loss, is presented in the consolidated balance sheet as "Accumulated other comprehensive loss."

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
              (TABULAR DOLLAR AMOUNTS IN THOUSANDS) -- (CONTINUED)

12. LEGAL MATTERS

     From time to time, the Company has legal proceedings arising out of the normal course of business. Although it is possible that the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss can not be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies, will not be material to the Company's financial position or results of operations.

                                  SCHEDULE II
                                   MCMS. INC

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                             BALANCE AT                                        BALANCE AT
                                            BEGINNING OF                                         END OF
DESCRIPTION                                    PERIOD       ADDITIONS(A)     DEDUCTIONS(B)       PERIOD
-----------                                 ------------    -------------    --------------    ----------
Allowance for trade receivables:
  Year ended August 28, 1997..............      $974            $ (93)            $ --            $881
  Year ended September 3, 1998............       881             (766)             (18)             97
  Year ended September 2, 1999............        97              217              (56)            258

---------------
Notes:

(a) Amounts charged (credited) to expense.

(b) Bad debt write-offs and charges to allowances.

                                                 SHARES

                                     [LOGO]

                         ------------------------------

                                   PROSPECTUS

                                           , 2000
                         ------------------------------

                         BANC OF AMERICA SECURITIES LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by MCMS in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $   30,360
NASD filing fee.............................................      14,875
Nasdaq listing fee..........................................           *
Printing and engraving costs................................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Blue Sky fees and expenses..................................           *
Transfer Agent and Registrar fees...........................           *
Miscellaneous expenses......................................           *
          Total.............................................           *

------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the certificate of incorporation will provide that we shall indemnify our directors and officers to the fullest extent permitted by such law. We anticipate entering into indemnification agreements with our current directors and executive officers prior to the completion of the offering.

     Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of MCMS against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

     From September 15, 1997 to September 15, 2000, we issued and sold an aggregate of 61,813 shares of our common stock to employees, consultants, and directors for aggregate consideration of $140,315.51 pursuant to exercise of options granted under our 1998 Stock Option Plan.

     In connection with our recapitalization, on February 26, 1998 we issued 3,261,177 shares of Series A Convertible Preferred Stock, 863,823 shares of Series B Convertible Preferred Stock, 874,999 shares of Series C Convertible Preferred Stock, 3,261,177 shares of Class A common stock, 863,823 shares of Class B common stock, 874,999 shares of Class C common stock and 330,297 shares of 12 1/2% Senior Exchangeable Preferred Stock to 14 accredited investors for aggregate gross proceeds of $93 million. The shares were issued in reliance on the exemption from registration by Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

     On February 29, 2000 we issued notes to certain of our stockholders with a principal amount of $8.7 million and having a maturity date of February 27, 2004, with interest accruing at 90 day LIBOR plus 3.25%. The notes were issued in reliance on the exemption from registration by Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

     On August 29, 2000 we issued notes to certain of our stockholders with a principal amount of $15 million and having a maturity date of February 27, 2004 with interest accruing at 90 day LIBOR plus 3.25%. The notes were issued in reliance on the exemption from registration by Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
  1.1      Form of Underwriting Agreement among Banc of America
           Securities LLC, as representative of the underwriters, and
           MCMS, Inc.*
  2.1      Recapitalization Agreement, dated as of December 21, 1997, by and among MCMS, Inc., Micron Electronics, Inc. and
           Cornerstone Equity Investors IV, L.P. incorporated by
           reference to Exhibit 2.1 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
  2.2      Amended and Restated Recapitalization Agreement, dated as of
           February 1, 1998, by and among MCMS, Inc., Micron
           Electronics, Inc., MEI California, Inc. and Cornerstone
           Equity Investors IV, L.P. incorporated by reference to
           Exhibit 2.2 in Registration Statement on Form S-4
           (Registration No. 333-50981).
  2.3      First Amendment to the Amended and Restated Recapitalization
           Agreement, dated as of February 26, 1998, by and among MCMS,
           Inc., Micron Electronics, Inc., MEI California, Inc. and
           Cornerstone Equity Investors IV, L.P. incorporated by
           reference to Exhibit 2.3 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
  3.1      Form of Articles of Incorporation of MCMS, Inc.
  3.2      Form of By-laws of MCMS, Inc.
  4.1      Indenture, dated as of February 26, 1998, by and between
           MCMS, Inc. and United States Trust Company of New York, as
           trustee, paying agent and registrar, with respect to 9 3/4%
           Senior Subordinated Notes due 2008 and the Floating Interest
           Rate Subordinated Term Securities due 2008 incorporated by reference to Exhibit 4.1 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
  4.2      Exchange Indenture, dated as of February 26, 1998, by and
           between MCMS, Inc. and United States Trust Company of New
           York, as paying agent and registrar, with respect to the
           12 1/2% Subordinated Exchange Debentures due 2010
           incorporated by reference to Exhibit 4.2 in Registration
           Statement on Form S-4 (Registration No. 333-50981).
  4.3      Certificate of Designation, dated as of February 26, 1998, with respect to the 12 1/2% Senior Exchangeable Preferred
           Stock and 12 1/2% Series B Senior Exchangeable Preferred
           Stock incorporated by reference to Exhibit 4.3 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).
  4.4      First Supplemental Indenture, dated as of April 23,1998 by and between MCMS, Inc. and United States Trust Company of
           New York, as trustee, with respect to 9 3/4% Senior
           Subordinated Notes due 2008 and the Floating Interest Rate
           Subordinated Term Securities due 2008 incorporated by
           reference to Exhibit 4.4 in Amendment No. 1 to Registration
           Statement on Form S-4 (Registration No. 333-50981).

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
  5.1      Form of Opinion of Kirkland & Ellis.
 10.1      Management Services Agreement, dated as of February 26,
           1998, by and between MCMS, Inc. and Cornerstone Equity
           Investors, LLC incorporated by reference to Exhibit 10.1 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.2      Purchase Agreement, dated February 19, 1998, by and between
           MCMS, Inc. and BT Alex. Brown Incorporated incorporated by reference to Exhibit 10.2 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
 10.3      Registration Rights Agreement, dated as of February 26,
           1998, by and between MCMS, Inc. and BT Alex. Brown
           Incorporated incorporated by reference to Exhibit 10.3 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.4      Credit Agreement, dated as of February 26, 1999, between
           MCMS, Inc. and PNC Bank, as agent, incorporated by reference to Exhibit 10.4(b) in the Quarterly Report on Form 10-Q for
           the quarter ended March 4, 1999.
 10.5      First Amendment, dated as of June 13, 1999, to Credit
           Agreement, dated as of February 26, 1999, among MCMS, Inc.,
           PNC Bank, as agent, and various lending institutions
           incorporated by reference to Exhibit 10.4(c) in the
           Quarterly Report on Form 10-Q for the quarter ended June 3,
           1999.
 10.6      Loan Agreement, dated as of February 29, 2000, between MCMS,
           Inc. and Cornerstone Equity Investors IV, L.P., Bankers
           Trust Company, Oak Investment Funds and August Capital
           incorporated by reference to the Quarterly Report on Form
           10-Q for the quarter ended March 2, 2000.
 10.7      Loan Agreement, dated as of August 29, 2000, between MCMS,
           Inc. and Cornerstone Equity Investors IV, L.P., Bankers
           Trust Company, Oak Investment Funds, August Capital, and
           other lenders named therein.
 10.8      Warrant Purchase Agreement, dated August 29, 2000, between
           MCMS, Inc. and Cornerstone Equity Investors IV, L.P.,
           Bankers Trust Company, Oak Investment Funds, August Capital,
           and other persons named therein.
 10.9      Employment Agreement, dated as of February 26, 1998, by and between MCMS, Inc. and Robert F. Subia incorporated by
           reference to Exhibit 10.7 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
 10.10     Employment Agreement, dated as of February 26, 1998, by and between MCMS, Inc. and Chris Anton incorporated by reference to Exhibit 10.8 in Registration Statement on Form S-4
           (Registration No. 333-50981).
 10.11     Employment Agreement, dated as of October 12, 1998, by and between MCMS, Inc. and David Garcia incorporated by
           reference to Exhibit 10.9(a) in the Quarterly Report on Form
           10-Q for the quarter ended December 3, 1998.
 10.12     Employment Agreement, dated as of December 2, 1998, by and between MCMS, Inc. and Richard Downing incorporated by
           reference to Exhibit 10.9(b) in the Quarterly Report on Form
           10-Q for the quarter ended December 3, 1998.
 10.13     Employment Agreement, dated as of December 21, 1998, by and between MCMS, Inc. and Angelo Ninivaggi incorporated by
           reference to Exhibit 10.9(c) in the Annual Report on Form
           10-K for the fiscal year ended September 2, 1999.
 10.14     Employment Agreement, dated December 3, 1999, by and between
           MCMS, Inc. and Richard Rowe incorporated by reference to
           Exhibit 10.9(d) in the Quarterly Report on Form 10-Q for the
           quarter ended December 2, 1999.
 10.15     Termination Agreement, dated October 13, 1999, by and
           between MCMS, Inc. and David Garcia.
 10.16     Termination Agreement, dated January 24, 2000, by and
           between MCMS, Inc. and Richard Downing.

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 10.17     Shareholders Agreement, dated as of February 26, 1998, by
           and among MCMS, Inc., Cornerstone Equity Investors IV, L.P.,
           MEI California, Inc., Randolph Street Partners II, BT
           Investment Partners, Inc. and the other investors named
           therein incorporated by reference to Exhibit 10.11 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.18     Registration Rights Agreement, dated as of February 26,
           1998, by and among MCMS, Inc., Cornerstone Equity Investors
           IV, L.P., MEI California, Inc., Randolph Street Partners II,
           BT Investment Partners, Inc. and the other investors named therein incorporated by reference to Exhibit 10.12 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.19     1998 Stock Option Plan incorporating by reference to Exhibit
           10.20 in Amendment No. 1 to Registration Statement on Form
           S-4 (Registration No. 333-50981).
 10.20     Form of Stock Option Agreement for officers of MCMS, Inc.
           under the 1998 Stock Option Plan incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended
           December 3, 1998.
 10.21     Patent and Invention Disclosure Assignment and License
           Agreement, dated as of February 26, 1998, by and between
           Micron Electronics, Inc. and MCMS, Inc. incorporated by
           reference to Exhibit 10.22 in Amendment No. 2 to
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.22     Know-How License Agreement, dated as of February 26, 1998, by and between Micron Electronics, Inc. and MCMS, Inc.
           incorporated by reference to Exhibit 10.23 in Amendment No.
           1 to Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.23     Forbearance Agreement, dated as of February 26, 1998, by and between Micron Electronics, Inc. and MCMS, Inc. incorporated by reference to Exhibit 10.24 in Amendment No. 1 to
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.24     Form of 2000 Employee Stock Purchase Plan.
 10.25     Form of 2000 Long-Term Equity Incentive Plan.
 10.26     Form of Indemnification Agreement.*
 16.1      Letter re Change in Certifying Accountant incorporated by
           reference to Exhibit 16.1 in Amendment No. 2 to Registration
           Statement on Form S-4 (Registration No. 333-50981).
 21.1      Subsidiaries of MCMS, Inc.
 23.1      Consent of KPMG LLP.
 23.2      Consent of PricewaterhouseCoopers LLP.
 23.3      Consent of Kirkland & Ellis (included in Exhibit 5.1).
 24.1      Powers of Attorney (included on signature pages).
 27.1      Financial Data Schedule incorporated by reference to Exhibit
           27.1 in the Quarterly Report on Form 10-Q for the quarter
           ended June 3, 2000.

------------
* To be filed by amendment

     (b) Financial Statement Schedules

     Schedule II -- Valuation and Qualifying Accounts. Included on page F-31.

ITEM 17.  UNDERTAKINGS

     We hereby undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nampa, State of Idaho, on the 25th day of September, 2000.

                                          MCMS, Inc.

                                          By: /s/ CHRIS J. ANTON
                                            ------------------------------------
                                              Chris J. Anton

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris J. Anton, Angelo Ninivaggi and Michael E. Najjar and each of them, his attorney-in-fact, with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                                TITLE                                     DATE
---------                                -----                                     ----
/s/ RICHARD L. ROWE                      Chief Executive Officer and Director      September 25, 2000
------------------------------------     (Principal Executive Officer)
Richard L. Rowe

/s/ ROBERT F. SUBIA                      President, Chief Sales and Marketing      September 25, 2000
------------------------------------     Officer and Director
Robert F. Subia

/s/ CHRIS J. ANTON                       Executive Vice President, Finance and     September 25, 2000
------------------------------------     Chief Financial Officer (Principal
Chris J. Anton                           Financial and Accounting Officer)

/s/ R. STEPHEN CHEHEYL                   Director                                  September 25, 2000
------------------------------------
R. Stephen Cheheyl

/s/ JOHN A. DOWNER                       Director                                  September 25, 2000
------------------------------------
John A. Downer

/s/ C. NICHOLAS KEATING                  Director                                  September 25, 2000
------------------------------------
C. Nicholas Keating

SIGNATURE                                TITLE                                     DATE
---------                                -----                                     ----
/s/ MICHAEL E. NAJJAR                    Director                                  September 25, 2000
------------------------------------
Michael E. Najjar

/s/ MARK ROSSI                           Director                                  September 25, 2000
------------------------------------
Mark Rossi

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
  1.1      Form of Underwriting Agreement among Banc of America
           Securities LLC, as representative of the underwriters, and
           MCMS, Inc.*
  2.1      Recapitalization Agreement, dated as of December 21, 1997, by and among MCMS, Inc., Micron Electronics, Inc. and
           Cornerstone Equity Investors IV, L.P. incorporated by
           reference to Exhibit 2.1 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
  2.2      Amended and Restated Recapitalization Agreement, dated as of
           February 1, 1998, by and among MCMS, Inc., Micron
           Electronics, Inc., MEI California, Inc. and Cornerstone
           Equity Investors IV, L.P. incorporated by reference to
           Exhibit 2.2 in Registration Statement on Form S-4
           (Registration No. 333-50981).
  2.3      First Amendment to the Amended and Restated Recapitalization
           Agreement, dated as of February 26, 1998, by and among MCMS,
           Inc., Micron Electronics, Inc., MEI California, Inc. and
           Cornerstone Equity Investors IV, L.P. incorporated by
           reference to Exhibit 2.3 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
  3.1      Form of Articles of Incorporation of MCMS, Inc.
  3.2      Form of By-laws of MCMS, Inc.
  4.1      Indenture, dated as of February 26, 1998, by and between
           MCMS, Inc. and United States Trust Company of New York, as
           trustee, paying agent and registrar, with respect to 9 3/4%
           Senior Subordinated Notes due 2008 and the Floating Interest
           Rate Subordinated Term Securities due 2008 incorporated by reference to Exhibit 4.1 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
  4.2      Exchange Indenture, dated as of February 26, 1998, by and
           between MCMS, Inc. and United States Trust Company of New
           York, as paying agent and registrar, with respect to the
           12 1/2% Subordinated Exchange Debentures due 2010
           incorporated by reference to Exhibit 4.2 in Registration
           Statement on Form S-4 (Registration No. 333-50981).
  4.3      Certificate of Designation, dated as of February 26, 1998, with respect to the 12 1/2% Senior Exchangeable Preferred
           Stock and 12 1/2% Series B Senior Exchangeable Preferred
           Stock incorporated by reference to Exhibit 4.3 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).
  4.4      First Supplemental Indenture, dated as of April 23,1998 by and between MCMS, Inc. and United States Trust Company of
           New York, as trustee, with respect to 9 3/4% Senior
           Subordinated Notes due 2008 and the Floating Interest Rate
           Subordinated Term Securities due 2008 incorporated by
           reference to Exhibit 4.4 in Amendment No. 1 to Registration
           Statement on Form S-4 (Registration No. 333-50981).
  5.1      Form of Opinion of Kirkland & Ellis.
 10.1      Management Services Agreement, dated as of February 26,
           1998, by and between MCMS, Inc. and Cornerstone Equity
           Investors, LLC incorporated by reference to Exhibit 10.1 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.2      Purchase Agreement, dated February 19, 1998, by and between
           MCMS, Inc. and BT Alex. Brown Incorporated incorporated by reference to Exhibit 10.2 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
 10.3      Registration Rights Agreement, dated as of February 26,
           1998, by and between MCMS, Inc. and BT Alex. Brown
           Incorporated incorporated by reference to Exhibit 10.3 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 10.4      Credit Agreement, dated as of February 26, 1999, between
           MCMS, Inc. and PNC Bank, as agent, incorporated by reference to Exhibit 10.4(b) in the Quarterly Report on Form 10-Q for
           the quarter ended March 4, 1999.
 10.5      First Amendment, dated as of June 13, 1999, to Credit
           Agreement, dated as of February 26, 1999, among MCMS, Inc.,
           PNC Bank, as agent, and various lending institutions
           incorporated by reference to Exhibit 10.4(c) in the
           Quarterly Report on Form 10-Q for the quarter ended June 3,
           1999.
 10.6      Loan Agreement, dated as of February 29, 2000, between MCMS,
           Inc. and Cornerstone Equity Investors IV, L.P., Bankers
           Trust Company, Oak Investment Funds and August Capital
           incorporated by reference to the Quarterly Report on Form
           10-Q for the quarter ended March 2, 2000.
 10.7      Loan Agreement, dated as of August 29, 2000, between MCMS,
           Inc. and Cornerstone Equity Investors IV, L.P., Bankers
           Trust Company, Oak Investment Funds, August Capital, and
           other lenders named therein.
 10.8      Warrant Purchase Agreement, dated August 29, 2000, between
           MCMS, Inc. and Cornerstone Equity Investors IV, L.P.,
           Bankers Trust Company, Oak Investment Funds, August Capital,
           and other persons named therein.
 10.9      Employment Agreement, dated as of February 26, 1998, by and between MCMS, Inc. and Robert F. Subia incorporated by
           reference to Exhibit 10.7 in Registration Statement on Form
           S-4 (Registration No. 333-50981).
 10.10     Employment Agreement, dated as of February 26, 1998, by and between MCMS, Inc. and Chris Anton incorporated by reference to Exhibit 10.8 in Registration Statement on Form S-4
           (Registration No. 333-50981).
 10.11     Employment Agreement, dated as of October 12, 1998, by and between MCMS, Inc. and David Garcia incorporated by
           reference to Exhibit 10.9(a) in the Quarterly Report on Form
           10-Q for the quarter ended December 3, 1998.
 10.12     Employment Agreement, dated as of December 2, 1998, by and between MCMS, Inc. and Richard Downing incorporated by
           reference to Exhibit 10.9(b) in the Quarterly Report on Form
           10-Q for the quarter ended December 3, 1998.
 10.13     Employment Agreement, dated as of December 21, 1998, by and between MCMS, Inc. and Angelo Ninivaggi incorporated by
           reference to Exhibit 10.9(c) in the Annual Report on Form
           10-K for the fiscal year ended September 2, 1999.
 10.14     Employment Agreement, dated December 3, 1999, by and between
           MCMS, Inc. and Richard Rowe incorporated by reference to
           Exhibit 10.9(d) in the Quarterly Report on Form 10-Q for the
           quarter ended December 2, 1999.
 10.15     Termination Agreement, dated October 13, 1999, by and
           between MCMS, Inc. and David Garcia.
 10.16     Termination Agreement, dated January 24, 2000, by and
           between MCMS, Inc. and Richard Downing.
 10.17     Shareholders Agreement, dated as of February 26, 1998, by
           and among MCMS, Inc., Cornerstone Equity Investors IV, L.P.,
           MEI California, Inc., Randolph Street Partners II, BT
           Investment Partners, Inc. and the other investors named
           therein incorporated by reference to Exhibit 10.11 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.18     Registration Rights Agreement, dated as of February 26,
           1998, by and among MCMS, Inc., Cornerstone Equity Investors
           IV, L.P., MEI California, Inc., Randolph Street Partners II,
           BT Investment Partners, Inc. and the other investors named therein incorporated by reference to Exhibit 10.12 in
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.19     1998 Stock Option Plan incorporating by reference to Exhibit
           10.20 in Amendment No. 1 to Registration Statement on Form
           S-4 (Registration No. 333-50981).

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 10.20     Form of Stock Option Agreement for officers of MCMS, Inc.
           under the 1998 Stock Option Plan incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended
           December 3, 1998.
 10.21     Patent and Invention Disclosure Assignment and License
           Agreement, dated as of February 26, 1998, by and between
           Micron Electronics, Inc. and MCMS, Inc. incorporated by
           reference to Exhibit 10.22 in Amendment No. 2 to
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.22     Know-How License Agreement, dated as of February 26, 1998, by and between Micron Electronics, Inc. and MCMS, Inc.
           incorporated by reference to Exhibit 10.23 in Amendment No.
           1 to Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.23     Forbearance Agreement, dated as of February 26, 1998, by and between Micron Electronics, Inc. and MCMS, Inc. incorporated by reference to Exhibit 10.24 in Amendment No. 1 to
           Registration Statement on Form S-4 (Registration No.
           333-50981).
 10.24     Form of 2000 Employee Stock Purchase Plan.
 10.25     Form of 2000 Long-Term Equity Incentive Plan.
 10.26     Form of Indemnification Agreement.*
 16.1      Letter re Change in Certifying Accountant incorporated by
           reference to Exhibit 16.1 in Amendment No. 2 to Registration
           Statement on Form S-4 (Registration No. 333-50981).
 21.1      Subsidiaries of MCMS, Inc.
 23.1      Consent of KPMG LLP.
 23.2      Consent of PricewaterhouseCoopers LLP.
 23.3      Consent of Kirkland & Ellis (included in Exhibit 5.1).
 24.1      Powers of Attorney (included on signature pages).
 27.1      Financial Data Schedule incorporated by reference to Exhibit
           27.1 in the Quarterly Report on Form 10-Q for the quarter
           ended June 3, 2000.

------------
* To be filed by amendment